================================================================================
              As filed with the Securities and Exchange Commission on May 5,1999


                                                      Registration No. 333-64395


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                               Amendment No. 4 to
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        PLANET ENTERTAINMENT CORPORATION
             (Exact name of Registrant as specified in its charter)

                  Florida                                    33-0471728
         (State of Incorporation or                       (I.R.S. Employer
      Organization or other jurisdiction)                Identification No.)

                            John S. Arnone, President
                                 222 Highway 35
                                  P.O. Box 4085
                          Middletown, New Jersey 07748
    (Address of Registrant's principal executive office, including zip code)

                                 (732) 530-8819
                         (Registrant's telephone number)

                                   Copies To:
                            LAWRENCE G. NUSBAUM, ESQ.
                             GUSRAE, KAPLAN & BRUNO
                                 120 WALL STREET
                            NEW YORK, NEW YORK 10005

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

===================================================================================================

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
Title of each Class                  Proposed Maximum         Proposed Maximum
of securities to be Amount to be     Offered Price Per        Aggregate Offering
Registered (1)(2)   Registered       Unit                     Price              Registration Fee
===================================================================================================

Common Stock,
$.001 par value     2,750,000       $4.27125                  $11,745,938        $3,265.37
===================================================================================================


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THERAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



(1) The Shares are offered at prices not presently determinable. The offering price is estimated pursuant to the provisions of Rule 457 solely for the purpose of calculating the registration fee based on the average bid and ask price for the Company's Common Stock on April 28, 1999, which was $4.27125 per share.


(2) The exact number of shares issuable upon conversion of the Series A Convertible Preferred Stock is not presently determinable.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                DATED May 5, 1999

                                TABLE OF CONTENTS


SUMMARY OF PROSPECTUS.........................................................5

RISK FACTORS..................................................................7

USE OF PROCEEDS..............................................................16

SELLING STOCKHOLDERS.........................................................16

PLAN OF DISTRIBUTION.........................................................18

LEGAL PROCEEDINGS............................................................19

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............22

DESCRIPTION OF SECURITIES....................................................24

INTEREST OF NAMED EXPERTS AND COUNSEL........................................24

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT......25

ORGANIZATION WITHIN THE LAST FIVE YEARS......................................25

DESCRIPTION OF BUSINESS......................................................25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION..................35

LIQUIDITY AND CAPITAL RESOURCES..............................................40

DESCRIPTION OF PROPERTY......................................................43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................43

MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS................45

EXECUTIVE COMPENSATION.......................................................46

FINANCIAL STATEMENTS.........................................................49

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS................................49

NO  DEALER,  SALESPERSON  OR ANY OTHER  PERSON HAS BEEN  AUTHORIZED  TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY

JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. UNTIL MAY 29, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                   Prospectus




                        PLANET ENTERTAINMENT CORPORATION

                                2,750,000 SHARES
                                  COMMON STOCK

                                 $.001 PAR VALUE





         This Prospectus relates to 2,750,000 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Planet Entertainment Corporation, a Florida corporation ("Planet," the "Company" or the "Registrant"). This Prospectus is filed with the United States Securities and Exchange Commission (the "Commission" or the "SEC") and relates to a Registration Statement on Form SB-2 (the "Registration Statement") also filed with the SEC. The Shares will be outstanding shares of Common Stock acquired upon exercise of warrants (the "Warrants") and the conversion of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"), owned by the persons named in this Prospectus under the caption "SELLING STOCKHOLDERS" or by pledges, donees, transferees or other successors in interest and permitted assigns of such selling stockholders (the "Selling Stockholders"). The Shares were or will be acquired by the Selling Stockholders upon the conversion of Preferred Stock held by certain of the Selling Stockholders and the exercise of Warrants by certain of the Selling Stockholders. This Prospectus relates to 2,525,000 shares of Common Stock issuable upon conversion of the Preferred Stock, taking into consideration adjustments of the conversion price and the requirements of the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (the "Terms"), and 225,000 shares of Common Stock issuable upon exercise of the Warrants. The Preferred Stock and Warrants were issued in May 1998. The Preferred Stock is convertible at any time into shares of Common Stock at the lower of (a) $8.885 per share (the "Initial Conversion Price"), or (b) 58% (the "Discount Rate") multiplied by the average of the five lowest closing bid prices of the Company's Common Stock during the ten (10) trading days immediately preceding the notice of conversion, which as of April 28, 1999 was $4.56 per share.

         Pursuant to the Terms, because the Company did not satisfy certain express obligations to the holder of the Preferred Stock set forth in the Terms, by a certain date (such date, the "Trigger Date"), the Discount Rate was reduced from its initial rate to 58%.

         Pursuant to the Terms, the Preferred Stockholder is prohibited from converting the Preferred Stock (or receiving shares of Common Stock as payment of dividends thereunder) to the extent that such conversion would result in the Preferred Stockholder owning more than 4.999% of the outstanding Common Stock of the Company following such conversion. Such restriction is waivable by the Preferred Stockholder upon not less than 75 days notice to the Company. (See "SELLING STOCKHOLDERS")

         The Company will not receive any of the proceeds from the sale of the Shares; however, in consideration of issuing the Preferred Stock and Warrants, the Company then received net proceeds of $4,475,000 which was used in part to acquire a wholly-owned subsidiary and the remainder of which will be used for working capital, other possible acquisitions, expansion of its principal lines of business and other general corporate purposes. The weighted average exercise price of the outstanding Warrants is approximately $9.625, the exercise of which would result in the issuance of 225,000 shares of Common Stock. If all of the Warrants were exercised, and assuming it is not a cashless exercise, the Company would receive aggregate proceeds of approximately $2,165,625.

         The Common Stock is traded on the over the counter ("OTC") electronic bulletin board maintained by the National Association of Securities Dealers (the "Bulletin Board") under the symbol "PNEC." On April 28, 1999 the Common Stock closed at a price of $4.19 per share as reported on the OTC Bulletin Board.

         This Prospectus is to be used in connection with the sale of the Shares from time to time by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders, directly or through underwriters, dealers or agents, in market transactions on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, including block trades or ordinary brokers transactions or in privately negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. (See "PLAN OF DISTRIBUTION").

         The Selling Stockholders and any broker/dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts given to any such broker/dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.


         The Company will pay certain of the legal and other expenses of this offering (estimated to be approximately $85,000), except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts or other selling expenses incurred by the Selling Stockholders in connection with the sale of their Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. (See "PLAN OF DISTRIBUTION.")


         No Dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. (See "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF.) THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS MAY 5, 1999.

AVAILABLE INFORMATION

         This Prospectus constitutes a part of the Registration Statement filed by the Company with the Commission under the Securities Act with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Company's Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has not filed an annual report on Form 10-KSB with the Commission for fiscal year 1997 or 1998 but the Company provided audited financial statements to its stockholders at its annual meeting of stockholders held November 9, 1998. With respect to the fiscal years in which the Company is required to file an annual report with the Commission, the Company will furnish annual reports to its stockholders which will include audited financial statements. The audited financial statements to be available to stockholders are reported on by its independent auditors. The Company will also furnish such other reports from time to time as it may determine or as may be required by law.


         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents referenced in the Registration Statement to which this Prospectus relates, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be addressed to: Planet Entertainment Corporation, 222 Highway 35, Middletown, New Jersey 07748 (732) 530-8819.

         Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


         Filings with the Commission made by the Company electronically through the EDGAR system, such as the Form SB-2 and the Form 10-SB and all amendments thereto (including certain exhibits), are also available on the Commission's site on the World Wide Web, by pointing a browser to http://www.sec.gov/cgi-bin/srch-edgar), inserting in the search box the phrase "Planet Entertainment Corporation" and selecting the documents identified under "Company name" as "Planet Entertainment Corporation".


         The Company's executive offices are located at 222 Highway 35, Middletown, New Jersey 07748, and its telephone number is (732) 530-8819.

SUMMARY OF PROSPECTUS

         Planet Entertainment Corporation was incorporated under the laws of the State of Delaware in May 1996. On October 9, 1996, all of the outstanding capital stock of the Company was acquired in a reverse merger stock exchange transaction by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation, which, as the surviving corporation, changed its name to Planet Entertainment Corporation. In October 1998, subsequent to its acquisition of Northeast One Stop, Inc. ("NEOS"), the Company changed its fiscal year end to August 31.


         The Company is currently involved in various areas of the recorded music industry. The Company's principal business is the wholesale distribution of pre-recorded music in the form of compact diskettes ("CD's"), cassette tapes, and other entertainment related products such as video tapes, Digital Video Diskettes ("DVD's"), and to a very limited extent music or entertainment related apparel, such as t-shirts. The Company's business activities also include the acquisition, licensing, production, marketing and distribution of high quality recorded music. Through its NEOS subsidiary, the Company distributes approximately 130,000 front end titles of pre-recorded music to independent record stores, college bookstores and mass merchants. Generally, "front end titles" are popular, current pre-recorded music titles. In addition, through its recording studio, the Company produces such types of music as gospel, adult contemporary, reggae, top 40, blues, country, rap, rock, instrumental, rock & roll, jazz, pop rock, classical, easy listening, big band, rhythm & blues, and various ethnic folk music recordings.

         The Company has acquired certain exclusive and non-exclusive rights associated with approximately 15,000 master recordings from existing music catalogues of recorded music. A "master recording" is the original, final, then recorded version of a song recorded in the studio. Of such 15,000 master recordings that the Company has rights to exploit, approximately 33% (5,000) the Company has exclusive rights to, and the remaining approximately 67% (10,000) the Company has non-exclusive rights to. These amounts are estimates based upon one officer and director of the Company having indicated that he recorded such masters, and representations contained in the contracts for such masters. The Company's exclusive rights to such master recordings means that only the Company is entitled to exploit the particular master recording. Non-exclusive rights to master recordings allow the Company as well as other persons who demonstrate the right to exploit such master recordings to exploit the particular master recordings.

         The Company also records new artists. These master recordings are typically stored on Digital Audio Tape ("DAT"). The Company, at its 48-track recording studio and mastering facility in Chester, Pennsylvania, and its 24-track studio in Jackson, New Jersey, re-digitizes existing master recordings, enhances these master recordings by removing certain impure sounds which exist due to aging, and re-compiles these recordings along with its recordings of new artists on "glass master" CDs for mass production and distribution to its customers through traditional and non-traditional distribution channels. A "glass master" CD is a CD created for a particular artist's recording which is created and used as the master for mass duplication purposes.


         With respect to its collection of master recordings, the Company's business strategy is to produce compilation CDs containing enhanced or re-digitized master recordings from its existing library, to contribute these compilation CDs to joint ventures in which the Company is a party, and to license these compilation CDs to third parties for marketing and sale by unaffiliated distributors. To date, however, prior to the Company's acquisition of NEOS, substantially all the Company's revenues had been derived from studio rental sales and licensing royalties and not from the licensing and sale of the Company's compilation CDs.


         In September 1998, the Company acquired all of the issued and outstanding capital stock of NEOS. NEOS employs approximately 150 individuals and is principally engaged in the distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in various formats from several independent producers at a stated price, or mark-up. "Rack-jobbers" typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. The Company's strategy is to permit the sale of its products and other "front line" titles over the Internet and to serve as its own fulfillment center and distribute compilation CDs created from its own music catalogue through NEOS. Currently, NEOS purchases the pre-recorded music from certain major record companies and other distributors for sale at approximately 84% of its resale price to its customers. The Company expects to supply compilation CDs to NEOS from the Company's catalogue of existing master recordings, at a significantly lower cost, or approximately 50% of their resale value, and thereby improve NEOS' gross profit margins while generating increased revenues for the Company.

         In May 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. ("JNC") at a stated value of $10,000 per share for a total of $5 million. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. The Preferred Stock issued to JNC will convert at a substantial discount to the current market price of the Common Stock. (See "DESCRIPTION OF SECURITIES - PREFERRED STOCK" and "DESCRIPTION OF BUSINESS - RECENT DEVELOPMENT OF BUSINESS.")

RECENT DEVELOPMENTS

         The Company recently lost a major customer which accounted for approximately 40% of the net sales of NEOS during its fiscal year ended August 29, 1998. This customer, Meijer, Inc. ("Meijer"), is a department store chain with approximately 118 store locations, of which NEOS serviced 46 locations. Meijer informed the Company in January 1999 that it would no longer purchase any of the Company's products. The Company was not given a reason for Meijer's decision. Sales to Meijer were from the Company's rack-job division and constituted approximately 78% of the net sales of such division for the six-month period ended February 28, 1999 and approximately 37% of the net sales of the Company as a whole for such period. The Company anticipates that its accounts receivable from Meijer is collectible and that returns from sales to this customer will not be material. Although the Company believes the loss of Meijer may have a material adverse effect on the Company's future results of operations, the Company believes that increased sales from its one-stop division may partially offset the loss of Meijer as a customer. Additionally, the Company is aggressively seeking to increase its sales by soliciting prospective new one-stop and rack business customers, seeking to generate increased sales from existing customers (including increases in the number of locations serviced), and promoting its Internet customer service capabilities to third party companies. No assurances can be given, however, that the Company will be able to replace or offset sales losses from Meijer. The inability of the Company to replace or offset such lost sales will have a material adverse effect on the Company's results of operations. (See "RISK FACTORS - RECENT LOSS OF PRIMARY CUSTOMER", "DESCRIPTION OF BUSINESS - RECENT DEVELOPMENT OF BUSINESS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus.



         RECENT LOSS OF PRIMARY CUSTOMER. The Company recently lost a major customer which accounted for approximately 40% of the net sales of NEOS during its fiscal year ended August 29, 1998. This customer, Meijer, Inc. ("Meijer"), is a department store chain with approximately 118 store locations, of which NEOS serviced 46 locations. Meijer informed the Company in January 1999 that it would no longer purchase any of the Company's products. The Company was not given a reason for Meijer's decision. Sales to Meijer were from the Company's rack-job division and constituted approximately 78% of the net sales of such division for the six-month period ended February 28, 1999 and approximately 37% of the net sales of the Company as a whole for such period. The Company anticipates that its accounts receivable from Meijer is collectible and that returns from sales to this customer will not be material. Although the Company believes the loss of Meijer may have a material adverse effect on the Company's future results of operations, the Company believes that increased sales from its one-stop division may partially offset the loss of Meijer as a customer. Additionally, the Company is aggressively seeking to increase its sales by soliciting prospective new one-stop and rack business customers, seeking to generate increased sales from existing customers (including increases in the number of locations serviced), and promoting its Internet customer service capabilities to third party companies. No assurances can be given that the Company will be able to replace sales losses from Meijer. The inability of the Company to replace or offset such lost sales will have a material adverse effect on the Company's results of operations. (See "DESCRIPTION OF BUSINESS - RECENT DEVELOPMENT OF BUSINESS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

         SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS. The Company has substantial indebtedness. As of February 28, 1999 the Company had notes payable of $2,665,292 (which includes accrued interest of $323,568) outstanding, accrued salaries of $339,383 and a $6,000,000 credit facility (the "CFC Credit Agreement") with Congress Financial Corporation ("CFC"). As of February 28, 1999 there was an aggregate of $5,857,054 outstanding under the CFC Credit Agreement. The degree to which the Company is leveraged could have significant consequences to holders of Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be significantly impaired; (ii) a substantial portion of the Company's cash flow from operations would be required to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for its operations; (iii) the Company may be hindered in its ability to adjust effectively to changing market conditions; and (iv) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. Failure by the Company to make its scheduled debt payments under any of its indebtedness may result in an event of default which could have a material adverse effect on the Company.

         POSSIBLE LACK OF SUFFICIENT CAPITAL RESOURCES TO REPAY CERTAIN OUTSTANDING INDEBTEDNESS. As of February 28, 1999, the Company had current assets of $15,248,257, current liabilities of $9,733,253 and working capital of $5,515,004. In connection with the NEOS Acquisition, the Company issued to the prior owner of NEOS two short term interest free notes totaling $750,000, $375,000 of which was paid in March 1999, and the remaining $375,000 of which is due in August 1999 (collectively, the "NEOS Note"). NEOS also owed to the prior owner of NEOS approximately $344,000 as of February 28, 1999 , for expenses prior to the NEOS Acquisition which became due in April 1999. In addition, in connection with the Company's acquisition of the 15,000 master titles, the Company had outstanding as of February 28, 1999 $1,024,562 on a restated promissory note (the "Gulf Coast Note"). The $1,024,562 outstanding amount (which includes interest) of the Gulf Coast Note is payable in three (3) equal installments of principal and accrued interest of approximately $380,000 on September 1, 1999, September 1, 2000 and September 1, 2001. As of February 28, 1999, the Company also had accrued salaries to certain officers of $339,383, $101,840 in notes due that financed various assets purchased by the Company, $230,884 due on demand to stockholders of the Company for advances made to the Company and a 10% principal amount $150,000 demand note due in January 1999 owed to one lender. Although the Company believes it will have sufficient funds to repay all of such notes and obligations upon maturity, no assurances can be given that the Company will have sufficient funds to repay such notes upon maturity. See "Financial Statements."

         DEPENDENCE ON FEW MAJOR CUSTOMERS. For the year ended December 31, 1996, substantially all the Company's revenues were derived from licensing royalties from one source, Black Tiger Records, a joint venture between the Company and JAD/Anansi Records. In fiscal 1996, the

Company  recognized  revenue  of  approximately  $105,000  as a  result  of  the agreement with JAD Records. As of the date hereof, this amount remains uncollected and in June 1998, the Company assigned the collection of all producer and publisher royalties to an unaffiliated third party. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS.") For the year ended December 31, 1997, approximately 50% of the Company's sales and royalty revenue were generated from one customer, Multimedia Industries Corporation ("MMIC"). One of the Company's executive officers and directors, Joseph Venneri, is a stockholder of MMIC, and Richard Bluestine, the Company's Chief Financial
Officer and a former director served as the Chief Financial Officer and a director of MMIC from June of 1995 through May of 1997 and remains a stockholder of MMIC. Moreover, generally, in the music industry, wholesale distributors such as NEOS do not enter into written contracts with its customers. As a result, a customer can at any time and without warning terminate its relationship with the Company.


         LIMITED  OPERATING   HISTORY.   In  1996,  the  Company  began  selling
music-related products. Accordingly, the Company has only a very limited operating history on which to base an evaluation of its business and prospects. For the eight months ended August 31, 1998, approximately 30% of the Company's net revenues were derived from studio operations, including rentals, and approximately 70% from the sales or licensing of the Company's products. Following the Company's acquisition of NEOS, it is expected that approximately 90-95% of the Company's revenues will be derived from the wholesale distribution of pre-recorded music. Although NEOS is a 15 year old company, the Company, and particularly its management, is inexperienced in the wholesale distribution of pre-recorded music. Accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks include, but are not limited to, possible inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the risk of inability to manage growth. Development and sales of the Company's enhanced musical compositions must compete with numerous artists and products. Future revenues and profits are highly dependent on various factors, including, but not limited to, the successful enhancement and distribution of the Company's products and successful implementation of its planned marketing strategies. Although certain of the Company's management are experienced in the field of identifying potentially successful artists, producing their works and enhancing musical compilations, the Company and its management, as such, are not experienced. In addition, continued representation of artists and production of their compositions is subject to public popularity trends and the continued appeal of the artists and their compositions. To address these risks, the Company must, among other things, expand its customer base, successfully implement its business and marketing strategies, continue to develop its website and transaction-processing systems, provide superior customer service, respond to competitive developments, and attract and retain qualified personnel. If the Company is not successful in addressing such risks, its profitability could be adversely affected.



         SALES SUBJECT TO SIGNIFICANT POPULARITY FLUCTUATIONS. The Company's products are music-related. The sales of music-related products are subject to various factors including, without limitation, the popularity of the recording artist and of the type of genre of music. Such popularity may fluctuate greatly and irregularly, and thus affect the sales of products featuring certain artists and types of music. To address this risk, the Company must, among other things, expand its customer base, sucessfully implement its business and marketing strategies, continue to develop its website and transaction-processing systems, provide superior customer service, resond to competitive developments and changing or emerging trends in the music industry and attract and retain qualified personnel. There can be no assurance that prevailing popular preferences for artists and types of music will remain relatively constant or not fluctuate significantly, that the Company can identify and resond to and capitalize on changing or emerging music industry trends, or that sales of the Company's products would not be adversely affected by such trends and its failure to adequately respond thereto. (See "DESCRIPTION OF BUSINESS")

          LIMITED EXPERIENCE AS A WHOLESALE DISTRIBUTOR. Prior to the acquisition of NEOS in September 1998, current management of the Company had no experience in the wholesale distribution of recorded music, the business of NEOS. However, management of NEOS, substantially all of which has remained with NEOS following the acquisition, as well as certain additional persons hired by NEOS following the acquisition, have substantial experience in the wholesale distribution of pre-recorded music. No assurances can be given, however, that the inexperience of management of the Company in such business would not have a material adverse effect on the operations of the Company.

         CONTINUED OPERATING LOSSES. Since inception, the Company has incurred significant losses, and as of February 28, 1999 had an accumulated deficit of $4,922,920. The Company intends to invest significant funds in website development and technology, acquisitions, and the development of traditional methods of distributing its products. There can be no assurance that the Company will be able to generate sufficient revenues from its operations or its website to achieve or sustain profitability in the future. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")


         DEPENDENCE ON DISTRIBUTORS. With the exception of sales generated by its NEOS subsidiary, the Company expects that a material portion of its sales will continue to be made through unaffiliated distributors. If the Company is not successful in signing distribution agreements with distributors, its ability to sell its products may be materially adversely affected. In addition, distributors generally offer products of several different companies, including products that may compete with the Company's products. Typically, agreements with distributors are terminable at will and the termination of any distributor's relationship with the Company may have a material adverse effect on any future results of operations. In accordance with industry practice, the Company's music products are sold on a return basis estimated to be approximately 25% of sales and the Company intends to establish reserves for returns of finished products in accordance with such industry standards. With the sale of finished products, and any increase in returns, however, the Company's reserves could prove to be inadequate which could adversely affect the Company's results of operations as well as profits. Moreover, there can be no assurance that the Company will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.


         RECORDING MASTERS NOT INSURED. The Company is engaged in the music recording industry and is highly dependent upon its libraries of music recording masters for its business. Presently, the Company does not have an insurance policy covering casualties to these masters but is in the process of obtaining insurance for them. However, there can be no assurance that such casualty insurance will be obtained, can be maintained at an acceptable cost to the Company, or will cover all casualties to which the masters might be subject.

         POTENTIAL FOR INTERNET DISTRIBUTION OF THE COMPANY'S PRODUCTS. In connection with securing the distribution of its products and the products of others currently sold through its NEOS subsidiary, the Company has expended, and will continue to expend capital resources to upgrade the Company's

Internet website to market and distribute its products over the Internet by making its enhanced catalogue available for sale and downloading to wholesale consumers, in a variety of compositions. The Company has completed the first stage of the development of its Internet website, and is expected to complete the design and development of its site and have its website available for its commercial use by approximately the third quarter of fiscal 1999. No assurances can be made however, that the Company will complete the enhancement of its web site or that such site will be functional in fiscal 1999. The failure of the Company's website to be functional and permit the marketing, ordering, and sale of the Company's products on a wholesale basis over the Internet may substantially and adversely affect the Company's future business prospects and its ability to expand and compete with other larger corporations, several of which have significantly greater resources, such as N2K, Inc., CD Now, Inc. and K-Tel Corporation, all of which currently sell, market and distribute their products to consumers over the Internet.

         The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. The Company competes and intends to compete with a variety of companies, including (i) online vendors of music, music videos and other related products, (ii) online vendors of movies, books and other related products, (iii) online service providers which offer music products directly to or in cooperation with other retailers, (iv) other retailers that offer music products, including mass merchandisers, superstores and consumer electronic stores; and (v) non-store retailers such as music clubs. Many of these traditional retailers also support dedicated websites which would compete directly with the Company.


         DEPENDENCE ON SUPPLIERS, MANUFACTURERS, AND RAW MATERIALS. With the exception of those products sold by its NEOS subsidiary, substantially all of the Company's products are manufactured by Denon Interactive Media, a division of Nippon Columbia, Ltd. The Company has identified several manufacturers located in the Far East, United States and Canada that are capable of reproducing the Company's products at a reasonable cost, but has not entered into any other production contracts. The Company's business is, however, dependent on certain raw materials in the form of blank compact diskettes, on which the Company encodes its master recordings for sale to consumers and end users. Any increase in the price of blank compact diskettes, or the unavailability of blank compact diskettes in the marketplace may have a significant adverse impact on the resale price of the Company's products, the Company's revenue, gross profit margins, and the demand for the Company's products. The Company's subsidiary, NEOS, at present has favorable relations with several suppliers, the loss of any one or more of which could have an adverse impact on its ability to deliver a variety of salable products to its customers.


         DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The Company is dependent upon several of its management and key personnel, including sound engineers, technicians, marketing and management personnel. The Company is particularly dependent on the continued services of its officers and directors, including Wallace M. Giakas, its Chairman and Secretary, John S. Arnone, its President and Chief Executive Officer, Joseph Venneri, its Executive Vice President, Richard Bluestine, its Executive Vice-President and Chief Financial Officer, as well as Louis J. DelSignore, the Chairman of NEOS and a director of the Company, and Ron Nicks, the President and Chief Executive Officer of NEOS and a director of the Company. The Company has entered into employment agreements with each of these officers with the exception of Richard Bluestine, the Company's Executive Vice President and Chief Financial Officer. All officers, except Mr. Bluestine, have agreed to devote a substantial portion of their time to the affairs of the Company. Because Mr. Bluestine has indicated that he is not available on a full time basis, the Company has not offered Mr. Bluestine an employment contract. The Company may hire a new chief financial officer in the future it it believes it needs a full-time individual in that capacity. The Company believes, if necessary, that it could readily hire a new chief financial officer. In connection with the employment of Messrs. Giakas and Arnone, the Company has obtained "key man" life insurance with respect to these individuals, which in the event of their death, the first $500,000 in benefits from any such insurance policy to be paid to the Company.

         SIGNIFICANT CONTRACTUAL OBLIGATIONS TO CERTAIN MEMBERS OF MANAGEMENT. The Company has entered into employment agreements with two principal executive officers which provide for them to receive a percentage of any capital raised by the Company, the value of any acquisition by the Company, and the Company's pre-tax profits. The officers, John Arnone, the President and Chief Executive Officer of the Company, and Wallace Giakas, the Chairman and Secretary of the Company, respectively, each will receive: (a) 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"); (b) the greater of (i) 2% of the value of any acquisition by the Company (as computed by the purchase price plus the value of any additional consideration paid in connection with such acquisition) or (ii) 2% of the revenue reported by the acquired party in its preceding fiscal year; and (c) 2.5% of any capital raised for the Company. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by the Black-Scholes Model. At each officer's option, any compensation due under the foregoing provisions may be converted into the Company's Common Stock at a conversion price equal to the average closing bid price for the Common Stock 30 days prior to any such acquisition or capital funding. Under these agreements, in the event of a change of control the officers may resign and all amounts due and owing for the term of the agreements shall become due and payable. Both Mr. Arnone and Mr. Giakas waived the aforementioned compensation with regards to the NEOS acquisition, in exchange for options to each to purchase 125,000 shares of Common Stock for $5.25 per share for five years after the closing date of the NEOS acquisition. As a result of such provisions, the Company's results of operations could be adversely affected, and its amount of available cash could be diminished.


         COMPETITIVE BUSINESS CONDITIONS. In all lines of its business the Company faces intense competition ranging from small regional businesses to large international companies. The Company's ability to succeed in the future and to meet future competition in the pursuit of satisfying the public's tastes will depend on its ability to attract talented new artists or persons or companies who control existing valuable libraries of master recordings as well as the appeal of compositions in its existing library. There can be no assurance that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may also increase the competitive pressures on the Company.

         The creation and distribution of music compositions is highly competitive and the Company has a substantial number of direct competitors, including large companies with substantially greater financial and marketing resources. Although the Company believes that its enhanced compositions are new and unique, no assurance can be given that competitors possessing greater financial resources and established distribution facilities will not be able to develop products which directly compete with the Company's products and offered them at substantially lower prices than those available from the Company.


         The "one stop" record distribution business is also highly price sensitive with a limited number of larger companies such as Valley Media, Inc., AEC One-Stop Group and Universal, accounting for a large percentage of the industry's annual sales. These companies are significantly larger, have greater financial resources and have larger technical and creative staffs than the Company.

         SEASONALITY. The Company's results of operations and those of its NEOS subsidiary are subject to seasonal variations and the timing of new releases. In accordance with industry practice, the Company records revenues for sales of music products, except those related to telemarketing C.O.D. transactions, when such products are shipped to retailers. Companies in this field usually experience a decline in revenues and net income in January and February, due in significant part to retailers having purchased products prior to December in anticipation of holiday sales. If planned releases are delayed beyond the peak holiday season, the Company's operating results could be materially adversely affected. The Company believes that period-to-period comparisons of the Company's historical results are not necessarily meaningful and should not be relied upon as an indication of future results.

         The Company's results of operations in future periods may not meet the expectations of securities analysts and investors, in which case the price of the Company's Common Stock would likely be materially adversely affected.

         COPYRIGHT AND TRADEMARK PROTECTION. The Company's success will depend in substantial part on its ability to obtain and maintain copyright or trademark protection for its compositions in order to preserve the value of its master recordings library; and to generate revenues from operations without infringing on the proprietary rights of third parties. The Company is currently not the subject of any action regarding the ownership or the Company's right to market, reproduce and distribute any of its master recordings. In certain instances, the Company's rights to its master recordings are not exclusive, and the Company is engaged in licensing activities involving both the acquisition of rights to certain master recordings and compositions for its own projects, and the granting of sub-licenses or rights to third parties concerning the use of the Company's master recordings. The availability on acceptable terms of such cross-licensing arrangements is generally made possible by existing industry practice based on reciprocity. Should such industry practices change, there is no assurance that the Company will be able to obtain licenses from third parties on terms satisfactory to the Company or at all, and the Company's business, particularly with respect to compilation products, could be materially adversely affected.

         The Company has not applied for patent protection and does not intend to do so because it believes that patents would not offer significant protection. Although the Company holds or has the exclusive and non-exclusive use of various trademarks and copyrights associated with its works, even with such protection there is no assurance that unauthorized use will not occur. The Company will be operating in an industry in which revenues are often adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy," and by home taping for personal use. In addition, in the event that another party infringes on any copyright or trademark covering the Company's products, the enforcement of such rights is at the option of the Company. Also, other parties may be issued copyrights or trademarks that may prevent the sale of the Company's products or require licenses and the payment of royalties by the Company.

         DISPUTED INTELLECTUAL PROPERTY RIGHTS. From time to time, the Company has received notices from a limited number of third parties claiming an ownership interest in certain master recordings published by the Company and sold through its distributors, demanding, among other things, that the Company immediately cease distributing these master recordings, or in the alternative, demanding that the Company pay them royalties. The Company has responded by providing these entities with information regarding the Company's chain of title to these recordings, and in two instances the Company has suspended the future release of the recordings until the matters are resolved. There can be no assurance that either of these matters will be resolved to the Company's satisfaction or that additional claims will not be brought against the Company in the future by other third parties, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. In addition to any potential monetary liability for damages, the Company would be required to obtain a license in order to continue to market the compositions in question or could be enjoined from enhancing or selling such compositions if such a license were not made available on acceptable terms. Further, if the Company should become involved in litigation, it could require significant financial and management resources of the Company.


         Documents supporting the chain of title to each master recording owned by or licensed to the Company on an exclusive or non-exclusive basis are maintained by the Company. Possession of the master recordings permits the Company to reproduce and distribute them under the Company's own label, or sub-license these rights to others in exchange for royalties. No assurances can be given that the Company's right to use any and or all of its master recordings, will not be subject to dispute which may result in the delay or the inability to use or exploit any particular master recording or require that the Company pay royalties which may not be available or affordable by the Company. The master recordings acquired from Maestro Holding Corporation ("Maestro") have not been recorded in the Company's financial statements, while the value of master recordings acquired from Music Marketeers Inc. ("Music Marketeers") and
J. Jake, Inc. ("J. Jake") is reflected in the Company's financial statements at a value of $3.50 per share for the 1,500,000 shares of the Company's Common
Stock paid to such parties ($5,250,000) plus $1,250,000 principal amount promissory notes. The Company as of this date has not recorded any amortization nor has it created any reserve, should any master recording purchased by the Company be determined to be the property of others, principally because the Company has made limited sales of these recordings. The Company will begin amortizing the costs of its record masters upon the initial sales generated from the exploitation of these masters. The Company, however, has determined that at such time as the Company generates $100,000 of net sales from its master recordings, the Company will begin reserving and placing into escrow 5% of all sales derived from its master recordings. The Company intends on a periodic basis to review whether such 5% reserve is sufficient and may, based upon such periodic reviews, increase or decrease such amount based upon the dollar amount of claims it receives resulting from its master recordings. As of February 28, 1999, because the Company had not generated a minimum of $100,000 of net sales from its master recordings, no funds were reserved and escrowed relating to sales of its master recordings. No assurances can be given that such 5% reserve amount will be sufficient to offset any claims made against the Company based upon its master recordings.


         Should the Company not prevail in any dispute concerning the right to publish and distribute any master recording that may be subject to dispute, the Company, its business and business prospects may be adversely and materially affected, and in certain cases, the Company may not be able to license, nor be able to afford to license these master recordings. In addition to these potential claims, the Company may be subject to claims for indemnification or contribution from its distributors. Should the Company not prevail in any such action, or be forced to pay a royalty to any of these third parties, any reserves established by the Company in the future may prove to be wholly insufficient, and the Company, its business and business prospects may be materially and adversely affected. Moreover, if the Company were required to notify its distributors to cease distributing any of the Company's products, or to escrow revenues from the sale of the Company's products because the right to sell or exploit these products is contested, the Company's relationship with its distributors may be adversely affected. (See "LEGAL PROCEEDINGS.")


         In November 1996, the Company agreed to acquire certain studio assets and rights associated with 10,000 master recordings from Music Marketeers and J. Jake in exchange for 2,000,000 shares of the Company's Common Stock, valued at approximately $7,000,000, and the assumption of three promissory notes totaling $1,250,000 payable over 5 years, (the "Promissory Notes"). J. Jake and Music Marketeers obtained all rights, claims and interests in these master recordings purchased by the Company from PEP Music, Inc., Hallelujah Music, Inc., and UpBeat Music Inc. pursuant to a Plan of Reorganization approved by the United States Bankruptcy Court for the Eastern District of Louisiana. Subsequently, in November 1996, an amended agreement was entered into between the Company and J. Jake and Music Marketeers whereby 500,000 of the 2,000,000 shares of stock previously transferred to J. Jake and Music Marketeers were returned to the Company and the Company was released from its obligation to purchase certain studio assets. In 1997, Music Marketeers' rights and obligations under this agreement with the Company were assigned to Gulf Coast Music, L.L.C. ("Gulf Coast"). Currently, of the 10,000 masters to be acquired by the Company, 2,500 were transferred directly from J. Jake free and clear of encumbrances or disputes. The remaining 7,500 were acquired from Gulf Coast as of December 15, 1998. (See "DESCRIPTION OF BUSINESS; RECENT BUSINESS DEVELOPMENTS")


         DEPENDENCE ON TECHNOLOGY. The market for the Company's products and services is characterized by rapidly changing technology, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis and that meet dynamic customer requirements. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be delivered timely to the market. The Company has experienced product development delays in the past and may experience delays in the future.


         YEAR 2000 ISSUES. Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to the year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or create erroneous results. This could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. Using internal staff and outside consultants, the Company is actively addressing this situation and anticipates that it will not experience a material adverse impact to its operations, liquidity or financial condition related to systems under its control. Specifically, the Company is in the process of converting its mainframe inventory and financial accounting computer software to Nxtrend's "Trend" system software package. The Company expects to have this conversion completed by the summer of 1999. In addition, the majority of the computer hardware is currently being replaced and a new LAN network has been installed and is currently being tested. This should be completed by April 1999. Also, the Company is taking the necessary steps to provide itself with reasonable assurance that its service providers, suppliers, customers and financial institutions are Year 2000 compliant. This process is approximately 50% complete. The total cost to achieve Year 2000 compliance is estimated at $550,000. The majority of this amount has already been expended, primarily in the third fiscal quarter of 1999. The Company is developing contingency plans to identify and mitigate potential problems and disruptions to the Company's operations arising from the Year 2000 issue. This process is expected to be completed by August 1999. While the Company believes that its own internal assessment and planning efforts with respect to its external service providers, suppliers, customers and financial institutions are and will be adequate to address its Year 2000 concerns, there can be no assurance that these efforts will be successful or will not have a material adverse effect on the Company's operations.

         GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES. The Company is subject, both directly and indirectly, to various laws and regulations relating to its business, although there are few laws or regulations directly applicable to access to the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The enactment of any additional laws or regulations may impede the growth of the Internet which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company. The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and could expose the Company to substantial liability. The laws of certain foreign countries provide the owner of copyrighted products with the exclusive right to expose, through sound and video samples, copyrighted items for sale to the public and the right to distribute such products. Any new legislation or regulation, or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company.


         POSSIBLE VOLATILITY OF STOCK PRICE. There may be significant volatility in the market price of the Company's Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the Internet services industry or other developments affecting the Company, or its competitors, could cause the market price of the Company's Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies. Any such fluctuations that occur may adversely affect the market price of the Company's Common Stock. The market price of the Company's Common Stock could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and/or financial analysts and/or industry periodicals concerning the Company, its products, or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS. A number of statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's vulnerability to rapid industry change, technical obsolescence, limited customer base and reliance on a relatively small number of customers, the possible impact of competitive products and pricing, uncertainties in the duration of the life cycle of its products, manufacturing difficulties, dependence on key personnel, market acceptance, reliance on a limited number of outside vendors, potential difficulties managing growth, the ability to perform on existing and future agreements, the availability of financing, and other risks all, or any one of which may have a material adverse effect on the Company, its business, business prospects, and financial condition. The Company, however, is not eligible to rely on the safe harbor provisions of the Private Securities Litigation Reform Act in connection with these statements.

USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sale of the Shares registered herewith; however, in consideration of issuing the Preferred Stock and Warrants, the Company received net proceeds of $4,475,000 which was used for working capital, expansion of its principal lines of business and a substantial portion was used in connection with the acquisition of NEOS. The weighted average exercise price of the outstanding Warrants is approximately $9.625, the exercise of which would result in the issuance of 225,000 shares of Common Stock. If all of the Warrants were exercised, and assuming it is not a cashless exercise, the Company would receive aggregate proceeds of approximately $2,165,625.


SELLING STOCKHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Selling Stockholders as of March 31, 1999, and the number of shares of Common Stock included in this Prospectus.



                            Number of
                            Shares                                Percentage and
                            Beneficially                          Number of Shares
                            Owned Prior        Number of          Beneficially
                            to                 Shares Being       Owned After
Selling Stockholders        Offering           Offered            Offering (4)
--------------------        --------           -------            ----------------------
                                                                               Number of
                                                                  Percent      Shares
                                                                  -------      ---------

JNC Opportunity Fund Ltd.   630,185 (1)        2,600,000 (2)       -0-           -0-
CDC Consulting, Inc.        150,000 (3)          150,000           -0-           -0-


(1) The number of shares of Common Stock listed as beneficially owned by JNC Opportunity Fund Ltd. ("JNC") represents the number of shares of Common Stock issuable to JNC, (subject to the limitation imposed by the Company's Amended and Restated Articles of Incorporation whereby the

         Preferred Stockholder is prohibited from converting the Preferred Stock to the extent that such conversion would result in the Preferred Stockholder owning at any point in time more than 4.999% of the outstanding Common Stock of the Company, including shares issuable upon conversion of the Preferred Stock) upon (i) conversion of the Preferred Stock at an assumed conversion price of the lesser of (a) the Initial Conversion Price of $8.885 per share or (b) the Discount Rate of 58%, multiplied by the average of the five lowest per share market prices of the Common Stock during the ten trading days immediately preceding notice of conversion and (ii) exercise of the Warrants. Because the conversion price applicable to the Preferred Stock is subject to changes based upon fluctuations in the market price of the Common Stock, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments and consequently the number of shares of Common Stock that will be beneficially owned by JNC, will fluctuate daily and therefore the foregoing prices and numbers cannot be determined at this time. Nothing would prohibit the Selling Stockholders from exercising a portion of their conversion privileges, which would not result in beneficial ownership by such stockholders in excess of 4.999% of the outstanding Common Stock, and then selling shares of common stock issued upon such conversion and thereafter exercising an additional portion of its conversion rights.

(2) Includes shares of Common Stock issuable to JNC upon conversion of the Preferred Stock, as payment of dividends thereunder and exercise in full of the JNC Warrants. Because the number of shares of Common Stock issuable upon conversion of the Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. Accordingly, to provide for such fluctuations, the Company has contractually agreed to include herein an aggregate of 2,600,000 shares of Common Stock issuable, subject to the 4.999% limitation expressed in footnote 1, upon conversion of the Preferred Stock, payment of dividends thereunder and exercise of the JNC Warrants.


(3) Includes the number of shares of Common Stock issuable upon conversion of the warrants to purchase 150,000 shares of the Company's Common Stock issued to CDC Consulting, Inc. at a price of $9.625 per share over a term of five years from May 31, 1998.

(4) Assumes the sale by the Selling Stockholders of all Shares offered thereby. The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of the Company that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

PLAN OF DISTRIBUTION

         The Selling Stockholders, their pledgees, donees, transferees or other successors in interest, may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker/dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker/dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker/dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker/dealer commitment to the Selling Stockholders. Broker/dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker/dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the conversion price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (in the approximate amount of $85,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


LEGAL PROCEEDINGS


         There are currently no threatened or pending legal proceedings against the Company. From time to time, the Company has received notices from a limited number of third parties claiming an ownership interest in certain master recordings published by the Company and sold through its distributors, demanding, among other things, that the Company immediately cease distributing these master recordings, or in the alternative, demanding that the Company pay them royalties. The Company has responded by providing these entities with information regarding the Company's chain of title to these recordings, and in two instances the Company has suspended the future release of the recordings until the matters are resolved. There can be no assurances that either of these matters will be resolved to the Company's satisfaction or that additional claims will not be brought against the Company in the future by other third parties, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. In addition to any potential monetary liability for damages, the Company would be required to obtain a license in order to continue to market the compositions in question or could be enjoined from enhancing or selling such compositions if such a license were not made available on acceptable terms. Further, if the Company should become involved in litigation, it could require significant financial and management resources of the Company. Documents supporting the chain of title to each master recording owned by or licensed to the Company on an exclusive or non-exclusive basis are maintained by the Company. Possession of the master recordings permits the Company to reproduce and distribute them under the Company's own label, or sub-license these rights to others in exchange for royalties. No assurances can be given that the Company's right to use any and or all of its master recordings, will not be subject to dispute which may result in the delay or the inability to use or exploit any particular master recording or require that the Company pay royalties which may not be available or affordable by the Company. The value of master recordings acquired from J. Jake and Music Marketeers is reflected in the Company's financial statements at a value of $3.50 per share for the 1,500,000 shares of the Company's Common Stock paid to such parties plus $1,250,000 principal amount promissory notes, while the value of master recordings acquired from Maestro has not been recorded in the
Company's financial statements because predecessor costs could not be determined. However, the Company as of the date of this Prospectus has not recorded any amortization nor has it created any reserve, should any master recording purchased by the Company be determined to be the property of others, principally because the Company has made only limited sales of these recordings. The Company will begin amortizing the costs of its record masters upon the initial sales generated from the exploitation of the masters. The Company, however, has determined that at such time as it generates $100,000 of net sales from its master recordings, it will create a reserve and placing into escrow an amount equal to five (5%) percent of net sales resulting from its master recordings. The Company intends on a periodic basis to review whether such 5% reserve is sufficient and may based upon such periodic reviews increase or decrease such amount. As of February 28, 1999, the Company has not amortized any of the costs of its record masters, nor has it placed any funds into escrow.

         Should the Company not prevail in any dispute concerning the right to publish and distribute any master recording that may be subject to dispute, the Company, its business and business prospects may be adversely and materially affected, and in certain cases, the Company may not be able to license, nor be able to afford to license these master recordings. In addition to these potential claims, the Company may be subject to claims for indemnification or contribution from its distributors. Should the Company not prevail in any such action, or be forced to pay a royalty to any of these third parties, any reserves established by the Company in the future may prove to be wholly insufficient, and the Company, its business and business prospects may be materially and adversely affected. Moreover, if the Company were required to notify its distributors to cease distributing any of the Company's products, or to escrow revenues from the sale of the Company's products because the right to sell or exploit these products is contested, the Company's relationship with its distributors may be adversely affected. See "Risk Factors."

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The directors and executive officers of the Company and their ages as of this date are set forth below. None of the directors and executive officers are related to one another:

Name                        Age     Position(s) Held

Wallace M. Giakas           43      Chairman of the Board, Secretary


John S. Arnone              41      President, Chief Executive Officer,
                                    Director


Joseph Venneri              62      Executive Vice President, Director

Richard Bluestine           56      Executive Vice-President, Chief Financial
                                    Officer, and Chairman of Audit Committee

Louis J. DelSignore         60      Director, Planet Entertainment
                                    Corporation, Chairman, Northeast One
                                    Stop, Inc.

Ronald J. Nicks             45      Director, Planet Entertainment
                                    Corporation, President, Chief Executive
                                    Officer, Northeast One Stop, Inc.


         The By-Laws of the Company currently provide for a minimum of two (2) directors. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's officers are appointed by the Board of Directors. A copy of the Company's By-Laws is available upon request.


         The Company does not reimburse its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors, but may do so in the future. The Company currently does not intend to pay cash fees to directors for attendance at meetings.

         WALLACE M. GIAKAS has been the Chairman of the Board of the Company since October 1996 and Secretary since June 1997. From October 1992 until June 1995, Mr. Giakas was president of Chapman, Spira & Carson, Inc., an investment and merchant banking firm located in New York, New York. From April 1994 through March 1996, Mr. Giakas, served as executive vice president of Emerald City Capital Corp., and from June 1995 through the present, Mr. Giakas serves as president of Hamilton Wallace Group, Inc., a private investment and venture capital firm located in Middletown, New Jersey. Mr. Giakas devotes most of his professional time to the business of the Company.


         JOHN S. ARNONE is President, Chief Executive Officer and a Director of the Company which positions he has held since June 1998. From October 1996 through June 1998, Mr. Arnone served as a Director and the Secretary of the Company. From July 1992 through August 1993, Mr. Arnone was president of Lancaster Leeds & Co., a private investment and merchant banking firm located in New York, New York. From August 1993 through April 1994, Mr. Arnone was a managing director of Chapman, Spira & Carson, Inc., a private investment and merchant banking firm located in New York, New York. From April 1994 through March 1996, Mr. Arnone was president of J.W. Cabott & Co., Inc., a private investment firm, and from April 1994 through March 1996, Mr. Arnone also served as president of Emerald City Capital Corp., a private investment firm. From March 1996 through January 1998, Mr. Arnone served as President of Whelan Securities, Inc., an NASD registered general securities broker dealer. Since January 1998 and continuing through the present, Mr. Arnone devotes most of his professional time to the business of the Company.


         JOSEPH VENNERI is Executive Vice President and a Director of the Company. Prior to June 1998, Mr. Venneri was President and Chief Executive
Officer of the Company. Mr. Venneri has been self-employed as a recording engineer and producer operating from the recording studio purchased by the Company in Jackson, New Jersey since 1994. Mr. Venneri has 38 years experience in the entertainment industry, beginning as an artist and has been the President and owner of several recording studios and was an original member of the Tokens. Mr. Venneri also has experience in production, where he produced more than 100 gold records over the last 25 years. Mr. Venneri has worked for EMI, RCA, MGM, Atlantic Records, Warner Brothers Records, Mercury Records, Plantation Records, and Sun Records. He is highly regarded by producers, engineers and restoration experts in the music industry, and has recorded and re-recorded such stars as Bob Marley, Sammy Davis, Jr., Jethro Tull, The Grateful Dead, REM, Cher, Michael Bolton, Kenny Rogers, Willie Nelson, Luciano Pavarotti, and hundreds more. Mr. Venneri devotes his full professional time to the business of the Company.

         RICHARD C. BLUESTINE, C.P.A. is Executive Vice-President and Chief Financial Officer of the Company. Mr. Bluestine is a Certified Public Accountant with experience in the record and film industry. Mr. Bluestine is currently a partner at the accounting firm of Brinster & Bergman, L.L.P., and has been since January 1990. In addition, during that same time, Mr. Bluestine has been Vice President of SBR Industries, Inc., a manufacturer and distributor in the apparel industry. From June 1995 through May 1997, Mr. Bluestine was the Chief Financial Officer, a director, and stockholder of Multi-Media Industries Corporation ("MMIC"). (See "CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS"). From 1971 through 1990, Mr. Bluestine served as a Certified Public Accountant with various firms including KMG Main Hurdman. He has served as a pension trustee for the New York City Fire Department, as a member of the Mayor's Investment Fiscal Policy Committee for the City of New York. He received his accounting degree from New York University and has served on various AICPA and NYSSCPA committees. Mr. Bluestine devotes part of his professional time to the business of the Company. Because Mr. Bluestine has indicated that he is not available on a full time basis, the Company has not offered Mr. Bluestine an employment contract. The Company may seek to hire a new chief financial officer if it believes it needs a full-time individual in that capacity. The Company believes, if necessary, that it could readily hire a new chief financial officer. (See "RISK FACTORS; DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL").


         LOUIS J. DELSIGNORE, is a Director of the Company and Chairman of the Company's subsidiary Northeast One Stop, Inc. From 1983 through September 1998, Mr. DelSignore served as president of Northeast One Stop, Inc. ("NEOS") and currently is employed by the Company to assist in running NEOS. From August 1973 through January 1983, Mr. DelSignore was vice president of finance and a member of the Board of Directors of Trans World Music Corporation. Mr. DelSignore has substantial experience in the wholesale distribution of recorded music and other entertainment related products. Mr. DelSignore has a Bachelor of Science degree from the State University of New York at Albany. Mr. DelSignore devotes his full professional time to the business of the Company.

         RONALD J. NICKS is a Director of the Company and is President and Chief Executive Officer of the Company's subsidiary Northeast One Stop, Inc. Mr. Nicks has been affiliated with NEOS since November 1997 and has served as its President since October 1998. From July 1996 through September 1998, Mr. Nicks was Senior Vice President of Alliance Entertainment Corporation ("Alliance"), and from January 1994 through July 1996 was Chief Executive Officer of Alliance's One Stop Group. From November 1990 through January 1994, Mr. Nicks was Vice President and General Manager of CD One Stop, where he oversaw all operations including sales and purchasing. From November 1988 through November 1990, Mr. Nicks was director of purchasing for CD One Stop, and from April 1987 through November 1988, was associated with Western Merchandisers, Inc. Mr. Nicks has significant experience in the wholesale distribution of recorded music. Mr. Nicks devotes his full professional time to the business of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the date hereof, information regarding ownership of the Company's Common Stock, by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director, by certain related shareholders, and by all executive officers and directors of the Company as a group. All persons named below have sole voting and investment power over their shares except as otherwise noted.

Name of Beneficial Owner          Number of                     Percent of
or Identity of Group (1)          Shares Owned                  Class (2)
------------------------          ------------                  ----------


Wallace M. Giakas                 3,892,000 (1)(2)(3)*          29.7%
4 Tall Oaks Court
Farmingdale, N.J. 07727

Name of Beneficial Owner          Number of                     Percent of
or Identity of Group (1)          Shares Owned                  Class (2)
------------------------          ------------                  ----------

Joseph Venneri                    3,060,000 (1)(2)*             23.6%
336 East Pleasant Grove Rd.
Jackson, N.J. 08527

John S. Arnone                    3,767,000 (1)(2)(3)*          29.6%
30 Penbrook Court
Shrewsbury, N.J. 07702

Gulf Coast Music, Inc.              694,000                      5.3%
c/o Jeffrey Kranzdorf
757 St. Charles Avenue
New Orleans, LA  70130

Richard Bluestine                   527,300 (1)(2)*              4.3%
100 Merrick Road
Rockville Centre, N.Y. 11570


Louis J. DelSignore                 225,000 (1)*                 1.7%
7 Northway Lane
Latham, New York 10201


Ronald J. Nicks                      75,000 (1)*                 0.6%
7 Northway Lane
Latham, New York 10201


All executive officers and
directors as a
Group (6 persons)                11,546,300 (1)(2)(3)           75.7%


-----------------
*        Officers and/or Directors of the Company.

(1) Includes shares beneficially owned by that person, including that person's spouse, children, parents, siblings, mothers and fathers in law, sons and daughter in laws, and brothers and sisters in law. Also includes all shares which may be acquired within 60 days through conversion of Preferred Stock or the exercise of outstanding warrants. See table under "Management" for officer and directorships held by the persons listed above.

(2) Also includes 100,000 warrants to purchase 10 shares of Common Stock issued by the Company to Wallace M. Giakas, John S. Arnone, and Joseph Venneri, and 16,000 warrants issued to Richard Bluestine, which are exercisable for a period of ten years from the date of issuance, or until January 29, 2007, at $20.00 per warrant, or the equivalent of $2.00 per share.

(3) Includes options to purchase 125,000 shares of the Company's Common Stock exercisable at $5.25 per share over a period of five years granted to Messrs. Arnone and Giakas as compensation in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.

DESCRIPTION OF SECURITIES

         COMMON STOCK. The authorized voting Common Stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of $0.001. As of March 31, 1999, the Company had 11,976,055 shares of Common Stock outstanding and approximately 1,000 shareholders. (See "MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").


         PREFERRED STOCK. The Company authorized and issued 500 shares of non-voting 7% Series A Convertible Preferred Stock with an aggregate stated value of $5 million. Each share of the Preferred Stock is convertible at any time into shares of Common Stock at the lower of (a) $8.885 per share or (b) 58% multiplied by the average of the five lowest per share market prices of the Company's Common Stock during the ten trading days immediately proceeding the notice of conversion. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS.")

         Pursuant to the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (also, the "Terms"), because the Company did not satisfy certain express obligations to the holder of the Preferred Stock set forth in the Terms, the Discount Rate was reduced retroactively to 58%. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS")


         No public market exists, or is expected to exist, for these shares of Preferred Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock offered hereby will be passed upon for the Company by Gusrae, Kaplan & Bruno, 120 Wall Street, New York, New York 10005. No person affiliated with said firm is an officer, director or principal stockholder of the Company.


         The financial statements of the Company, as of December 31, 1997 and August 31, 1998 and for the year ended December 31, 1997 and for the period ended August 31, 1998, included in this Prospectus have been audited by AJ. Robbins, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Officers and directors of the Company are indemnified by the Company in accordance with its Articles of Incorporation, and its Bylaws, under each, to the maximum extent permissible by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Laws of the State of Florida or the provisions of the Company's Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN THE LAST FIVE YEARS

         The Company was incorporated under the laws of the State of Delaware in May 1996. On October 9, 1996, all of the outstanding capital stock of the Company was acquired by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation in a reverse merger, which, as the surviving corporation, changed its name to Planet Entertainment Corporation. In October 1998, subsequent to its acquisition of NEOS, the Company changed its fiscal year end to August 31.

DESCRIPTION OF BUSINESS


         The Company is currently involved in various areas of the recorded music industry. The Company's principal business, primarily through its newly acquired wholly owned subsidiary NEOS, is the wholesale distribution of pre-recorded music in the form of Compact Diskettes ("CD's"), cassette tapes, and other entertainment related products such as video tapes, Digital Video Diskettes ("DVD's"), and to a much lesser extent music or entertainment related apparel, such as t-shirts. The Company's business activities also include the acquisition, licensing, production, marketing and distribution of high quality recorded music. Through NEOS, the Company distributes approximately 130,000 front end titles of pre-recorded music to independent record stores, college book stores and mass merchants. Generally, "front end titles" are popular, current pre-recorded music titles. In addition, through its recording studio, the Company produces such types of music as gospel, adult contemporary, reggae, top 40, blues, country, rap, rock, instrumental, rock & roll, jazz, pop rock, classical, easy listening, big band, rhythm & blues, and various ethnic folk music recordings.

         The Company has acquired certain exclusive and non-exclusive rights associated with approximately 15,000 music master recordings from existing music catalogues of recorded music. The Company has exclusive rights to approximately 33% (5,000) of these recordings rights to and the remaining approximately 67% (10,000) the Company has non-exclusive rights to. These amounts are estimates based upon one officer and director of the Company having indicated that he recorded such masters, and representations contained in the contracts for such masters. The Company's exclusive rights to such master recordings means that the Company is the only person entitled to exploit the particular master recording. Non-exclusive rights to master recordings allow the Company as well as other persons who demonstrate the right to exploit such master recordings to exploit the particular master recordings. The Company also records new artists. These master recordings are typically stored on Digital Audio Tape ("DAT"). The Company, through its 48-track recording studio and mastering facility in Chester, Pennsylvania, and its 24-track studio in Jackson, New Jersey, re-digitizes existing master recordings, enhances these master recordings by removing certain impure sounds due to aging, and re-compiles these recordings along with its recordings of new artists on "glass master" CDs for mass production and distribution to its customers through traditional and non-traditional distribution channels. A "glass master" CD is a CD created for a particular artist's recording which is created and used as the master for mass duplication purposes.

         The Company's strategy has been to produce compilation CDs containing enhanced or re-digitized master recordings from its existing library, to market them directly through NEOS or other distributors, to contribute these compilation CDs to joint ventures involving the Company, and to license these compilation CDs to third parties for marketing and sale by unaffiliated distributors. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS"). To date, however, prior to the Company's acquisition of NEOS, substantially all the Company's revenues had been derived from studio rental sales and licensing royalties and not from the licensing and sale of the Company's compilation CDs. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS").


         In September 1998, the Company acquired all of the issued and outstanding capital stock of NEOS which employs approximately 150 individuals and is principally engaged in the distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in a variety of formats from several independent producers at a stated price, or mark-up. "Rack-jobbers," typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. The Company's strategy is to permit the sale of the Company's products and other "front line" titles over the Internet and to serve as its own fulfillment center. The Company's strategy is to distribute compilation CDs from its own proprietary catalogue through NEOS. Currently, NEOS purchases the pre-recorded music from certain major record companies (including, but not limited to SONY Music Entertainment, Inc., Universal Music and Video Distribution, Polygram Group Distribution, EMI Music Distribution, Warner/Electra/Atlantic Corporation and BMG Distribution), and other distributors for sale at approximately 84% of its resale price to its customers. The Company, similar to other wholesale distributors of pre-recorded music does not have any written contracts with these major record companies and as a result such relationships may be terminated at any time. Although NEOS has been distributing pre-recorded music for such major record companies for a number of years, no assurances can be given any of such persons would not terminate its relationship with NEOS. The termination of one or more of such relationships could have a material adverse affect on the Company. The Company expects to also supply compilation CDs from the Company's proprietary catalogue of existing master recordings through NEOS, at a significantly lower cost, or approximately 50% of their resale value, to NEOS, with the intent to improve NEOS' gross profit margins and to generate increased revenues for the Company.

         INDUSTRY OVERVIEW. According to the International Federation of the Phonographic Industry, worldwide sales of pre-recorded music and music videos in 1997 were approximately $40 billion. It is estimated that the United States recording industry had sales of approximately $15 billion in 1997, and that over the last five years, the industry has been growing in excess of 20% per year. During this period, it is estimated that total CD sales increased from $6.6 billion to $10.2 billion, or 55%, due in substantial part from the conversion of cassette tapes to CDs. In 1996 and 1997, the sale of CDs, and to a lesser extent cassette tapes, comprised more than 97% of total sales of recorded music.

         THE COMPANY. The Company markets and distributes recorded music, in a variety of formats including CDs, Digital Video-Enhanced CDs ("DVDs"), and to a lesser extent cassettes and video tapes, from various suppliers and distributors of pre-recorded music and entertainment related products from its existing catalog of approximately 15,000 pre-recorded musical master recordings. From its proprietary catalogue of master recordings, the Company compiles, digitizes and repackages these master recordings through its recording and production facilities, and distributes these master recordings through joint ventures and licensing agreements. In addition to the approximate 130,000 front end titles of pre-recorded music which the Company distributes through its NEOS subsidiary, the Company's current inventory of master recordings includes a broad range of musical genres including adult contemporary, classical, gospel, blues, rap, reggae, jazz, instrumental, easy listening, big band, swing, Christmas, country, pop, rock and roll, and rhythm and blues.


         ACQUISITION OF MASTER RECORDINGS. In June 1996, as a result of the Company's acquisition of Maestro, the Company acquired certain exclusive rights associated with the exploitation of approximately 5,000 master recordings, and in November 1996, through its agreements with J. Jake, Music Marketeers, and Gulf Coast, the Company acquired non-exclusive rights associated with the exploitation of approximately 10,000 additional master recordings. The Company has not recorded the 5,000 master recordings purchased from Maestro on its books because predecessor costs could not be determined, but has recorded on its financial statements its rights to 10,000 additional master recordings purchased from J. Jake, Music Marketeers, and Gulf Coast as having a value of approximately $6,500,000. Of the approximately 15,000 master recordings owned by the Company, approximately 33% (5,000) the Company has certain exclusive rights to and approximately 67% (10,000) the Company has non-exclusive rights to. These amounts are estimates based upon one officer and director of the Company having indicated that he recorded such masters, and representations contained in the contracts for such masters.

         The Company's current inventory of master recordings includes a broad range of musical genres including adult contemporary, classical, gospel, blues, rap, reggae, jazz, instrumental, easy listening, big band, swing,

Christmas, country, pop, rock and roll, and rhythm and blues, and a partial listing of artists included in the Company's non-exclusive master catalogue include Louis Armstrong, Tony Bennett, George Benson, Glen Campbell, Nat King Cole, Bing Crosby, Sammy Davis, Jr., Fats Domino, Duke Ellington, Ella Fitzgerald, Marvin Gaye, George Gershwin, Dizzy Gillespie, Bill Haley's Comets, Billie Holliday, John Lee Hooker, Lena Horne, The Ink Spots, Jackson Five, Al Jolson, Quincy Jones, Frankie Lane, Glenn Miller, Willie Nelson, Charlie Parker, Dolly Parton, Neil Sedaka, Pete Seeger, Sister Sledge, Steely Dan, Ike & Tina Turner, The Tokens, The Crystals, The Tramps and Randy & the Rainbows.

         PRODUCTION. The Company owns and operates a twenty-four track studio in Jackson, New Jersey and a full service forty-eight track digital studio in Chester, Pennsylvania. The Company currently has five new artists under contract as well as several established groups recently acquired with the Higher Ground Group including, GMWA Youth Mass Choir, Charles Fold, Philadelphia Mass Choir, Carlton Burgess and Melvin Davis. Other artists presently under contract with the Company include Nino Rossano (an Italian opera and classical singer), the Crystals, the Tramps, the Tokens, and Dakota McLeod. The continued representation of these artists and the production of their compositions are subject to popularity trends, and the continued appeal of these artists and these compositions.


         COMPOSITIONS AND ENHANCEMENTS. In addition to the 130,000 front end titles distributed by its NEOS subsidiary, the Company markets either from its existing catalog of recordings or repackages compilations of previously recorded music by utilizing its library of master recordings. Through the Company's studios in New Jersey and Pennsylvania, the Company composes musical CDs containing the original and re-recorded music of various artists arranged according to musical genre, and designed to be mass marketed by the Company through its distribution channels. The Company has hired experienced engineers and owns certain multi-media equipment that permits the Company to transform and edit its previously published and unpublished master recordings from their original state to a higher quality state using certain sound purification techniques and by converting older recordings produced under the analogue format into a digital format.

         By combining these compositions with visual graphics and video clips, the Company can produce an entirely new product by re-mastering the Company's recordings in compositions expected to appeal to the public's tastes. Moreover, by combining these compositions, with outstanding visual effects, the Company has the technology to produce video enhanced Compact Diskettes. In connection with the transformation, editing, re-composition, and republishing of the Company's master recordings, the Company produces its own art work, posters, CD inserts, informational materials and brochures. The Company's associated labels include PNEC Records, Magnum Records, Planet Records, Black Tiger Records and Higher Ground Records.


         MANUFACTURING. The Company manufactures "glass masters" and prototype CDs for use as samples, together with all artwork and CD inserts, but it employs and is dependent upon others to press and mass produce the Company's compact diskette recordings for resale. A "glass master" CD is a CD created for a particular artist's recording which is created and used as the master for mass duplication purposes. Currently, the Company's products are mass produced or pressed by Denon Interactive Media, a division of Nippon Columbia, Ltd.

         DISTRIBUTION. At present, all of the Company's products are sold through distributors. The Company's strategy is to produce digitally enhanced and re-arranged master recordings, from its existing catalogue, and from its catalogue of new artists, and to enter into joint ventures with other parties under which such other parties would license, mass produce and market these products through traditional retail distribution channels, in exchange for royalties. To date, the Company has entered into one license agreement (the "NCL License Agreement"), with Nippon Columbia Co. Ltd. ("NCL"), pursuant to which the Company granted the exclusive rights to NCL and Denon Corporation, USA, a wholly-owned subsidiary of NCL to press, duplicate, distribute, sell and market music CDs and video rights in various regions of Asia. In addition, the Company is actively engaged in negotiations with other persons for similar license arrangements. No assurances can be given, however, that the NCL License Agreement will produce any material revenues to the Company, or the Company in the future will be able to enter into any other similar arrangements. The Company's products also are distributed through Navarre Corporation, as a result of a joint venture with Black Tiger Records, DRG Associates, Inc. ("DRG"), and Koch International Corporation. In February 1998, the Company entered into an agreement with Monaco Records to distribute the Company's products throughout Europe, in May 1998 the Company entered into a joint venture agreement with New Millennium Communications concerning the licensing and distribution of the Company's products in Europe and in February 1999 the Company entered into a joint venture with Shandel Music Company, a South African limited liability company concerning the distribution of products in Africa, Australia, New Zealand and Israel. No assurances can be given that any revenues or income will be generated as a result of such arrangements. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS").


         The Company intends to continue to develop and expand the distribution of its products through traditional and non-traditional distribution channels including promotional and premium licensing, specialty marketing, and through the use of the Internet. To date the Company has spent approximately $75,000 in connection with developing its Internet website. Such costs include payments to its developer and other technical support providers. Although no assurances can be given, the Company expects its Website to be active in approximately its third fiscal quarter, which commences on March 1, 1999.


         In September 1998, the Company acquired all of the issued and outstanding capital stock of NEOS in exchange for $2,250,000 in cash, a $750,000 principal amount promissory note (of which $375,000 has been paid) and options to acquire 250,000 shares of the Company's Common Stock over a period of two years at an exercise price of $5.25 per share. NEOS employs approximately 150 individuals, and is principally engaged in the wholesale distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in a variety of formats from several independent producers at a stated price, or mark-up. "Rack-jobbers" typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. (See "RISK FACTORS; LACK OF SUFFICIENT CAPITAL RESOURCES.")


         NEOS was formed in 1983 by Louis J. DelSignore, who, prior to the Company's acquisition of NEOS in September 1998, was its sole shareholder. NEOS is principally engaged in the wholesale distribution of pre-recorded music which NEOS purchases from certain major record companies and other distributors. Approximately sixty percent (60%) of NEOS's net sales have been derived from its "one-stop" division, and approximately forty percent (40%) of its net sales have been derived from its "rack-job" division. However, NEOS recently lost its primary rack-job division customer, Meijer, which stopped ordering products form the Company in January 1999. Although the Company believes the loss of Meijer as a customer may have a material adverse effect on the Company's future results of operations, the Company believes that increased sales from its one-stop division may partially offset the loss of Meijer as a customer. There can be no assurance that the Company will be able to either replace or offset sales losses from Meijer. (See "SUMMARY - RECENT DEVELOPMENTS" and "RISK FACTORS - LOSS OF PRIMARY CUSTOMER.") Through its "one-stop" division, NEOS offers and sells approximately 130,000 front end titles or Shelf Keeping Units ("SKUs") of popular recorded music to approximately 750 customers, many of which are independent music stores or retailers. Through its "rack-job" division, Summit Entertainment, NEOS offers for sale approximately 130,000 front end titles of popular recorded music through racks or kiosks located in certain mass merchandise retailers and fifty college campuses nationwide.


         RECENT DEVELOPMENT OF BUSINESS. In June 1996 the Company acquired, under the "purchase" method of accounting all of the outstanding capital stock of Maestro Holding Corporation ("Maestro") for consideration of the issuance of 3,060,000 shares of the Company's Common Stock, valued at $50,860, the predecessor's cost of a studio and publishing right. No value was recorded for record masters acquired from Maestro because the predecessor costs for such masters could not be determined. Maestro holds title to 5,000 master recordings, publishing rights to over 300 songs, and all equipment and fixtures contained in a twenty-four track studio located in Jackson, New Jersey. Prior to this transaction, Maestro was in substantial part owned and controlled by the Company's principal stockholders, Messrs. Joseph Venneri, Wallace Giakas, and John S. Arnone. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS").

         In September 1996, the Company entered into a production and distribution agreement with Multimedia Industries Corporation ("MMIC"), under the label Century Records, concerning the production and distribution of enhanced multi-media CDs, playable on computers with compact diskette drives. In accordance with the terms of the agreement, since September 1996, the Company has produced ten compilation CDs, including six visually enhanced CDs, and through Koch International Corporation, the Company has shipped approximately 35,000 units. One of the Company's executive officers and directors, Joseph Venneri, is a shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a former director of the Company, is a shareholder of MMIC, and from June 1995 through May 1997, was the Chief Financial Officer and a director of MMIC. In 1997, the Company recorded approximately $204,362 in revenues from MMIC, of which amount $180,615 remains uncollected as of November 30, 1998. The Company does not intend to engage in any business with MMIC in the future. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS").


         On October 9, 1996, all the outstanding capital stock of the Company was acquired by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation. In connection with this transaction, each share of Planet common stock issued and outstanding was exchanged for one share of Ampro, with Ampro as the surviving corporation, which changed its name to Planet Entertainment Corporation. Prior to this transaction, Ampro effected a reverse stock split at the rate of one share for every three hundred shares previously issued and outstanding.


         In November 1996, the Company agreed to acquire all of the outstanding stock of Higher Ground Records ("HGR"), an unaffiliated Company, in consideration for 25,000 shares of the Company's Common Stock under the "purchase" method of accounting. HGR's assets principally consist of production and publishing agreements with various artists and gospel catalogs. HGR is a gospel production company that produces new gospel artists such as GMWA Youth Mass Choir, Carlton Burgess, and Charles Fold, as well as many prominent artists in the gospel field. In 1997, the Company recorded approximately $49,883 in product sales from its HGR subsidiary and $51,002 for the eight months ended August 31, 1998.

         In September 1996, the Company agreed to acquire certain studio assets and rights associated with 10,000 master recordings from Music Marketeers and J. Jake in exchange for 2,000,000 shares of the Company's Common Stock, valued at approximately $7,000,000, and the assumption of three promissory notes totaling $1,250,000 payable over five years (the "Promissory Notes"). J. Jake and Music Marketeers obtained all rights, claims and interests in these master recordings purchased by the Company from PEP Music, Inc., Hallelujah Music, Inc., and UpBeat Music Inc. pursuant to a Plan of Reorganization approved by the United States Bankruptcy Court for the Eastern District of Louisiana. Subsequently, in November 1996, an amended agreement was entered into between the Company and J. Jake and Music Marketeers whereby 500,000 of the 2,000,000 shares of stock previously transferred to J. Jake and Music Marketeers were returned to the Company and the Company was released from its obligation to purchase certain studio assets. In 1997, Music Marketeers' rights and obligations under this agreement with the Company were assigned to Gulf Coast. Of the 10,000 masters the Company agreed to acquire, 2,500 were transferred directly from J. Jake free and clear of encumbrances or disputes, and the remaining 7,500 were acquired from Gulf Coast. The Company entered into a separate agreement with Gulf Coast wherein Gulf Coast agreed that to the extent that any of the 7,500 masters to be delivered to the Company were not free of dispute by December 15, 1998, such masters would be replaced with unencumbered and undisputed master recordings of substantially the same quality, appeal and commercial value acceptable to the Company. Further, it was agreed that J. Jake and Gulf Coast would return to the Company an aggregate of 1,400,000 shares of the Company's Common Stock and forgive the outstanding principal on the $1,250,000 Promissory Notes (the "Promissory Notes") together with accrued interest in exchange for approximately $175,000 in cash and short term notes totaling approximately $2,850,000. If the Company failed to pay $2,550,000, the remaining balance on the Gulf Coast Note, by December 15, 1998, according to the terms of the agreement, the Company would lose its right to acquire 694,000 of the 1,400,000 shares, and would be bound by the original terms of the Promissory Notes under which there remains outstanding $750,000 in principal, with interest and principal due and payable over the next three years. The Company did not make the required payment by December 15, 1998 and thus is bound by the original terms of the Promissory Notes. (See "RISK FACTORS; DISPUTED INTELLECTUAL PROPERTY RIGHTS" and "RISK FACTORS; LACK OF SUFFICIENT CAPITAL RESOURCES").

         In February 1997, the Company obtained a 50% interest in Black Tiger Records consisting primarily of certain master recordings embodying the performances of, among others, Bob Marley and the Wailers (the "Marley Masters"), Gene Chandler ("Tell It Like It Is"), Jocelyn Brown ("Diva"), and Johnny Nash ("The Very Best Of"). Under the terms of the Joint Venture Agreement assigned to the Company by Joseph Venneri, one of its principal shareholders, Black Tiger Records contracted with Navarre Corporation for the sale and distribution of these recordings to retail outlets, one stops, racks, wholesale clubs, and sub-distributors (the "first agreement"). On April 23, 1998, the Company entered into an additional agreement with JAD Records regarding the production of eight music recordings of Bob Marley and the Wailers (the "second agreement"). In fiscal 1996, the Company recognized revenue of approximately $105,000 as a result of a previous agreement with JAD Records. In fiscal 1997, this amount was reserved by the Company as uncollectible. To date, JAD Records and Anansi Records, Inc. have failed to provide the Company or Black Tiger Records with an accounting of such sales in accordance with the terms of the second agreement, and the Company has not recognized revenue or other income in connection with the second agreement. In June 1998, the Company assigned the collection of all producer and publisher royalties to an unaffiliated party, but no assurances can be given that it will be able to collect any revenues in the future. The Company does not expect to receive any additional revenue from these agreements.

         In March 1997, the Company acquired all the issued and outstanding capital stock of Al Alberts On Stage, Ltd. in exchange for 100,000 shares of the Company's common stock valued at $214,000, under the "purchase" method of accounting. The assets of Al Alberts On Stage, Ltd. consisted primarily of furniture, fixtures and equipment contained in a forty-eight track studio located in Chester, Pennsylvania. The Company also entered into a lease with the former shareholders of Al Alberts On Stage, Ltd. to lease a 13,400 square foot building together with improvements in Chester, Pennsylvania where the Company's studio is located.


         On April 22, 1997, the Company entered into a non-exclusive licensing agreement with Sun Entertainment Corporation of Nashville, Tennessee pursuant to which the Company obtained non-exclusive rights to 7,500 master recordings, including "Whole Lotta Shakin Going On" by Jerry Lee Lewis, "I Walk The Line" by Johnny Cash, "Blue Suede Shoes" by Carl Perkins, "Chapel of Love" by the Dixie Cups, "The Boy From New York City" by the Ad Libs, and "Harper Valley PTA" by Jeannie C. Riley, in consideration for advance payments against future royalties that will accrue on all tapes and CDs that are sold by the Company. It is unknown to the Company, if any other entity or entities have been granted non-exclusive rights to these recordings, and upon what terms, if any, such non-exclusive rights might be available. To date, the Company has not attempted to exploit these master recordings; has not received any royalties; has not recognized any revenue as a result of this agreement; and is unable to predict if and when the Company will earn revenue as a result of this agreement.


         In July 1997, the Company entered into a joint venture agreement with MMIC regarding the production of 20 compilation CDs per year by the Company. According to the terms of the agreement, all net income from the production, development and distribution of the releases are to be divided equally on a 50%-50% basis between the Company and MMIC. No revenues have been earned under this agreement. One of the Company's executive officers and directors, Joseph Venneri, is a shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer, and the former Chief Financial Officer and a director of

MMIC, is a shareholder of MMIC, and from June 1995 through May 1997, was an officer and director of MMIC. Further, the Company does not intend to engage in any business with MMIC in the future. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.")

         In July 1997, the Company entered into an agreement with Nippon Columbia Co. Ltd. ("NCC"). Pursuant to the terms of this agreement, the Company granted the exclusive rights to NCC and its wholly owned subsidiary, Denon Corporation, USA, to press, duplicate, distribute, sell and market music CDs and video tapes in Japan, Hong Kong, Taiwan, Korea and Singapore. According to the terms of the agreement, an advance payment was made to the Company of $150,000 and allocated towards the purchase price of finished products and the payment of future license royalties due to the Company. The agreement is for a term of 16 months, and may be renewed by NCC provided NCC makes certain minimum payments and purchases during the term of the agreement. To date, the Company has shipped 50 of the compilation CDs to NCC for distribution into the above markets pursuant to the agreement, and although no assurances can be given, expects to earn revenues pursuant to this agreement in 1999.

         In February 1998, the Company entered into an agreement with Monaco Records of Monaco to form a joint venture to distribute the Company's products throughout Europe on a non-exclusive basis under the label Monaco/PNEC, and the Company has the right of first refusal to distribute the recordings of any new artists produced by the joint venture on an exclusive basis in North America. According to the agreement, all revenue from catalogue sales, after costs, will be divided on an equal basis. To date, the Company has received no royalties, and has recognized no revenue or income as a result of this joint venture.

         On April 30, 1998, the Company entered into a multi-phase agreement to expand and enhance the Company's website (www.planetentertainment.com) with Atlantic Coast Digital Concepts, Inc. ("ACDC"). ACDC specializes in new media technologies including content and process management, user interface design and development, hosting, and VRML site configuration, for a large variety of Internet applications. It is expected that this project will be substantially completed by the third quarter of fiscal 1999.

         On May 18, 1998, the Company entered into an agreement with New Millennium Communications, Ltd. to form a joint venture operating under the name Planet Entertainment Europe, Ltd. concerning the licensing and distribution of master recordings owned by the Company. According to the terms of the agreement, Planet Entertainment Europe, Ltd. has the non-exclusive right to market, reproduce and distribute all subject master recordings for a term of 99 years, with each party to the joint venture to recover their respective costs and to divide any resultant profits on an equal basis. As of February 28, 1999, the Company has contributed 15 compilations of its master recordings to the joint venture, and distribution is expected to begin in the third quarter of fiscal 1999. To date, however, the Company has received no royalties, and has recognized no revenue or income as a result of this agreement. Although no assurances can be given, the Company expects to earn revenues as a result of this agreement during the second half of fiscal 1999.

         In May 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock (the "Preferred Stock") to JNC at a stated value of $10,000 per share for a total of $5 million. Each share of the Preferred Stock, over a period of two years, initially was convertible into the Company's Common Stock at the lesser of (a) $8.885 per share, or (b) 78% (the "Discount Rate") multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately preceding the notice of conversion. In connection with this transaction, the Company agreed to indemnify JNC against certain liabilities and damages and issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC at a price of $9.625 per share exercisable over a term of five years, and also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. at a price of $9.625 per share over an identical term of five years from May 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. Under the terms of the Registration Rights Agreement, the Company was required to file the Registration Statement for 200% of the Common Stock issuable upon conversion of the Preferred Stock and payments of dividends thereunder, along with an additional 225,000 shares of Common Stock underlying the warrants, within 30 days of May 31, 1998 (the "Closing Date"), and to have such Registration Statement declared effective within 95 days from the Closing Date.

         Pursuant to the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (the "Terms"), because the Company did not satisfy certain express obligations to the holder of the Preferred Stock set forth in the Terms, the Discount Rate was retroactively reduced to 58%.

         Pursuant to the Terms, the Preferred Stockholder is prohibited from converting the Preferred Stock (or receiving shares of Common Stock as payment of dividends thereunder) to the extent that such conversion would result in the Preferred Stockholder owning more than 4.999% of the outstanding Common Stock of the Company following such conversion. Such restriction is waivable by the Preferred Stockholder upon not less than 75 days notice to the Company. (See "SELLING STOCKHOLDERS")

         In September 1998, the Company purchased all of the issued and outstanding capital stock of NEOS, in consideration for $2.25 million in cash, and a non-interest bearing Promissory Note in the amount of $750,000, of which $375,000 was paid in March 1999 and the remaining $375,000 is payable by

August 31, 1999, and options to purchase 250,000 shares of the Company's Common Stock. On September 29, 1998, the Company publicly announced the acquisition of NEOS, and in connection with such announcement made certain forward looking statements regarding NEOS's expected revenue and revenue growth in fiscal 1999. The Company believes that such forward looking statements are "forward looking statements" as that term is defined under Section 21E and 27D of the Exchange Act. However, the Company is not eligible to rely on the safe harbor provisions provided for therein in connection with the offering made hereby.

         As discussed elsewhere in this Prospectus, the Company recently lost a major customer which accounted for approximately 40% of the net sales of NEOS during its fiscal year ended August 29, 1998. This customer informed the Company in January 1999 that it would no longer purchase any of the Company's products. Sales to this customer were from the Company's rack-job division and constituted approximately 78% of the net sales of such division, and approximately 37% of the overall net sales of the Company, for the six-month period ended February 28, 1999. (See "SUMMARY - RECENT DEVELOPMENTS" and "RISK FACTORS - LOSS OF PRIMARY CUSTOMER.")

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

INTRODUCTION

         The Company was incorporated under the laws of the State of Delaware in May 1996 to raise capital and acquire, own, integrate and operate seasoned privately-held companies in the music business. In June 1996, the Company acquired from Messrs. Arnone, Giakas and Venneri, the three controlling shareholders, directors and officers of the Company, for shares of Common Stock in the Company, all of the issued and outstanding common stock of Maestro Holding Corporation ("Maestro"). Maestro owned exclusive rights to approximately 5,000 master recordings, and subsequently acquired non-exclusive rights to an additional 10,000 master records.


         Prior to the Company's NEOS Acquisition effective as of September 1, 1998, the Company had limited revenues and income. As a result, all financial data of the Company prior to August 31, 1998 is to a large extent non-material, other than certain losses resulting from general and administrative expenses incurred in connection with entering into the various production and distribution agreements, as well as professional fees incurred related to the registration of the Company's Common Stock.


         As indicated elsewhere herein, as of September 1, 1998, the Company acquired NEOS for approximately $3,000,000, of which $750,000 was in the form of a promissory note and of which $375,000 has been paid and the remaining $375,000 is payable by August 31, 1999. Additionally, the Company granted options to the stockholder of NEOS to purchase 250,000 shares of the Company's Common Stock. For the year ended August 29, 1998, NEOS had net sales of $34,793,341 and net income of $475,933. As a result, the results of operations of the Company commencing as of September 1, 1998, reflect in large part the operations of NEOS.


GENERAL


         NEOS has five offices. One administrative headquarters and warehouse is located in Latham, New York, and four sales offices are located in Grand Rapids, Michigan, Philadelphia, Pennsylvania, Baltimore, Maryland, and Burlington, Vermont. NEOS' primary business is selling pre-recorded music, videos and accessories to retailers throughout the United States. NEOS acquires most of its products from the major music labels and the balance from small private labels.

         In 1995, NEOS commenced its "rack jobbing" operations ("Rack Business"). In "rack jobbing," the vendor assumes full responsibility for the customer's display, stocking the display at the customer's location and making the day-to-day decisions as to which inventory to deliver, return and present in the displays. A rack jobber owns the display material or fixtures and is responsible for the proper presentation of goods within the display. Prior to 1995, NEOS was principally a wholesaler of pre-recorded music and entertainment products through its one stop division ("One Stop Business"). The One Stop Business primarily operates as a centralized order fulfillment center for the small to medium sized retail stores, typically record stores, that obtain a variety of recorded music and video. This aspect of the business supplies merchandise based on the orders placed by its customers. The customers in this segment of the business are responsible for the selection of titles and the decisions regarding the return of merchandise.

         According to the Record Industry Association of America's Recording Industry Releases 1997 Manufacturers' Shipment and Value Report, CD album unit shipments dropped 3.3% from 778.9 million in 1996 to 753.1 million in 1997. Cassette unit shipments in total dropped 23.4% from 225.3 million in 1996 to
172.6 million in 1997. CD singles saw the largest growth percentage from 43.2 million units in 1996 to 66.7 million units in 1997, a 54.4% increase. CD albums accounted for 12.4% of total value and 16.2% of total shipments in 1997. For
NEOS, CD album sales rose to approximately 80% of total gross sales and approximately 55% of total units while cassettes declined to 16.4% of total gross sales and 19% of total unit sales in 1997.


         Commencing in 1994, competition from large retailers began to increase significantly, resulting in falling retailing prices which adversely affected the one stop customers of NEOS. Ultimately, several of NEOS' customers discontinued their operations through sale or bankruptcy. Meanwhile, competition from companies located on the West Coast of the United States increased. These West Coast suppliers stepped up their activities in the northeast region of the United States by using pricing advantages and utilizing special overnight shipping. From 1995 to 1997, most of NEOS' growth in net sales was the result of the increased net sales reported from its Rack Business. During this four year period from 1994 through 1997, NEOS' One Stop Business decreased by approximately 37%.

         NEOS recognizes sales for its One Stop Business and Rack Job Business at the time of shipment of products to its customers. All of the NEOS products are sold with a limited right of return by the customer. Generally, in the music distribution industry, wholesalers, such as NEOS, have a limited right of return to the manufacturers. Accordingly, NEOS does not accrue returns and allowances. NEOS, however, reduces net sales by calculating actual returns. NEOS' business, similar to other businesses in the music distribution industry, is a highly seasonal business where a high proportion of sales occur in the Christmas season but a high amount of returns occur in the months of January through March.

         To assist the reader in a clearer understanding of the MD&A section of this Prospectus, the Company will compare the results for the first six (6) months of fiscal 1999 ended February 28, 1999 which reflect the Company's unaudited consolidated results of operations for such period, to the Company's unaudited pro forma results of operations for the comparable period in fiscal 1998, which assumes the NEOS Acquisition occurred effective as of September 1, 1997. In addition, for the period ended August 31,

1998 and the year ended December 31, 1997, the Company will discuss the Company's operations in such period without giving effect to the NEOS Acquisition and also separately discuss NEOS' operations during the years ended August 29, 1998 and August 30, 1997.

RESULTS OF OPERATIONS FOR THE COMPANY'S
SIX MONTH PERIOD ENDED FEBRUARY 28, 1999
AS COMPARED TO THE PRO FORMA RESULTS OF
OPERATIONS OF THE COMPANY FOR THE SIX
MONTH PERIOD ENDED FEBRUARY 28, 1998

         NET SALES. For the six months ended February 28, 1999 net sales were approximately $26,388,000 as compared to pro forma net sales of approximately $17,685,000 for the comparable period in fiscal 1998, which represented an increase in net sales of $8,703,000 or 49%. Net sales from the One Stop Business for the six months ended February 28, 1999 versus the comparable period in the prior year, respectively, were $13,994,000 as compared to $9,028,000, an increase of 55%. This increase was due to an expanded customer base as well as general improvement in music industry revenues. Net sales from the Rack Business for the six months ended February 28, 1999 were $12,365,000 as compared to $8,376,000 in the comparable period of the prior year, an increase of 48%. This increase was primarily due to the additional block of Meijer store locations (approximately 20) added to the Company's service area in the first quarter of fiscal 1999. In the period ended February 28, 1999, Meijer accounted for net sales of $9,682,000, or 37% of net sales for the Company and approximately 78% of net sales for the Rack Business. As discussed elsewhere in this Prospectus, however, Meijer stopped ordering products from the Company in January 1999. The Company anticipates that, based upon payment activity since March 1999, an accounts receivable balance from Meijer, which at February 28, 1999 was $1,613,072, is collectible. Ths Company also anticipates, based upon nominal returns from this customer since March 1999, that the amount of returns from sales to this customer wil not be material. Although the Company believes the loss of Meijer may have a material adverse effect on the Company's current and future results of operations, the Company believes, based upon preliminary sales figures since March 1999, that increased sales from its one-stop division may offset the loss of Meijer as a customer of its rack-job division. Additionally, the Company is aggresively seeking increased sales volume by soliciting propective new one-stop and rack business customers, seeking to generate increased sales orders from existing customers (including increases in the number of locations serviced), and promoting its Internet customer service capabilities to third party companies. No assurances can be given that the Company will be able to replace such loss of sales from Meijer in the Rack Business or at all, or that such preliminary sales figures will be indicative of future sales or results of operations. The inability of the Company to replace or offset such lost sales would have a material adverse effect on the Company's future net sales and results of operations. See "SUMMARY-RECENT DEVELOPMENTS", "DESCRIPTION OF BUSINESS - RECENT DEVELOPMENT OF BUSINESS" and "RISK FACTORS-RECENT LOSS OF PRIMARY CUSTOMER."

         COST OF SALES. For the six months ended February 28, 1999, cost of sales was $21,775,000 or 82% of net sales as compared to pro forma cost of sales for the comparable period in fiscal 1998 of $14,588,000 or 82% of net sales.

         OPERATING EXPENSES. For the six months ended February 28, 1999, selling, general and administrative expenses (SG&A) were $3,992,000 or 15% of net sales compared to pro forma SG&A of $2,312,000 or 13% of net sales in the comparable period in fiscal 1998. Such increase in SG&A resulted from the higher level of NEOS' payroll ($937,000) in the period ended February 28, 1999, resulting from additional locations being serviced, and the increased professional and consulting fees ($353,000) primarily related to the NEOS Acquisition and the sale of the Preferred Stock.



         INTEREST EXPENSE. For the six months ended February 28, 1999, interest expense was $250,000, or 0.9% of net sales versus pro forma interest expenses of $276,000 or 1.6% of net sales in the comparable period of fiscal 1998. An increase in NEOS' interest expense ($19,000) caused by additional borrowing on its line of credit was more than offset by less accrued interest ($45,000) on outstanding notes to related parties.

         NET INCOME. For the six months ended February 28, 1999, net income was $205,593 or 0.8% of net sales, as compared to net income of $315,044 or 1.8% of net sales for the pro forma results for the six months ended February 28, 1998. Excluding the one-time costs related to the NEOS Acquisition and the Preferred Stock sale, net income as a percentage of net sales for the period ended February 28, 1999 would have been approximately the same as the pro forma results in the comparable period for the prior year.


NEOS' RESULTS OF OPERATIONS FOR FISCAL
YEAR ENDED AUGUST 29, 1998 COMPARED TO
FISCAL YEAR ENDED AUGUST 30, 1997


         NET SALES. For the year ended August 29, 1998, NEOS recorded net sales of $34,793,000 representing an increase of approximately $11,534,000 or 50% above net sales recorded in fiscal 1997, which were $23,258,608. In fiscal year ended August 29, 1998, of the approximately $34,793,000 of net sales, approximately 59% or $20,434,000 was derived from its One Stop Business and approximately 41% or $14,359,000 from its Rack Business. The net sales increase of the Rack Business and One Stop Business was relatively comparable as One Stop Business increased 51% and Rack Business increased 48%. The primary reasons for such higher net sales were an increase in the number of customers and/or locations served and increased volume with existing customers. The Company believes such fiscal 1998 positive trends in net sales were facilitated by the fall 1997 hiring of NEOS' CEO Ron Nicks as well as a sales director, both with extensive music industry experience.


         The returns as compared to gross sales are depicted in the chart below for both periods.

                     August 1998
                     Full Year                         Net
Sales                Gross Sales      Returns          Sales           Return %

One Stop Business    $22,077,495      $(1,643,403)     $20,434,092     - 7.4%
Rack-Business         19,225,942       (4,866,693)      14,359,249     -25.3%
      Totals:        $41,303,437      $(6,510,096)     $34,793,341     -15.8%

                     August 1997
                     Full Year                         Net
Sales                Gross Sales      Returns          Sales           Return %

One Stop Business    $14,761,210      $(1,223,343)     $13,537,867     - 8.3%
Rack-Business         13,370,648       (3,649,907)       9,720,741     -27.3%
      Totals:        $28,131,858      $(4,873,250)     $23,258,608     -17.3%


         As discussed elsewhere in this Prospectus, the Rack Business was highly dependent on its largest customer - Meijer. Meijer stopped ordering products from the Company in January 1999. In the fiscal year ended August 29, 1998, Meijer accounted for net sales of approximately $13,917,000 or 97% of the total Rack Business net sales (40% of total NEOS net sales). In the six month period ended February 28, 1999, net sales to Meijer were approximately $9,682,309 or approximately 78% of the net sales of the Rack Business for such period. See " SUMMARY - RECENT DEVELOPMENTS" and RISK FACTORS-RECENT LOSS OF PRIMARY CUSTOMER."

         COST OF SALES. For the fiscal year ended August 29, 1998, cost of sales were $29,152,959 or 83.8% of net sales as compared to $19,880,051 or 85.5% of net sales for fiscal 1997. The 1.7% reduction in costs of sales as a percentage of net sales was primarily due to a higher margin percentage (0.7% of net sales) resulting from increased Rack Business sales (the Rack Business generally has a higher initial margin to cover the higher costs of servicing the inventory), and an increased level of co-op advertising credits (1.0% of net sales) earned due to increased purchase levels.

         OPERATING EXPENSES. For the fiscal year ended August 29, 1998, selling, general and administrative expenses were $4,161,426 or 12% of net sales as compared to $2,799,158 or 12% of net sales in fiscal 1997. This increase was caused by two changes in expense activity. The first was the higher level of NEOS payroll ($881,000) in fiscal 1998 necessitated by additional volume and locations serviced. The second change was a general increase in fiscal 1998 operating expenses ($481,000) caused by the relocation of NEOS into a larger facility in the second half of fiscal 1997. Bad debt expense decreased by $93,500 from fiscal 1997 to fiscal 1998. The majority of the NEOS accounts that management felt it did not have a reasonable expectation of collecting were written off in fiscal 1996 and 1997.

         INTEREST EXPENSE AND TAXES. For the fiscal year ended August 29, 1998, interest expense was $430,687 or 1.2% of net sales versus $323,888 or 1.4% of net sales in fiscal 1997. This increase was due to increased borrowing by NEOS under its revolving credit line with Congress Financial Corporation ("CFC"). The tax provision for fiscal 1998, representing an effective tax rate of 37%, increased by $279,000 over fiscal 1997 due to the positive operating earnings.

         NET INCOME. For the fiscal year ended August 29, 1998, net income was $475,933 or 1.4% of net sales. For the fiscal year ended August 30, 1997 net loss was ($135,176) or (0.6%) of net sales. The increase in net income in fiscal 1998 reflects the increase in volume and customer base over fiscal 1997. The volume improvement was partially offset by the increased costs of expanding the facilities and payroll to accommodate that growth. As discussed earlier, the Rack Business of NEOS was highly dependent on Meijer Inc. This customer stopped ordering from NEOS in January 1999. Although Management feels these revenue dollars will be replaced, the risk exists that they will not be.

THE COMPANY'S RESULTS OF OPERATIONS FOR THE
EIGHT MONTH PERIOD ENDED AUGUST 31, 1998
VERSUS THE YEAR ENDED DECEMBER 31, 1997

         In October 1998, subsequent to the NEOS Acquisition, the Company changed its fiscal year to end August 31 to be consistent with the year-end of NEOS. Accordingly, the following discussion presents an analysis of the eight months of results ended August 31, 1998 for the Company immediately prior to its September 1, 1998 NEOS Acquisition as compared to the results for the twelve months ended December 31, 1997 of the Company.

         NET SALES. For the eight month period ended August 31, 1998, the Company had net sales of $109,495, an average of $13,686 per month. For the twelve month period ended December 31, 1997, the Company had net sales of $293,428, an average of $24,452 per month. This 1998 drop in net sales resulted primarily from elevated 1997 sales activity with a related party - MMIC. The accounts receivables for such 1997 sales with MMIC remain uncollected. See "Certain Relationships and Related Transactions."

         COST OF SALES. For the eight month period ended August 31, 1998, cost of sales was $11,139 or 10% of net sales. For the year ended December 31, 1997, cost of sales was $19,052 or 6% of net sales. The majority of revenue for the year ended December 31, 1997 came from a related party - MMIC. (See "DESCRIPTION OF BUSINESS - RECENT DEVELOPMENT OF BUSINESS.") Based on the terms of the Company's production and distribution agreement with MMIC, production costs were borne by MMIC. The Company believes that this resulted in cost of sales being lower, as a percentage of net sales, for the year ended December 31, 1997.

         OPERATING EXPENSE. For the eight month period ended August 31, 1998, selling, general and administrative expenses (SG&A) were $659,348. For the year ended December 31, 1997, selling, general and administrative expenses were $794,314. The majority of the SG&A costs prior to the NEOS Acquisition are unrelated to sales volumes. Such expenses include officers' and staff salaries and professional and consulting fees. Generally, the average monthly SG&A costs during the eight month period ended August 31, 1998 were approximately $82,419 as compared to the average monthly SG&A costs during the year ended December 31, 1997 which were $66,192. Such average monthly SG&A costs were higher during the eight month period ended August 31, 1998 because of higher professional fees and expenses and other expenses related to increased efforts by the Company to prepare business plans and analyze various acquisitions and other matters prior to the decision to acquire NEOS. Excluding the increase in professional fees, the average SG&A expenses per month for the eight month period ended August 31, 1998 was approximately $5,000 per month lower than SG&A expenses for the average twelve month period ended December 31, 1997.

         INTEREST EXPENSE. For the eight month period ended August 31, 1998 and the twelve month period ended December 31, 1997, respectively, interest expense was $98,135 or an average of $12,267 per month versus $144,382 or an average of $12,032 per month.

         NET INCOME (LOSS). For the eight month period ended August 31, 1998, the net loss was $645,464. The net loss for the twelve month period ended December 31, 1997 was $809,912. As discussed elsewhere in this Prospectus, the operating activity of the Company prior to the NEOS Acquisition did not produce significant revenue.

LIQUIDITY AND CAPITAL RESOURCES


         The Company's primary cash requirements are for payments for NEOS' products and operating expenses, as well as various notes, including to related parties. Prior to the NEOS Acquisition, the Company's primary source of cash was loans from its principal shareholders, Messrs. Arnone and Giakas, and other related parties, as well as the sale of the Preferred Stock. NEOS' sources of cash include revenue from normal operations and its revolving credit line with Congress Financial Corporation ("CFC").

         Cash and cash equivalents as of February 28, 1999 were $1,162,920 as compared to the pre-NEOS August 31, 1998 cash balance of $3,850,162, or a reduction of $2,687,242. This reduction was primarily the result of the paydown of accounts payable ($1,965,314), the costs and purchase price of the NEOS Acquisition ($1,627,416), and an increase in inventory ($855,052). These increases were partially offset by the amounts drawn from the CFC credit line ($1,686,658).

         Net cash flow to operating activities for the six month period ended February 28, 1999 was $2,052,622. The primary uses of cash were for the paydown of accounts payable balances after the holiday season ($1,965,314) as well as an increase in inventory built up for the holiday season ($855,052).

These outflows were only partially  offset by increases in deferred  revenue and
rebates  to  customers   ($174,460)  as  well  as  other  non-cash  items  (i.e.
depreciation, accrued expenses).

         As of February 28, 1999, outstanding accounts receivable totaled $5,772,285. This amount is net of an allowance for returns of $182,488. By comparison, the pro forma consolidated accounts receivable balance as of August 31, 1998 was $5,856,805, net of an identical allowance of $182,488. The accouns receivable balance at February 28, 1999 includes $1,613,072 due from a major customer, Meijer, which has stopped purchasing from the Company. (See "SUMMARY - RECENT DEVELOPMENTS" and "RISK FACTORS - LOSS OF PRIMARY CUSTOMER.") The Company believes that, based upon payment activity and nominal returns since March 1999, this receivable balance is collectible and that the amount of returns from sales to this customer will not be material.

         At February 28, 1999 inventory was $7,703,619 versus a pro forma balance as of August 31, 1998 of $6,848,567. The Company believes this increase is normal due to increased sales volume. NEOS accounts for its inventory on a first-in-first-out basis.

         At February 28, 1999 the Company's accounts payable balance was $6,163,560 versus the pro forma balance as of August 31, 1998 of $8,509,717.

         NEOS has a revolving credit agreement (the "CFC Credit Agreement") with Congress Financial Corporation ("CFC"). The maximum line of credit available under the CFC Credit Agreement is $6,000,000. Advances under the CFC Credit Agreement are made on the basis of eligible accounts receivable and inventory as defined in the agreement. CFC requires NEOS to maintain working capital of no less than $2,500,000 excluding its borrowings from CFC. In addition, NEOS must maintain an adjusted net worth of no less than $600,000. The adjustment to the net worth calculation allows NEOS to add the balance of any subordinated debt due to the former shareholder of NEOS to the net worth calculation to meet the required level. Working capital and adjusted net worth as of February 28, 1999 were $6,568,279 and $1,833,776, respectively. As of February 28, 1999, NEOS had an aggregate of $5,857,054 outstanding under the CFC Credit Agreement. NEOS pays interest to CFC at the rate of prime plus 1.5% on all outstanding amounts under the CFC Credit Agreement. All obligations of NEOS under the CFC Credit Agreement are guaranteed by the the Company.

         Net cash flow to investing activities for the six month period ended February 28, 1999 was approximately $1,905,709. The primary cash outflow for the Company was the cash needed for the NEOS Acquisition. Although the cash outlay for the purchase was $2,250,000 with the balance in stock options and notes payable, the amount of cash on hand at NEOS as of the purchase date approximated $523,000, and $100,000 had already been paid out to escrow in a prior fiscal quarter. This resulted in a net cash outlay in the current period of approximately $1,627,000. In addition, fixed assets (including a new telephone system at NEOS) totaling $288,626 were acquired during the period.

         Net cash flow from financing activities for the six month period ended February 28, 1999 was $1,271,089. The primary source of cash was advances on the CFC line of credit of $1,686,658. This was partially offset by the repayment of advances to employees and stockholders of $145,000 and a principal payment of $250,000 on the Gulf Coast Note (the remaining principal and interest balance on this note as of February 28, 1999 was $1,024,562 to be paid in three equal annual payments of $380,000).

         As of February 28, 1999, the Company had outstanding an aggregate of $3,004,675 in notes (including accrued interest of $323,568 ), and accrued salaries. Such amounts consist of an aggregate of $750,000 in the form of two notes to the former owner of NEOS for $375,000, of which one was paid in full in March 1999 and the other note becomes due in August 1999, $1,024,562 on the Gulf Coast Note, a $344,000 principal amount 9% demand note to the former owner of NEOS issued prior to the NEOS Acquisition (after giving effect to $30,000 repaid in December 1998), a $230,884 principal amount 9% demand note due to privately held corporations owned by Messrs. Giakas and Arnone representing working capital advances made by such entities to the Company, a $150,000 principal amount 10% demand note due to one private lender, a $15,000 principal amount 9% demand note due to Whelan, Inc. also a privately held corporation owned by Messrs. Arnone and Giakas, accrued officers' salaries of $339,383 and $101,840 in notes due to finance various assets purchased by the Company. See "Risk Factors - Possible Lack of Sufficient Capital Resources To Repay Certain Outstanding Indebtedness" and "Certain Relationships and Related Transactions."

         NEOS has several capital leases in the aggregate amount $162,221 that are secured by the related equipment and fixtures.

         The Company believes that its current cash, cash from operations and loans under the CFC Credit Agreement will be sufficient to fund the Company's working capital requirements for the foreseeable future. No assurances can be given, however, that due to any number of events and/or circumstances including, but not limited to, a downturn in the pre-recorded music industry or in the economy in general, the Company will not need additional working capital. Furthermore, no assurances can be given that the Company will be able to obtain such additional working capital when and if needed or on terms acceptable to the Company.

YEAR 2000 ISSUES

         Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to the year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or create erroneous results. This could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. Using internal staff and outside consultants, the Company is actively addressing this situation and anticipates that it will not experience a material adverse impact to its operations, liquidity or financial condition related to systems under its control. Specifically, the Company is in the process of converting its mainframe inventory and financial accounting computer software to Nxtrend's
"Trend" system software package. The Company expects to have this conversion completed by the summer of 1999. In addition, the majority of the computer hardware is currently being replaced and a new LAN network has been installed. Also, the Company is taking the necessary steps to provide itself with reasonable assurance that its service providers, suppliers, customers and financial institutions are Year 2000 compliant. This process is approximately 50% complete. The total cost to achieve Year 2000 compliance is estimated at $550,000. The majority of this amount has already been expended, primarily in the third fiscal quarter of 1999. The Company is developing contingency plans to identify and mitigate potential problems and disruptions to the Company's operations arising from the Year 2000 issue. This process is expected to be completed by August 1999. While the Company believes that its own internal assessment and planning efforts with respect to its external service providers, suppliers, customers and financial institutions are and will be adequate to address its Year 2000 concerns, there can be no assurance that these efforts will be successful or will not have a material adverse effect on the Company's operations. See "Risk Factors."

DESCRIPTION OF PROPERTY


         The  Company's  principal  office,  located  at  222  Route  35  South,
Middletown, New Jersey 07748, is leased from the brother-in-law of Wallace Giakas, an officer, director, and one of the Company's principal shareholders in consideration for the sum of $1,000 per month for a term of three years. The Company also rents a 1,500 square foot facility in Jackson, New Jersey, for the sum of one dollar per month for a term of five years from Joseph Venneri, an officer, director, and principal shareholder of the Company, where the Company operates a full service, 24-track recording studio. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). No assurances can be made that these shareholders or their relatives may not in the future demand increased rent from the Company in consideration for the use of these properties, or that the Company will not relocate its operations at substantial cost to the Company, if necessary, which may adversely affect the Company's financial condition and results of operations.

         Currently, the Company is also party to a five year lease agreement relating to approximately a 13,400 sq. ft. facility located on 15 East 8th Street, Chester, Pennsylvania from Albert N. Albertini, Albert V. Albertini, Christopher M. Albertini, and Al Alberts On Stage, Ltd. These premises are leased for a term of five years from March 1, 1997 through February 28, 2002, and which may be renewed at the election of the Company for an additional five years. Rent during the initial term is equal to debt service on the mortgage and the real estate taxes imposed on the premises of approximately $24,000 per year. At the end of the first term, the Company has the option to acquire the premises for $10, with the assumption of certain liabilities principally consisting of an outstanding mortgage in the approximate amount of $125,748. These studios are utilized by the Company to produce enhanced musical compositions and new master recordings to be distributed by the Company and others.


         Through its NEOS subsidiary, the Company is a party to a year-to-year lease, relating to approximately 1,000 sq. ft. in Philadelphia, Pennsylvania at the rate of $655 per month, is party to a two year lease in Grand Rapids, Michigan relating to approximately 2,500 sq. ft. at the rate of $1,305 per month, and is party to a five year lease in Latham, New York relating to approximately 41,000 sq. ft. at the rate of $12,000 per month, increasing to $15,000 per month commencing September 1, 1999. With the exception of the Latham, facility, these leases are with unrelated parties. The Latham facility is owned by a corporation owned and controlled by Louis J. DelSignore an officer and director of the Company, and former sole stockholder of NEOS. ("CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS")

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since June 1996, the Company has been granted the use of certain office and production space located in Jackson, New Jersey from Joseph Venneri, one of its officers, directors and principal shareholders for a term of five years for the sum of one dollar per month. In addition, the Company has entered into a lease agreement with the brother-in-law of Wallace Giakas, one of the Company's principal shareholders, officers and directors, for the rent of office space in Middletown, New Jersey in the amount of $1,000 per month for a term of three years. The Company, through its NEOS subsidiary, also leases approximately 41,000 sq. ft. from a company owned and controlled by Louis J. DelSignore, an officer and director of the Company for a term of five years at the rate of $12,000 per month, increasing to $15,000 per month commencing September 1, 1999.


         Since the Company's inception, the Company has been highly dependent on loans from its principal shareholders, Messrs. Arnone and Giakas, and from others. As of February 28, 1999, the Company owed to Messrs. Arnone and Giakas in the aggregate $262,885 (which includes accrued interest of $32,001) representing the balance of funds owed to such persons (collectively, the "Insider Loans"). The Insider Loans are evidenced by nine (9%) percent demand promissory notes issued to Walextin, Inc. ("Walextin"), a privately held corporation owned and controlled by Messrs. Arnone and Giakas. In January 1998, the Company borrowed in the aggregate an additional $16,150 from Walextin and Whelan Inc. ("Whelan"), also a privately held corporation owned and controlled by Messrs. Arnone and Giakas. Such loans also are payable on demand and bear interest at nine (9%) percent per annum. The Company also owes to Messrs. Arnone, Giakas, Venneri and Bluestine an aggregate of $339,383 of accrued salaries. Because of the relationship between officers and directors of the Company and former officers, directors and beneficial owners of Walextin and Whelan, these transactions with Walextin and Whelan present a conflict of interest to the Company's officers and directors.


         In September 1996, the Company entered into a production and distribution agreement with Multi-Media Industries Corporation ("MMIC"), to distribute the recordings and compilations under the label Century Records, and pursuant to which the Company was to receive compensation in the form of 10% of the cash receipts, net of returns, of the production and distribution of ten compact diskettes, including six enhanced multi-media compact diskettes. Pursuant to the terms of the agreement, MMIC was required to pay directly or reimburse the Company for all production costs. One of the Company's officers, directors and principal shareholders, Joseph Venneri, is also a shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a former director of the Company, is also a shareholder of MMIC, and from June 1995 through May 1997, was the Chief Financial Officer and a director of MMIC. In 1997, the Company recorded approximately $204,362 in revenues from MMIC, of which amount $180.615 remains uncollected as of February 28, 1999.

         In 1997, the Company entered into a joint venture agreement with MMIC. The agreement provides that the Company will produce for the production of a minimum of 20 new releases per year, contingent upon MMIC advancing to the Company $10,000 per album, plus production and distribution costs. All net revenue from the production, development and distribution of releases under the agreement will be split 50% to the Company and 50% to MMIC. Under the agreement, the Company is entitled to a distribution royalty for foreign and domestic distribution of the produced compact diskettes. No revenues have been earned under this agreement. Because of the relationship between officers and directors of the Company and former officers, directors and beneficial owners of MMIC, these transactions with MMIC may present a conflict of interest to the Company. To resolve any apparent conflict of interest, Messrs. Bluestine and Venneri have not voted and will abstain from voting on any matter involving MMIC before the Company's Board of Directors. Further, the Company does not intend to engage in any business with MMIC in the future.

         There are no other material agreements and/or arrangements between the Company, its officers, directors or shareholders, and the Company believes that the terms of its agreements with related parties are no less favorable to the Company than those that would be available from unrelated third parties.

MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is currently traded on the National Association of Securities Dealers, Inc. Automated Quotation System's Bulletin Board (OTC:BB), and only a limited public trading market exists for the Company's outstanding stock. There can be no assurance that an active public market will develop for this outstanding Common Stock. Further, no assurance can be given that, in the event that such a public market does develop, the price will be equal to or higher than the price established by the Company upon the issuance of such equity. Prices for the Company's Common Stock are as follows:


                                        High              Low      Close
1997
March 31, 1997                         10.00              3.62     8.875
June 30, 1997                           8.875             7.62     7.875
September 30, 1997                      8.00              3.50     4.750
December 31, 1997                     $ 6.00            $ 2.75   $ 2.875

1998
March 31, 1998                          4.87              1.87     3.000
June 30, 1998                          11.43              2.75     6.000
September 30,1998                       5.50              5.25     5.43
December 31, 1998                     $ 4.75            $ 4.62   $ 4.62
                                      ------            ------   -------

1999
April 28, 1999                        $ 4.44            $ 4.12   $ 4.19
                                      ------            ------   -------

-----------------
*Sources: National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), OTC Bulletin Board.


         DIVIDEND POLICY. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, operating results, capital requirements, applicable contractual restrictions and such other factors as the Board of Directors deems relevant.

         VOLATILITY AND LIMITED MARKET. The market price of the Company's Common Stock has in the past been highly volatile and is expected to continue to be subject to significant price and volume fluctuations in the future based on a number of factors, including market uncertainty about the Company's financial condition or business prospects; shortfalls in the revenues or results of operations expected by securities analysts; announcements of new products by the Company or its competitors; quarterly fluctuations in the Company's financial results or in the results of other entertainment companies, including those of direct competitors of the Company; changes in analysts' estimates of the Company's financial performance, the financial performance of competitors, or the financial performance of entertainment companies in general; the introduction of new products or product enhancements by the Company or its competitors; general conditions in the industry; changes in prices for the Company's products or competitors' products; changes in revenue growth rates for the Company, and its competitors in general; changes in the mix of revenues attributable to domestic and international sales; and seasonal trends in purchases and other general economic conditions.

         In addition, the stock market may from time to time experience extreme price and volume fluctuations, which particularly affect the market for the securities of many entertainment companies and which have often been unrelated to the operating performance of the specific companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future. To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company presently intends to retain all profits for its business for operations and it does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

EXECUTIVE COMPENSATION


         The following table sets forth the cash and accrued compensation, and warrants issued by the Company to each executive officer of the Company for the year ended December 31, 1997 and the eight months ended August 31, 1998. No compensation was accrued during the period May 17, 1996 (inception) through December 31, 1996.


                                                                                     OTHER      LONG TERM      TOTAL
NAME OF INDIVIDUAL         PRINCIPAL POSITION                 YEAR     SALARY     COMPENSATION COMPENSATION COMPENSATION
------------------         ------------------                 ----     ------     ------------ ------------ ------------
John S. Arnone             President, Chief Executive         1996      - 0 -       - 0 -         - 0 -      - 0 -
                           Officer, Director                  1997     $ 31,250   $3,359,493      - 0 -    $3,390,743
                                                              1998     $125,000   $  573,875(1)   - 0 -    $  698,875

Wallace M. Giakas          Chairman of the Board,             1996      - 0 -       - 0 -         - 0 -      - 0 -
                           Secretary                          1997     $ 31,250   $3,359,493      - 0 -    $3,390,743
                                                              1998     $125,000   $  573,875(1)   - 0 -    $  698,875

Joseph Venneri             Executive Vice President           1996      - 0 -       - 0 -         - 0 -      - 0 -
                           Director                           1997     $ 36,200   $3,359,493      - 0 -    $3,395,693
                                                              1998     $125,000     - 0 -         - 0 -    $  125,000

Richard Bluestine          Executive Vice-                    1996      - 0 -       - 0 -         - 0 -      - 0 -
                           President, Chief Financial         1997     $ 18,750   $  537,519      - 0 -    $  556,269
                           Officer, Chairman of               1998     $ 31,250     - 0 -   (2)   - 0 -    $   31,250
                           Audit Committee

Louis J. DelSignore        Director                           1998     $145,000     - 0 -   (3)   - 0 -    $  145,000

Ron Nicks                  Director                           1998     $125,000     - 0-    (4)   - 0 -    $  125,000

-----------------
(1) Includes options to purchase 125,000 shares of the Company's Common Stock exercisable at $5.25 per share over a period of five years granted to Messrs. Arnone and Giakas as compensation in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.


(2) The Company has not entered into an executive compensation agreement with Mr. Bluestine as of the date here of. Because Mr. Bluestine has indicated that he is not available on a full time basis, the Company has not offered Mr. Bluestine an employment agreement. The Company may seek to hire a new chief financial officer in the future it it believes it needs a full-time individual in that capacity. The Company believes, if necessary, that it could readily hire a new chief financial officer.


(3) Does not include options to purchase 250,000 shares of the Company's Common Stock exercisable at the lesser of $5.25 per share or the closing bid price for the Company's Common Stock at the time of Closing over a period of two years as granted to Mr. DelSignore in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.

(4) Does not include options to purchase 150,000 shares of the Company's Common Stock exercisable at $5.25 per share over a period of three years from September 17, 1998 granted to Mr. Nicks, of which 75,000 vested upon execution of their executive compensation agreements with the Company on September 17, 1998, with the remaining options to vest over the term of the agreement. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.

         EMPLOYMENT AGREEMENTS. As of even date, with the exception of Joseph Venneri, Louis DelSignore and Ronald Nicks, none of the officers and directors have received any cash compensation from the Company. As set forth above, the amounts due to officers and directors have been accrued and expensed for the year ended December 31, 1997 and the eight month period ended August 31, 1998.

         On January 29, 1997, the Board of Directors approved the employment agreements, effective January 1, 1997, for Wallace Giakas, Joseph Venneri, John Arnone and Richard Bluestine. However, on March 24, 1998, the individual officers and directors of the Company, agreed to waive, except with respect to the accrued amounts shown above, all other amounts due or owing pursuant to these employment agreements effective March 31, 1998. The Board did however retain certain incentive based compensation for the Board of Directors of the Company in the form of warrants which are convertible into 10 shares of Company's Common Stock at the price of $2.00 per share over a term of ten years.


         On August 14, 1998 the Company entered into an employment agreement with Mr. Giakas. This agreement is for the term of ten years, and provides for compensation in the amount of $125,000 to Mr. Giakas together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"), and the greater of 2% of the value of any acquisition made by the Company, as computed by the purchase price plus the value of any additional consideration paid by the Company in connection with any such acquisition, or 2% of the revenue reported by any such acquisition in the preceding fiscal year by the acquiree. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by Black-Scholes Model. In addition, Mr. Giakas is entitled to 2.5% of any capital raised for the Company. At the option of Mr. Giakas, any compensation due under this provision may be converted into the Company's Common Stock at a conversion price equal to the average closing bid price for the Company's Common Stock 30 days prior to any such acquisition or capital funding. In connection with the NEOS Acquisition Mr. Giakas has waived all incentive based compensation due under the terms of his agreement only with regards to that acquisition and to accept options to acquire 125,000 shares of the Company's Common Stock at a price of $5.25 exercisable over a period of five years from the date of Closing. This agreement also provides that in the event of a change in control of the Company, Mr. Giakas may resign and all amounts due and owing for the term of his agreement shall become due and payable.

         On August 14, 1998 the Company entered into an employment agreement with Mr. Arnone. This agreement is for the term of ten years, and provides for compensation in the amount of $125,000 to Mr. Arnone together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"), and the greater of 2% of the value of any acquisition made by the Company, as computed by the purchase price plus the value of any additional consideration paid by the Company in connection with any such acquisition, or 2% of the revenue reported in the preceding fiscal year by the acquiree. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by the Black-Scholes Model. In addition, Mr. Arnone is entitled to 2.5% of any capital raised for the Company. At the option of Mr. Arnone, any compensation due under this provision may be converted into the Company's Common Stock at a conversion price equal to the average closing bid price for the Company's Common Stock 30 days prior to any such acquisition or capital funding. In connection with the NEOS Acquisition, Mr. Arnone has waived all incentive based compensation due under the terms of his agreement only with regards to that acquisition and to accept options to acquire 125,000 shares of the Company's Common Stock at a price of $5.25 exercisable over a period of five years from the date of Closing. This agreement also provides that in the event of a change in control of the Company, Mr. Arnone may resign and all amounts due and owing for the term of his agreement shall become due and payable.


         On August 14, 1998 the Company entered into an employment agreement with Mr. Venneri. This agreement is for the term of ten years, and provides for annual compensation in the amount of $125,000 to Mr. Venneri together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the studio division of the Company in accordance with Generally Accepted Accounting Principles ("GAAP") from the Company's Entertainment Division.


         As of the date hereof the Company has no employment or executive compensation agreement with Mr. Bluestine. Because Mr. Bluestine has indicated that he is not available on a full time basis, the Company has not offered Mr. Bluestine an employment agreement. The Company may seek to hire a new chief financial officer in the future it it believes it needs a full-time individual in that capacity. The Company believes, if necessary, that it could readily hire a new chief financial officer. (See "RISK FACTORS; DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL").

         In connection with the Company's acquisition of Northeast One Stop, Inc., the Company secured the continued employment of Louis J. DelSignore, the former sole shareholder of Northeast One Stop, Inc., for a term of one year at the rate of $145,000. In addition, the Company has secured an employment and executive compensation agreement with Mr. Nicks for a term of three years at the rate of $125,000 per year and options to acquire 150,000 shares of the Company's Common Stock at a price of $5.25 per share. These options would vest over a period of three years with 75,000 options vesting on September 18, 1998, and with the remaining 75,000 options to vest in equal installments of 25,000, each year for the remaining three years.


         As of February 1, 1999, the Company and its subsidiaries, including NEOS, had a total of approximately 150 employees, all of whom were full-time employees. The Company has no collective bargaining agreement with its employees and no union represents them. There have been no interruptions or curtailments of operations due to labor disputes and the Company believes that relations with its employees are good.


FINANCIAL STATEMENTS

         Financial Statements: The financial statements filed herewith are set forth in the Index to Financial Statements.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

         AJ. Robbins, P.C. of Denver, Colorado was retained by the Company on August 6, 1996, replacing Fung T. Yen, C.P.A, of San Gabriel California. The Board of Directors retained AJ. Robbins, P.C. voluntarily and without any disagreement with the Company's prior accountant.

                          INDEX TO FINANCIAL STATEMENTS


PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PROFORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         Financial Statements:

              Proforma Explanatory Headnote                                 F-2

              For the Year Ended and as of August 31,1998 (Unaudited)
                  Unaudited Proforma Consolidated Statement of Operations   F-3
         Notes to Unaudited Proforma Consolidated Financial Statements      F-4

PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
         Report of Independent Certified Public Accountants                 F-6

         Financial Statements:
              Consolidated Balance Sheets                                   F-7
              Consolidated Statements of Operations                         F-9
              Consolidated Statement of Stockholders' Equity               F-10
              Consolidated Statements of Cash Flows                        F-12
         Notes to Consolidated Financial Statements                        F-13

NORTHEAST ONE STOP, INC.
         Report of Independent Certified Public Accountants                F-41

         Financial Statements:
              Balance Sheets                                               F-42
              Statements of Operations                                     F-43
              Statement of Stockholder's Equity (Deficiency)               F-44
              Statements of Cash Flows                                     F-45
         Notes to Financial Statements                                     F-46

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                          PROFORMA EXPLANATORY HEADNOTE

The following unaudited proforma consolidated financial statements give effect to the acquisition by Planet Entertainment Corporation (the "Company") of Northeast One Stop, Inc. ("NEOS") and are based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared utilizing the historical financial statements of the Company and notes thereto, and the historical financial statements of NEOS and notes thereto, which are included in this registration statement. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisitions been effected on the dates indicated or the results which may be obtained in the future.

The proforma consolidated statement of operations for the year ended August 31, 1998 assumes the acquisition was consummated at August 31, 1998 and includes the operating results of the Company and NEOS for the year then ended.

Effective September 1, 1998, the Company acquired all of the issued and outstanding common stock of NEOS. The purchase price for NEOS was $3,000,000 comprised of $2,250,000 in cash and $750,000 in notes, of which $375,000 is to be paid by February 28, 1999 and $375,000 is to be paid by August 31, 1999. Additionally, the Company granted options to the stockholder of NEOS to purchase 250,000 shares of the Company's common stock, exercisable at a price equal to the lesser of $5.25 per share or the closing bid price of the Company's stock on the closing date of the transaction (September 25, 1998), exercisable for a term of two years from the date of closing. The cash paid at closing was obtained by the Company through its sale of 500 shares of the Company's 7% non-voting, convertible preferred stock (for net proceeds of $4,475,000) on May 31, 1998.

The purchase price for NEOS is allocated as follows:
Cash                                                               $    522,584
Inventory                                                             6,848,567
Accounts receivable                                                   5,646,804
Property and equipment                                                  784,376
Other assets                                                            141,799
Accounts payable and accrued expenses                                (8,180,609)
Notes payable                                                        (4,655,947)
Capitalized lease obligations                                          (234,081)
Other liabilities                                                      (506,167)
Goodwill                                                              2,966,424
Options granted, NEOS stockholder - additional paid-in capital          814,000
                                                                   ------------
    Total purchase price (including acquisition
          costs of $1,147,750)                                        4,147,750
Less:
  Cash paid at signing of letter of intent                             (100,000)
  Notes payable                                                        (750,000)
  Options granted, acquisition costs - additional paid-in capital    (1,147,750)
                                                                   ------------

Cash paid at closing                                               $  2,150,000
                                                                   ============

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
             UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                          PLANET
                                      ENTERTAINMENT
                                     CORPORATION AND     NORTHEAST
                                       SUBSIDIARIES    ONE STOP, INC.
                                      FOR THE TWELVE   FOR THE YEAR
                                       MONTHS ENDED        ENDED         PROFORMA     CONSOLIDATED
                                      AUGUST 31, 1998  AUGUST 29, 1998  ADJUSTMENTS     PROFORMA
                                    -----------------  ---------------  -----------   -------------

REVENUES:
   Sales, net                       $          44,035  $    34,793,341  $        --   $  34,837,376
   Royalty                                     26,817               --           --          26,817
   Studio                                     288,155               --           --         288,155
                                    -----------------  ---------------  -----------   -------------
         Total Revenues                       359,007       34,793,341           --      35,152,348
                                    -----------------  ---------------  -----------   -------------
COSTS AND EXPENSES:
   Cost of sales                               18,247       29,152,959           --      29,171,206
   Selling, general and
     administrative                         1,058,523        4,161,426           --       5,219,949
   Depreciation and amortization               47,149          238,165       72,423         357,737
   Interest expense                                --          430,687           --         430,687
   Interest expense - related
     party                                    154,098               --           --         154,098
   Bad debt expense                                --           38,106           --          38,106
   Amortization of loan costs                      --           28,526           --          28,526
                                    -----------------  ---------------  -----------   -------------
         Total Costs and Expenses           1,278,017       34,049,869       72,423      35,400,309
                                    -----------------  ---------------  -----------   -------------
INCOME (LOSS) FROM OPERATIONS                (919,010)         743,472      (72,423)       (247,961)
                                    -----------------  ---------------  -----------   -------------
OTHER INCOME :
   Dividend income                             47,421               --           --          47,421
   Interest income                                 --            2,289           --           2,289
   Other                                           --            5,279           --           5,279
                                    -----------------  ---------------  -----------   -------------
         Total Other Income                    47,421            7,568           --          54,989
                                    -----------------  ---------------  -----------   -------------
INCOME (LOSS) BEFORE
   (PROVISION) BENEFIT
   FOR INCOME TAXES                          (871,589)         751,040      (72,423)       (192,972)
(PROVISION) BENEFIT FOR INCOME
   TAXES                                           --         (275,107)     275,107              --
                                    -----------------  ---------------  -----------   -------------
NET INCOME (LOSS)                   $        (871,589) $       475,933  $   202,684   $    (192,972)
                                    =================  ===============  ===========   =============
NET INCOME (LOSS)                   $        (871,589) $       475,933  $   202,684   $    (192,972)
LESS PREFERRED STOCK
DIVIDENDS                                     (87,500)              --     (262,500)       (350,000)
                                    -----------------  ---------------  -----------   -------------
NET INCOME (LOSS)
ATTRIBUTABLE TO COMMON
STOCKHOLDERS                        $        (959,089) $       475,933  $   (59,816)  $    (542,972)
                                    =================  ===============  ===========   =============

NET (LOSS) PER COMMON SHARE
BASIC                                                                                 $        (.05)
                                                                                      =============
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                                                11,436,595
                                                                                      =============


       SEE ACCOMPANYING NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL
                       STATEMENTS AND EXPLANATORY HEADNOTE

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
          NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - PROFORMA ADJUSTMENTS

The adjustments relating to the unaudited proforma consolidated statement of operations are computed assuming the acquisition of Northeast One Stop, Inc. ("NEOS") was consummated at the beginning of the applicable periods presented.

NOTE 2 - ADDITIONAL AMORTIZATION

The unaudited proforma consolidated statement of operations reflect amortization of goodwill using the straight-line method over 40 years.

NOTE 3 - GOODWILL

Goodwill consists of the excess of the purchase price of NEOS over the estimated fair values of the assets acquired and liabilities assumed, including options to purchase a total of 500,000 shares of the Company's common stock valued at $1,147,750 issued to two stockholders of the Company, in consideration for advisory services rendered in connection with the acquisition, pursuant to the their employment agreements (see Planet Entertainment Corporation and Subsidiaries Financial Statement Note 15). The options were valued pursuant to SFAS 123 (see Planet Entertainment Corporation and Subsidiaries Financial Statement Note 19). In estimating the above acquisition cost, the Company used the Modified Black-Scholes European Pricing Model. The average risk-free interest rate used was 5.09%, volatility was estimated at 131% and the expected life was less than 5 years. Goodwill is being amortized over a 40 year period.

NOTE 4 - PLANET ENTERTAINMENT CORPORATION - CHANGE IN YEAR END

Planet Entertainment Corporation changed its fiscal year from December 31 to August 31. For proforma purposes, the period from September 1 to December 31, 1997 has been added to the eight months ended August 31, 1998 to reflect a full twelve months as follows:

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
          NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - PLANET ENTERTAINMENT CORPORATION - CHANGE IN YEAR END (CONTINUED)

                                    SEPTEMBER 1,   JANUARY 1,
                                         TO            TO
                                    DECEMBER 31,   AUGUST 31,
                                       1997           1998         PROFORMA
                                    -----------    -----------    -----------

Revenues                            $   249,512    $   109,495    $   359,007
Costs and expenses                      475,637        802,380      1,278,017
                                    -----------    -----------    -----------

Loss From Operations                   (226,125)      (692,885)      (919,010)
Other income                                 --         47,421         47,421
                                    -----------    -----------    -----------

Loss Before Provision for
  Income Taxes                         (226,125)      (645,464)      (871,589)

Provision for Income Taxes                   --             --             --
                                    -----------    -----------    -----------

Net Loss                            $  (226,125)   $  (645,464)   $  (871,589)
                                    ===========    ===========    ===========

NOTE 5 - PROVISION FOR INCOME TAXES

The  unaudited  proforma   consolidated   statement  of  operations  include  an
adjustment to eliminate the provision for income taxes of NEOS, recognizing the benefit from utilization of Planet Entertainment Corporation's net loss.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS
PLANET ENTERTAINMENT CORPORATION
MIDDLETOWN, NEW JERSEY


We have audited the accompanying consolidated balance sheets of Planet Entertainment Corporation and subsidiaries, as of August 31, 1998 and December 31, 1997, and the related consolidated statements of operations and stockholders' equity, and cash flows for the eight months ended August 31, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects, the financial position of Planet Entertainment Corporation and subsidiaries as of August 31, 1998 and December 31, 1997, and the results of its operations and stockholders' equity and its cash flows for the eight months ended August 31, 1998 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


                                        AJ. ROBBINS, PC
                                        CERTIFIED PUBLIC ACCOUNTANTS
                                        AND CONSULTANTS

DENVER, COLORADO
OCTOBER 30, 1998
EXCEPT FOR THE SECOND PARAGRAPH
 OF NOTE 12 WHICH IS DATED DECEMBER 15, 1998

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                 DECEMBER 31,  AUGUST 31,    FEBRUARY 28,
                                                    1997          1998          1999
                                                 -----------   -----------   -----------
                                                                             (UNAUDITED)
CURRENT ASSETS:
     Cash and cash equivalents                   $     3,670   $ 3,850,162   $ 1,162,920
     Accounts receivable, net                         21,026        17,959     5,517,598
     Accounts receivable, net - related party        183,684       192,042       254,687
     Prepaid expenses and other current assets       119,073       246,863       421,502
     Inventory                                            --            --     7,703,619
     Escrow deposit                                       --       225,000       125,000
     Current maturities of note receivable                --            --         6,931
     Deferred income taxes                                --            --        56,000
                                                 -----------   -----------   -----------

                  Total Current Assets               327,453     4,532,026    15,248,257
                                                 -----------   -----------   -----------

PROPERTY AND EQUIPMENT, at cost, net                 189,085       172,410     1,097,526
                                                 -----------   -----------   -----------

OTHER ASSETS:
     Record masters                                6,500,000     6,500,000     6,500,000
     Goodwill, net                                    77,917        70,839     2,995,928
     Publishing rights, net                              880           880           880
     Organization costs, net                          52,500        42,495        35,000
     Note receivable less current maturities              --            --        29,365
     Financing costs, net                                 --            --         1,176
     Security deposits                                    --            --         2,766
                                                 -----------   -----------   -----------

                  Total Other Assets               6,631,297     6,614,214     9,565,115
                                                 -----------   -----------   -----------

                                                 $ 7,147,835   $11,318,650   $25,910,898
                                                 ===========   ===========   ===========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                       DECEMBER 31,     AUGUST 31,     FEBRUARY 28,
                                                           1997            1998            1999
                                                       ------------    ------------    ------------
                                                                                        (UNAUDITED)
CURRENT LIABILITIES:
     Accounts payable and accrued expenses             $    106,693    $    187,641    $  6,163,560
     Accrued interest expense, related parties              177,484         275,618         323,568
     Deferred revenue                                       146,225         123,524         449,165
     Due to stockholders                                    263,800         270,884         230,884
     Note payable, related party                                 --         150,000         150,000
     Current portion, of long-term debt, related
     parties                                                500,000         250,000       1,000,000
     Accrued officer's salary                               112,000         141,467         339,383
     Due to customer                                             --              --         563,762
     Capital lease obligations, current portions                 --              --         132,704
     Notes payable, current portion                              --              --          36,227
     Note payable -  former stockholder of NEOS                  --              --         344,000
                                                       ------------    ------------    ------------

                  Total Current Liabilities               1,306,202       1,399,134       9,733,253
                                                       ------------    ------------    ------------

LONG-TERM LIABILITIES:
     Capital lease obligations, non-current portion              --              --          29,517
     Note payable - line of credit                               --              --       5,857,054
     Notes payable - non-current portion                         --              --          65,613
     Long-term debt, less current portion, related
     parties                                                750,000         750,000         500,000
     Deferred income taxes                                       --              --          30,600
                                                       ------------    ------------    ------------

                  Total long-term liabilities               750,000         750,000       6,482,784
                                                       ------------    ------------    ------------

                  Total Liabilities                       2,056,202       2,149,134      16,216,037
                                                       ------------    ------------    ------------

COMMITMENTS AND CONTINGENCIES
     (NOTES 2, 14 AND 15)

STOCKHOLDERS' EQUITY:
     Convertible preferred stock, 10,000,000 shares
       authorized, $.0001 par value -0-, 500 and 500
       shares issued and outstanding                             --       5,000,000       5,000,000
     Common stock, $.001 par value; 50,000,000
       shares authorized;11,421,966, 11,976,055 and
       11,976,055  shares issued and outstanding             11,422          11,976          11,976
     Additional paid-in capital                           5,942,570       9,286,053       9,605,805
     Accumulated deficit                                   (862,359)     (5,128,513)     (4,922,920)
                                                       ------------    ------------    ------------

                  Total Stockholders' Equity              5,091,633       9,169,516       9,694,861
                                                       ------------    ------------    ------------

                                                       $  7,147,835    $ 11,318,650    $ 25,910,898
                                                       ============    ============    ============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                               FOR THE YEAR    FOR THE EIGHT   FOR THE SIX     FOR THE SIX
                                                  ENDED        MONTHS ENDED    MONTHS ENDED    MONTHS ENDED
                                               DECEMBER 31,     AUGUST 31,     FEBRUARY 28,    FEBRUARY 28,
                                                  1997            1998            1998            1999
                                               ------------    ------------    ------------    ------------
                                                                               (UNAUDITED)     (UNAUDITED)
REVENUES:
   Royalty                                     $      3,775    $     23,042    $      4,738    $      2,452
   Sales                                             49,883          51,002          66,119      26,374,704
   Studio                                           239,770          35,451         211,077          10,704
                                               ------------    ------------    ------------    ------------

         Total Revenues                             293,428         109,495         281,934      26,387,860
                                               ------------    ------------    ------------    ------------

COSTS AND EXPENSES:
   Cost of sales                                     19,052          11,139          42,160      21,775,346
   Selling, general and administrative              794,314         659,348         406,159       3,991,705
   Depreciation and amortization                     40,592          33,758          24,237         200,245
   Interest expense                                      --              --              --         194,191
   Interest expense, related party                  144,382          98,135          81,105          56,060
   Bad debt expense                                 105,000              --              --             217
                                               ------------    ------------    ------------    ------------

         Total Costs and Expenses                 1,103,340         802,380         553,661      26,217,764
                                               ------------    ------------    ------------    ------------

INCOME (LOSS) FROM OPERATIONS                      (809,912)       (692,885)       (271,727)        170,096

OTHER INCOME:
   Interest and dividend income                          --          47,421              --          35,497
                                               ------------    ------------    ------------    ------------

NET INCOME (LOSS) BEFORE (PROVISION)
   BENEFIT FOR INCOME TAXES                        (809,912)       (645,464)       (271,727)        205,593

(PROVISION) BENEFIT FOR INCOME TAXES                     --              --              --              --
                                               ------------    ------------    ------------    ------------

NET INCOME (LOSS)                              $   (809,912)   $   (645,464)   $   (271,727)   $    205,593
                                               ============    ============    ============    ============

NET INCOME (LOSS)                              $   (809,912)   $   (645,464)   $   (271,727)   $    205,593

LESS PREFERRED STOCK DIVIDEND                            --         (87,500)             --        (175,000)

LESS PREFERRED STOCK DIVIDEND RETURN
   OF CAPITAL                                            --      (3,620,690)             --              --
                                               ------------    ------------    ------------    ------------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON       $   (809,912)   $ (4,353,654)   $   (271,727)   $     30,593
   STOCKHOLDERS
                                               ============    ============    ============    ============

NET INCOME (LOSS) PER COMMON SHARE BASIC
   BASIC                                       $       (.08)   $       (.37)   $       (.02)   $         *
                                               ============    ============    ============    ============
BASIC WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING                               10,211,250      11,827,308      10,995,630      11,976,055
                                               ============    ============    ============    ============

NET INCOME PER COMMON SHARE DILUTED                                                            $          *
                                                                                               ============

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING                                                                               13,910,952
                                                                                               ============


*LESS THEN $(.01) PER SHARE


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMEMTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                    COMMON STOCK         PREFERRED STOCK        ADDITIONAL
                               ---------------------   ---------------------     PAID-IN    ACCUMULATED
                                 SHARES      AMOUNT    SHARES      AMOUNT        CAPITAL      DEFICIT         TOTAL
                               ----------   --------   -------   -----------   -----------  -----------    -----------

BALANCES, DECEMBER 31, 1996     9,826,055   $  9,826        --   $        --   $ 5,296,199  $   (52,447)   $5,253,578

Issuance of common stock
   to acquire Al Alberts
   On Stage, Ltd.                 100,000        100        --            --       213,900           --       214,000

Issuance of common stock
   for services rendered          367,911        368        --            --       239,599           --       239,967

Issuance of common stock
   in satisfaction of note
   payable, and accrued
   interest                     1,100,000      1,100        --            --       108,900           --       110,000

Issuance of common stock
   for cash                        28,000         28        --            --        83,972           --        84,000

Net loss for the year                  --         --        --            --            --     (809,912)     (809,912)
                               ----------   --------   -------   -----------   -----------  -----------    ----------

BALANCES, DECEMBER 31, 1997    11,421,966     11,422        --            --     5,942,570     (862,359)    5,091,633

Issuance of common stock
   for services rendered          554,089        554        --            --       247,793           --       248,347

Offering costs from sale
   of convertible
   preferred stock
   for cash                            --         --        --            --      (525,000)          --      (525,000)

Issuance of convertible
   preferred stock                     --         --       500     1,379,310     3,620,690           --     5,000,000

Preferred stock dividend,
   return of capital                   --         --        --     3,620,690            --   (3,620,690)           --

Net loss for the period                --         --        --            --            --     (645,464)     (645,464)
                               ----------   --------   -------   -----------   -----------  -----------    ----------

BALANCES, AUGUST 31, 1998      11,976,055     11,976       500     5,000,000     9,286,053   (5,128,513)    9,169,516


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)


                                     COMMON STOCK             PREFERRED STOCK         ADDITIONAL
                               ------------------------   -------------------------    PAID-IN     ACCUMULATED
                                 SHARES       AMOUNT        SHARES        AMOUNT       CAPITAL       DEFICIT       TOTAL
                               ----------   -----------   -----------   -----------   -----------  ------------ -----------

Options Granted to the
   former owner of NEOS                --            --            --            --      (814,000)           --    (814,000)

Options granted for the
   acquisition of NEOS                 --            --            --            --     1,147,750            --   1,147,750

Excess cash received from
   sale of common stock in
   litigation settlement               --            --            --            --        17,627            --      17,627

Offering costs from the
   sale of convertible
   preferred stock                     --            --            --            --       (31,625)           --     (31,625)

Net income for the period              --            --            --            --            --       205,593     205,593
   (unaudited)                 ----------   -----------   -----------   -----------   -----------  ------------ -----------


BALANCES, FEBRUARY 28, 1999    11,976,055   $    11,976           500   $ 5,000,000   $ 9,605,805  $(4,922,920) $ 9,694,861
                               ==========   ===========   ===========   ===========   ===========  ============ ===========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                   FOR THE YEAR   FOR THE EIGHT  FOR THE SIX    FOR THE SIX
                                                      ENDED       MONTHS ENDED   MONTHS ENDED   MONTHS ENDED
                                                   DECEMBER 31,     AUGUST 31,   FEBRUARY 28,   FEBRUARY 28,
                                                      1997            1998           1998          1999
                                                   -----------    -------------  -----------    -----------
                                                                                 (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
   Net income (loss)                               $  (809,912)   $  (645,464)   $  (271,727)   $   205,593
   Adjustments to reconcile net loss to net cash
   used by operations:
     Bad debt expense                                  105,000             --             --            217
     Depreciation and amortization                      40,592         33,758         24,237        196,716
     Stock issued for services                         239,967        248,347        501,315             --
     Changes in:
       Due to customer                                      --             --             --         88,195
       Accounts receivable                             (21,026)         3,067        (33,294)        51,105
       Accounts receivable, related party             (183,684)        (8,358)      (180,615)        33,198
       Prepaid expenses and other current assets       (89,264)      (127,790)      (156,074)      (139,411)
       Inventory                                            --             --         (4,895)      (855,052)
       Accounts payable and accrued expenses            19,927         80,948        (21,216)    (1,965,314)
       Accrued interest expense, related party         144,384         98,134         69,354         47,950
       Deferred revenue                                146,225        (22,701)        (4,397)        86,265
       Accrued officers' salary                        112,000         29,467         27,083        197,916
                                                   -----------    -----------    -----------    -----------
       Cash Flows From (To) Operating Activities      (295,791)      (310,592)       (50,229)    (2,052,622)
                                                   -----------    -----------    -----------    -----------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
     Purchase of NEOS                                       --             --             --     (2,150,000)
     Cash acquired in the purchase of NEOS                  --             --             --        522,584
     Purchase of equipment                             (10,094)            --        (10,094)      (288,626)
     Escrow deposit                                         --       (225,000)            --             --
     Repayments on note receivable                          --             --             --          4,928
     Deposit on leased equipment                            --             --             --          5,405
                                                   -----------    -----------    -----------    -----------

       Cash Flows From (To) Investing Activities       (10,094)      (225,000)       (10,094)    (1,905,709)
                                                   -----------    -----------    -----------    -----------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
     Repayment of advances from employees                   --             --             --        (75,000)
     Repayment of advances from stockholders                --             --             --        (70,000)
     Advances from stockholders                        118,557          7,084        126,649             --
     Proceeds from note payable                             --             --         50,000         82,030
     Proceeds from note payable, related party         100,000        150,000        150,000             --
     Proceeds from issuance of common stock             84,000             --             --         17,627
     Proceeds from issuance of preferred stock              --      5,000,000             --             --
     Repayment of note payable - line of credit             --             --             --      1,686,658
     Repayment of note payable                              --             --             --         (8,941)
     Preferred stock issuance costs                         --       (525,000)            --        (31,625)
     Repayment of long-term debt, related party             --       (250,000)      (250,000)      (250,000)
     Repayment of capitalized lease obligations             --             --             --        (79,660)
                                                   -----------    -----------    -----------    -----------

       Cash Flows From (To) Financing Activities       302,557      4,382,084         76,649      1,271,089
                                                   -----------    -----------    -----------    -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                 (3,328)     3,846,492         16,326     (2,687,242)

CASH AND CASH EQUIVALENTS, beginning of period           6,998          3,670          6,216      3,850,162
                                                   -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS,
   end of period                                   $     3,670    $ 3,850,162    $    22,542    $ 1,162,920
                                                   ===========    ===========    ===========    ===========

CASH PAID FOR INTEREST EXPENSE                     $        --    $        --    $        --    $   194,015
                                                   ===========    ===========    ===========    ===========

CASH PAID FOR INCOME TAXES                         $        --    $        --    $        --    $   259,609
                                                   ===========    ===========    ===========    ===========


See Note 20

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED



NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY AND ACTIVITY
Planet Entertainment Corporation (the Company or Planet) was incorporated under the laws of Delaware on May 17, 1996 and on October 1, 1996 was acquired by Ampro International Golf Tour, Inc. which changed its name to Planet. The Company was organized for the purpose of acquiring existing libraries of master recordings of various types of music and to enhance, market and produce new recordings to be licensed or marketed domestically and internationally.

In July 1996 the Company issued 3,060,000 shares of common stock to acquire 5,000 master recordings, publishing rights to 300 songs and a recording studio located in New Jersey from a related party. The master recordings acquired have not been recorded in the financial statements since predecessor costs could not be determined.

In December 1995 a third party company, Music Marketeers agreed to acquire 7,500 music master recordings from a group of companies (Gulf Coast) in a Chapter 11 bankruptcy proceeding for future consideration. This transaction was subject to confirmation of a plan of reorganization.

In September 1996 Planet agreed to acquire the 7,500 master recordings from Music Marketeers for 694,000 shares of its common stock and notes totaling $1,250,000.

Also in September 1996, another Company (J. Jake) controlled by the same individual as Music Marketeers sold another 2,500 master recordings to Planet for 806,000 shares of Planet common stock.

In November 1996, both the Music Marketeers and J. Jake agreements were amended. The new agreement included a combined sale of 10,000 master recordings for 1,500,000 shares of Planet common stock and a note payable for $1,250,000. 7,500 of these master recordings were still subject to approval of sale by the bankruptcy court.

In November of 1997, the bankruptcy court approved the plan or reorganization so that the sale of the final 7,500 recordings was approved.

The Company recorded the purchase of the 2,500 master recordings in 1996 for $2,821,000 or $3.50 per share for the 806,000 shares transferred based upon the trading price of the common stock issued. Also, in 1996 the Company recorded the purchase of the 7,500 master recordings for $3,679,000, representing the $1,250,000 notes and 694,000 shares of Planet common stock valued at $3.50 per share, the current trading price.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On September 1, 1998 the Company acquired all of the assets and the business of Northeast One Stop, Inc. (NEOS) (See Note 23). Upon acquisition of NEOS, the Company derives substantially all of its revenues' from the wholesale distribution of music products and accessories.

The company changed its fiscal year from December 31 to August 31 for the period ending August 31, 1998.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; Higher Ground Records, Maestro Holding Corporation, Al Alberts On Stage, Ltd. and Northeast One Stop, Inc. All significant intercompany accounts and transactions have been eliminated.

FISCAL YEAR END
The NEOS subsidiary fiscal year ends on the Saturday closest to August 31, which results in a 52 or 53 week year.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions. The rate of amortization of record masters is, in part, based upon anticipated total gross revenues over the estimated life of the record masters. Although no amortization has been recorded to date, actual gross revenues may differ from the amount ultimately realized over the life of the record master. The difference may be material.

CASH AND CASH EQUIVALENTS
For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of six months or less to be cash equivalents.

EQUIPMENT
Equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of five to ten years. Depreciation expense was $18,509 and $16,675, respectively, for the periods ended December 31, 1997 and August 31, 1998 and $12,487 and $147,886, respectively, for the periods ended February 28, 1998 and 1999.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION
Royalties derived from the licensing of recording masters are recognized upon notification of retail sales by the distributor. Studio revenue is recognized when the services are performed. Sales of recordings are recognized when the compact disk, cassette or record is shipped. An allowance is recorded, when material, for sales returns from customers that are not in turn returnable to the Company's distributors. No right of return exists for Higher Ground record sales. Deferred revenue represents advances received in connection with production and distribution agreements, and deferred advertising revenues for advances received from NEOS's suppliers.

RESERVE FOR POTENTIAL DISPUTES CONCERNING RECORD MASTERS
Upon attaining $100,000 in sales from the exploitation of record masters, a reserve will be placed in escrow equal to 5% of the net sales from all such exploitation. The level of reserve will be subject to periodic review by management of the Company.

PUBLISHING RIGHTS
Publishing rights consist of rights to 300 songs, stated at predecessor cost.

Amortization of publishing rights is computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the publishing right (generally 5-10 years). No amortization has been recorded for the periods ended December 31, 1997, August 31, 1998 and February 28, 1998 and 1999.

RECORD MASTERS
Record masters consist of record titles acquired, and have been assigned a purchased cost.

Amortization of record masters will be computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the record master (generally 5-10 years). No amortization has been recorded for the periods ended December 31, 1997, August 31, 1998 and February 28, 1998 and 1999.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORY
Inventory is valued at the lower of cost (first in, first out basis) or market. Management continually evaluates the carrying value of the inventory and has not experienced a decline in the value of the inventory. NEOS has a full right of return for most products it distributes and as such, titles which experience a decline in popularity are generally returned to distributors and removed from the vendor catalogs. NEOS's business requires that they maintain one or two copies of less popular titles so that they can function as a one-stop distributor for its customers. The carrying values of these copies are reduced accordingly.

IMPAIRMENT OF LONG LIVED ASSETS
The Company evaluates its long lived assets by measuring the carrying amount of the asset against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Factors considered in determining the recoverability of the record masters relative to impairment include existing signed contracts for exploitation of the record masters, numerous existing distribution channels, industry popularity trends, potential rights disputes by others and potential conflict concerning record masters for which non-exclusive exploitation rights have been granted.

No adjustment to the carrying value of the assets have been made.

ORGANIZATION COSTS
Amortization of organization costs are calculated using the straight-line method over five years. Amortization expense for the periods ended December 31, 1997, August 31, 1998 and February 28, 1998 and 1999 was $15,000, $10,000, $7,500 and
$7,500, respectively.

GOODWILL
The Company amortizes costs in excess of the fair value of net assets of businesses acquired goodwill using the straight-line method over the estimated recovery periods. Recoverability is reviewed annually (or sooner), if events or circumstances indicate that the carrying amount may exceed fair value. Recoverability is determined by comparing the undiscounted net cash flows of the assets, to which goodwill applies, to the net book value including goodwill of those assets. The analysis involves significant management judgment to evaluate the capacity of an acquired business to perform within projections. Recoverability for Al Albert's On Stage, Ltd. is estimated to be 10 years and recoverability for NEOS is estimated to be 40 years. Amortization expense for the periods ended December 31, 1997, August 31, 1998 and February 28, 1998 and 1999 was $7,083, $7,083, $4,250 and $41,335, respectively.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES
Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities.

The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of accounts receivable, accounts payable, accrued expenses and due to stockholders approximate fair value because of the short maturity of these items. The fair value of notes payable and long-term debt was based upon current borrowing rates available for financings with similar terms and maturities.

EARNINGS PER COMMON SHARE
Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) was issued in February 1997 (effective for financial statements issued for periods ending after December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Diluted per share amounts are not presented as such affect is anti-dilutive in periods of net loss.

ALLOWANCE FOR BAD DEBTS
Management provides for an allowance based on a review of specific accounts and determination of collectibility.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In 1997, the Financial Accounting Standards Board (FASB) issued Statements No. 130, "Reporting Comprehensive Income", and No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company's adoption of these statements are reflected in the accompanying financial statements. There was no difference between the Company's net loss and comprehensive loss.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

YEAR 2000 ISSUES
Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or to create erroneous results. This could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations.

Using internal staff and outside consultants, the Company is actively addressing this situation and anticipates that it will not experience a material adverse impact to its operations, liquidity or financial condition related to systems under its control.

Specifically, the Company is in the process of converting its mainframe inventory and financial accounting computers software to Nxtrend's "Trend" system software package. The Company expects to have this conversion completed by the summer of 1999. In addition, the majority of the computer hardware is currently being replaced and a new LAN network has been installed and is currently being tested. This should be completed by April 1999. Also, the Company is taking the necessary steps to provide itself with reasonable assurance that its service providers, suppliers, customers and financial institutions  are  Year  2000  compliant.  This  process  is  approximately  50%
complete.

The total cost to achieve Year 2000 compliance is estimated at $550,000. The majority of this amount has already been expended, primarily in the second fiscal quarter of 1999.

The Company is developing contingency plans to identify and mitigate potential problems and disruptions to the Company's operations arising from the Year 2000 issue. This process is expected to be completed by August 1999.

While the Company believes that its own internal assessment and planning efforts with respect to its external service providers, suppliers, customers and financial institutions are and will be adequate to address its Year 2000 concerns, there can be no assurance that these efforts will be successful or will not have a material adverse effect on the Company's operations.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

UNAUDITED INTERIM FINANCIAL STATEMENTS
In the opinion of management, the unaudited interim financial statements for the six month periods ending February 28, 1998 and 1999 are presented on a basis consistent with the audited annual financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such periods. The results of operations for the interim period November 30, 1998 reflect the acquisition of NEOS effective September 1, 1998 and are not necessarily indicative of the results to be expected for the year ended August 31, 1999.

NOTE 2 - PRODUCTION AND DISTRIBUTION AGREEMENTS

JAD RECORDS
On April 23, 1998, the Company entered into an agreement with JAD Records regarding the production of eight music records of Bob Marley and the Wailers. During the period ended December 31, 1996, the Company recognized revenue of approximately $105,000 as a result of a prior agreement with JAD Records. During the year ended December 31, 1997, these amounts were reserved by the Company as uncollectible, and to date, the Company has not received or recorded income or revenue as a result of sales pursuant to the new agreement. In June 1998, the Company assigned the collection of all producer and publisher royalties collectible pursuant to the new agreement to a non-affiliated third party.

SUN ENTERTAINMENT
On April 22, 1997, the Company entered into a licensing agreement with Sun Entertainment Corporation, pursuant to which the Company obtained non-exclusive rights to various master recordings in consideration for advance payments against future royalties that will accrue on all tapes and compact disks that are sold by the Company. To date the Company has not attempted to exploit these master recordings, and has not received royalties, recognized revenue or income as a result of this agreement.

BLACK TIGER RECORDS
In February 1997, the Company obtained a 50% interest in Black Tiger Records consisting primarily of certain master recordings. Under the terms of the joint venture agreement assigned to the Company, Black Tiger Records, through Anansi Records, Inc., its agent, contracted with Navarre Corporation for the sale and distribution of these recordings. To date, Anansi Records, Inc. has failed to provide the Company or Black Tiger Records with an accounting of the sales in accordance with the terms of the agreement, and the Company has recognized no revenue or other income in connection with the Company's interest in the Black Tiger Records joint venture.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 2 - PRODUCTION AND DISTRIBUTION AGREEMENTS (CONTINUED)

MONACO RECORDS
In February 1998, the Company entered into an agreement with Monaco Records to form a joint venture under the label Monaco/PNEC to distribute the Company's products throughout Europe. According to the agreement, all catalogue sales, after costs, will be divided on a fifty-fifty percent basis, and the Company acquired the right of first refusal to distribute these releases in the United States and Canada. To date the Company has received no royalties, and has recognized no revenue or income in connection with this agreement.

ATLANTIC COAST DIGITAL CONCEPTS, INC.
On April 30, 1998, the Company entered into a multi-phase agreement with Atlantic Coast Digital Concepts, Inc. to expand and enhance the Company's website (www.planetentertainment.com) in consideration for 20,000 shares of the Company's common stock for services rendered and to be rendered.

NEW MILLENNIUM COMMUNICATIONS, LTD.
On May 18, 1998, the Company entered into an agreement with New Millennium Communications, Ltd. to form a joint venture operating under the name Planet Entertainment Europe, Ltd. concerning the licensing and distribution of master recordings owned by the Company. According to the terms of the agreement, Planet Entertainment Europe, Ltd. has the non-exclusive right to market, reproduce and distribute all subject master recordings for a term of 99 years, with each party to the joint venture to recover their respective costs and to distribute any resultant profits on an equal basis. As of January, 1999, the Company has contributed 31 compilations of its master recordings to the joint venture, and distribution is expected to begin in March, 1999. To date, however, the Company has received no royalties, and has recorded no revenue or income as a result of this agreement.

SHANDEL MUSIC
In February 1999, the Company entered into an agreement with Shandel Music to form a limited liability company in South Africa under the label Planet Africa to distribute the Company's products throughout the Africa, Australia, New Zealand and Israel ("the territory"). According to the agreement, all catalogue sales, after costs, will be divided equally. The Company has granted exclusive rights to distribute the releases in the territory to Planet Africa. To date, the Company has received no royalties and has recognized no revenue or income in connection with this agreement.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

                                     DECEMBER 31,   AUGUST 31,     FEBRUARY 28,
                                         1997          1998            1999
                                     -----------    -----------    -----------
                                                                   (UNAUDITED)
Gross                                $   126,026    $   122,959    $ 5,700,086
Less allowance for doubtful accounts    (105,000)      (105,000)      (182,488)
                                     -----------    -----------    -----------

                                     $    21,026    $    17,959    $ 5,517,598
                                     ===========    ===========    ===========

NOTE 4 - ACCOUNTS RECEIVABLE, RELATED PARTY

Accounts receivable, related party primarily represents amounts due from a company acquired by the former stockholder of NEOS during the year ended August 29, 1998. Related party sales for the six months ended February 28, 1999 were $72,173. (See Note 17 for additional related party disclosures).

NOTE 5 - NOTES RECEIVABLE

Notes receivable consist of the following:

                                                                 FEBRUARY 28,
                                                                    1999
                                                                 ----------
                                                                 (UNAUDITED)
Installment note receivable due from an unrelated party.
  Monthly payments of $850 including interest at 8% per
  annum through February 1999.                                   $    1,398

Installment note receivable due from an unrelated party.
  Monthly payments of $500 including interest at 10% per
  annum through November 2006.                                       34,898
                                                                 ----------
Less current portion                                                  6,931
                                                                 ----------

                                                                 $   29,365
                                                                 ==========

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 6 - EQUIPMENT

Equipment consists of the following:

                                                 DECEMBER 31,    AUGUST 31,    FEBRUARY 28
                                                     1997          1998           1999
                                                 -----------    -----------    -----------
                                                                               (UNAUDITED)
Recording studio equipment                       $   200,000    $   200,000    $   200,000
Computer equipment and other                          10,094         10,094        838,028
Leasehold improvements                                    --             --         29,778
Equipment                                                 --             --      1,150,389
Furniture and fixtures                                    --             --        179,659
Rack jobbing fixtures                                     --             --        468,826
Vehicles                                                  --             --        142,097
Less accumulated depreciation and amortization       (21,009)       (37,684)    (1,911,251)
                                                 -----------    -----------    -----------

                                                 $   189,085    $   172,410    $ 1,097,526
                                                 ===========    ===========    ===========

NOTE 7 - MASTERS

The Company has entered into two agreements to secure rights to certain master recordings and assets as follows:

          A) The Company issued 3,060,000 shares of common stock to acquire 5,000 masters, publishing rights to 300 songs and a recording studio located in New Jersey from a related party. The masters acquired have not been recorded in the financial statements since predecessor costs could not be determined.

          B) The Company issued 1,500,000 shares of common stock based upon the trading price of $3.50 or $5,250,000 and assumed promissory notes for $1,250,000 to acquire 10,000 masters from an unrelated third party.

The Company has exclusive and non-exclusive right to manufacture, distribute, advertise, sell, and promote in all configurations, the performances contained on the masters.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 8 - DEFERRED REVENUE

On July 8, 1997, the Company entered into an agreement granting Nippon Columbia Company, Ltd. (NCC) and its subsidiaries, the right to produce and distribute music CD's and video tapes in Japan, Hong Kong, Taiwan and Singapore. The agreement is for a term of one year and four months, commencing September 1, 1997, and may be extended by NCC provided NCC makes certain minimum payments and purchases during the term of the agreement. The Company recognizes royalty revenue of $1 per sale of each compact disc licensed to NCC.

The Company received a $150,000 advance under the agreement which was recorded as deferred revenue. For the periods ended December 31, 1997, August 31, 1998 and February 28, 1998 and 1999, $3,775, $22,701,$4,738 and $2,452, respectively, were earned under the agreement.

NOTE 9 - NOTES PAYABLE AND LINE OF CREDIT

NEOS has a $6,000,000 line of credit, which bears interest at prime plus 1.5%, with Congress Financial Corporation, collateralized principally by all of the Company's assets and guaranteed by Planet. Advances under the line are made on the basis of eligible accounts receivable and inventory defined in the agreement. The provisions of the line of credit agreement contain various covenants. The Company is required to maintain certain working capital and adjusted net worth amounts. At February 28, 1999 the balance owed is $5,857,054.

The Company has four notes payable with banks. The notes bear interest from 7.25% to 17%, are due April 1999 to November 2003, and are collateralized by equipment.

                                                                    FEBRUARY 28,
                                                                       1999
                                                                    ----------
                                                                    (UNAUDITED)

Total notes                                                         $  101,840
Current portion                                                         36,227
                                                                    ----------

Non-current portion                                                 $   65,613
                                                                    ==========

The Company amortizes costs incurred in connection with obtaining financing over the term of the credit agreement. Amortization expense for the six months ended February 28, 1999 was $3,529.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 10 - CAPITALIZED LEASE OBLIGATIONS

The Company leases various equipment under capitalized leases expiring through 2000. The assets have been recorded at the lower of the present value of the minimum lease payments or their fair value, and are depreciated over the assets' estimated useful lives.

Minimum future lease payments under the capital leases as of February 28, 1999 are as follows:


Fiscal year ending August 1999                                                        $ 104,232
Fiscal year ending August 2000                                                           62,203
Fiscal year ending August 2001                                                            9,117
                                                                                      ---------
                                                                                        175,552
Total minimum lease payments
Less amount representing interest                                                       (13,331)
                                                                                      ---------

Present value of net minimum lease payments with interest at approximately 11%- 26%     162,221
Less current portion                                                                    132,704
                                                                                      ---------

                                                                                      $  29,517
                                                                                      =========

The non-current portion of capitalized lease obligations are due during fiscal years ending August 2000 and 2001. As of February 28, 1999, machinery and equipment includes $456,543 acquired through capital leases. Accumulated depreciation related to these assets was $119,115.

NOTE 11 - NOTE PAYABLE, RELATED PARTY

On January 27, 1997, the Company borrowed $100,000 at 10% interest due January 27, 1998 from an investment company. The Company converted the $100,000 note and $10,000 in accrued interest to 1,100,000 shares of the Company's common stock.

On January 19, 1998, the Company borrowed an additional $150,000 from the investment company. The note is due on demand, with interest payable on January 19, 1999 at 10% per annum.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 12 - LONG-TERM DEBT, RELATED PARTIES

Long-term debt consists of the following:


                                             DECEMBER 31,    AUGUST 31,    NOVEMBER 30
                                                 1997           1998           1998
                                             ------------   ------------   ------------
                                                                            (UNAUDITED)
Note payable to Gulf Coast Music, LLC,
  a stockholder of the Company, due
  September 2001; interest at 9.75% per
  annum.  Payments of $250,000
  principal plus interest are due annually
  beginning September 1997,
  unsecured                                  $  1,250,000   $  1,000,000   $    750,000

Notes payable to former stockholder of
  NEOS.  Payments of $375,000 due in
  February 28, 1999 and August 31,
  1999, unsecured.                                     --             --        750,000

Note payable to former stockholder of
  NEOS, due April 21, 1999; interest at
  9%, unsecured                                        --             --        344,000
                                             ------------   ------------   ------------
Total                                           1,250,000      1,000,000      1,844,000
Less current portion                             (500,000)      (250,000)    (1,344,000)
                                             ------------   ------------   ------------

                                             $    750,000   $    750,000   $    500,000
                                             ============   ============   ============

Prior to December 1998, the Company had not made all of the required payments due under the terms of the note since Gulf Coast Music, LLC had not completed its obligation to deliver unencumbered title to certain of the master recordings. In December 1998, all disputes have been resolved, and the Company has obtained unencumbered title to the master recordings.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 12 - LONG-TERM DEBT, RELATED PARTIES (CONTINUED)

Estimated maturities on long-term debt are as follows for the years ending August 31,:

2001                                       $   250,000
2002                                           250,000
                                           -----------

                                           $   500,000
                                           ===========

Interest expense for the periods ended December 31, 1997 and August 31, 1998 was $144,382 and $98,135, respectively, and $81,105 and $56,060 for the six months ended February 28, 1998 and 1999, respectively.

NOTE 13 - INCOME TAXES

The composition of deferred tax assets and (liabilities) are as follows:

                                 DECEMBER 31,  AUGUST 31,  NOVEMBER 30,
                                    1997         1998        1998
                                 ---------    ---------    ---------
                                                           (UNAUDITED)
Total deferred tax assets        $ 300,000    $ 460,000    $ 587,000
Total valuation allowance         (300,000)    (460,000)    (531,000)
                                 ---------    ---------    ---------

Net total deferred tax assets           --           --       56,000
Total deferred tax liabilities          --           --      (30,600)
                                 ---------    ---------    ---------

Net deferred tax assets          $      --    $      --    $  25,400
                                 =========    =========    =========

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 13 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                      DECEMBER 31,  AUGUST 31,  NOVEMBER 30,
                                         1997        1998         1998
                                      ---------    ---------    ---------
                                                               (UNAUDITED)
Deferred tax assets:
   Accrued interest                   $  50,000    $  36,000    $ 120,000
   Accrued officers' salary                  --           --      126,000
   Inventory capitalization                  --           --       27,000
   Allowance for doubtful accounts           --           --       29,000
   Other                                 28,000       11,000           --
   Net operating loss carryforwards     222,000      413,000      285,000
                                      ---------    ---------    ---------
       Gross deferred tax assets        300,000      460,000      587,000
   Valuation allowance                 (300,000)    (460,000)    (531,000)
                                      ---------    ---------    ---------
       Total deferred tax assets             --           --       56,000
Deferred tax liability:
   Property and equipment                    --           --      (30,600)
                                      ---------    ---------    ---------

Net deferred tax asset (liability)    $      --    $      --    $  25,400
                                      =========    =========    =========

No provision for income taxes has been recorded for the period ended December 31, 1997 and for the periods ended February 28, 1998 and August, 1998 as the Company has incurred losses during these periods. The Company has net operating loss carryovers of approximately $1,500,000 which expire during 2011 through 2013. The Company is providing a valuation allowance in connection with deferred tax assets at the parent company level, as there is no assurance of future taxable income.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 13 - INCOME TAXES (CONTINUED)

The provision (benefit) for income taxes consist of the following:


                        FOR THE YEAR   FOR THE EIGHT FOR THE SIX    FOR THE SIX
                           ENDED       MONTHS ENDED  MONTHS ENDED   MONTHS ENDED
                        DECEMBER 31,    AUGUST 31,    FEBRUARY 28,  FEBRUARY 28,
                           1997           1998           1998          1999
                       ------------   ------------   ------------   ---------
                                                      (UNAUDITED)   (UNAUDITED)
CURRENT:
   Federal             $         --   $         --   $         --   $ 162,782
   State                         --             --             --      14,363
                       ------------   ------------   ------------   ---------

     Total Current
       Provision                 --             --             --     177,145
                       ------------   ------------   ------------   ---------

DEFERRED:
   Federal             $         --   $         --   $         --   $(162,782)
   State                         --             --             --     (14,363)
                       ------------   ------------   ------------   ---------

     Total Deferred              --             --             --    (177,145)
                       ------------   ------------   ------------   ---------
Income Taxes
(Benefit)
                       ------------   ------------   ------------   ---------
     Total Provision
       (Benefit) for             --             --             --          --
       Income Taxes    ============   ============   ============   =========

The following is a reconciliation of the amount of current federal income tax expense that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense:

                        FOR THE YEAR  FOR THE EIGHT FOR THE SIX    FOR THE SIX
                           ENDED      MONTHS ENDED  MONTHS ENDED   MONTHS ENDED
                        DECEMBER 31,   AUGUST 31,    FEBRUARY 28,  FEBRUARY 28,
                           1997          1998           1998          1999
                       ------------  ------------   ------------   ------------
                                                     (UNAUDITED)   (UNAUDITED)

Expected tax provision $         --  $         --   $         --   $    162,782
(benefit) at federal
statutory   rates
(Benefit) of net                 --            --             --       (162,782)
                       ------------  ------------   ------------   ------------
operating loss
carryforward
                                 --            --             --             --

                       $         --  $         --   $         --   $         --
                       ============  ============   ============   ============

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 14 - CONCENTRATION OF CREDIT RISK

Individual customers aggregating in excess of 10% of net sales for the six months ended February 28, 1999 (unaudited) is as follows:


Customer A                                                          $  9,682,309
The amounts due from this customer were                                1,613,072

As of January 15, 1999, the Company no longer has sales to this customer. The Company anticipates that substantially all of the accounts receivable balance due from this customer will be fully collected and that returned product sold to this customer in connection with the receivable balance, will not be material.

There were no individual customers aggregating in excess of 10% of net sales for any other periods presented.

The Company grants credit to customers in the retail industry throughout the United States. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in retailing.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

INSURANCE
The Company does not maintain insurance to cover damages from fire, flood or other casualty losses to its music master libraries. Costs resulting from uninsured property losses will be charged against income upon occurrence. No uninsured casualty property losses were incurred or charged to operations for the periods ended December 31, 1997, August 31, 1998, and February 28, 1998 and 1999.

RECORDING AGREEMENTS
Higher Ground Records has entered into several artist recording contracts. The contracts are for an initial period of one year with options to renew for one to two years. Recording costs are to be paid by Higher Ground Records and recouped from future royalties due the artist. In accordance with the terms of the contracts, all masters, records and reproductions are the property of Higher Ground Records.

EMPLOYMENT AGREEMENTS
Higher Ground Records has entered into two employment agreements with its former stockholders for amounts and terms to be negotiated in the future. The amounts and terms have not yet formally been negotiated and are not anticipated to have a material effect on the financial statements.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

In conjunction with the acquisition of NEOS, the Company secured the continued employment of former sole stockholder of NEOS for a one-year period, which provides for annual compensation of $145,000.

The Company has secured an employment and executive compensation agreement with an employee of NEOS for a term of three years at an annual rate of $125,000. The agreement includes an incentive bonus based on the Company's profitability. There also are options to purchase 150,000 shares of the Company's Common Stock at a price of $5.25 per share. These options would vest over a period of three years with 75,000 options vesting on the agreement date (September 21, 1998) and the remaining 75,000 options vesting in equal annual installments of 25,000 on each subsequent anniversary date of this agreement.

OFFICER EMPLOYMENT AGREEMENTS
On August 14, 1998, the Company entered into employment agreements with three of its officers. The agreements are for a term of ten years and provide for annual compensation of $125,000 per officer and an incentive bonus based upon the Company's profitability and acquisition activities.

LEASE AGREEMENT
The Company leases land and a building which house a recording studio under an agreement with the former shareholders of Al Alberts On Stage, Ltd. (Note 21). The initial term is for a period of five years, with lease payments of approximately $24,000 per year. Rent expense for the period ended August 31, 1998 was $18,373 and $4,466 and $4,500 for the periods ended February 28, 1998 and 1999.

NEOS leases its Latham office and warehouse from a company owned by the former stockholder. Additionally, the Company rents office space in Pennsylvania and Michigan.

Effective  September 1, 1998, in connection  with the  acquisition of NEOS (Note
23), NEOS entered into a new lease with a company controlled by the former stockholder.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Pennsylvania and Michigan leases expire in April 1999 and February 1999, respectively. Future minimum rental payments under operating leases are as follows:

                                  RELATED
                                   PARTY             OTHER         TOTAL
                                ------------      ------------  ------------
Fiscal year ending August 1999  $     72,000      $      4,911  $     76,911
Fiscal year ending August 2000       177,000             1,800       178,800
Fiscal year ending August 2001       180,000                --       180,000
Fiscal year ending August 2002       180,000                --       180,000
Fiscal year ending August 2003       180,000                --       180,000
Fiscal year ending August 2004        15,000                --        15,000
                                ------------      ------------  ------------

                                $    804,000      $      6,711  $    810,711
                                ============      ============  ============

NEOS rent expense for the periods ending February 28, 1998 and 1999 were $84,393 and $86,711, respectively.

LITIGATION
There are currently no threatened or pending legal proceedings against the Company. From time to time, the Company has received notices from a limited number of third parties claiming an ownership interest in certain master recordings published by the Company and sold through its distributors, demanding, among other things, that the Company immediately cease distributing these master recordings, or in the alternative, demanding that the Company pay them royalties. The Company has responded by providing these entities with information regarding the Company's chain of title to these recordings, and in two instances the Company has suspended the future release of the recordings until the matters are resolved. There can be no assurances that either of these matters will be resolved to the Company's satisfaction or that additional claims will not be brought against the Company in the future by other third parties, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. Management of the Company believes that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on the Company's financial condition or the results of operations.

In connection with the settlement of a disputed agreement with a former consultant, the Company cancelled the agreement, and agreed to deliver $45,000 of the proceeds of the sale of 100,000 shares of the Company's common stock which was returned to the Company by the consultant. The excess of the proceeds from the sale of the stock ($17,627) has been credited to additional paid in capital during the interim period.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 16 - PLANET ENTERTAINMENT CORPORATION STOCK PLAN AND WARRANTS

On October 1, 1996, the Company adopted a plan known as Planet Entertainment Corporation Stock Plan (the "Plan") pursuant to which the Board of Directors shall issue awards, options and grants. Pursuant to the Plan 1,000,000 shares of the Company's common stock have been reserved for issuance as awards. No options have been issued to date.

NOTE 17 - RELATED PARTY TRANSACTIONS

In addition to transactions with related parties discussed throughout the notes to the financial statements, the following related party transactions have occurred:

DUE TO STOCKHOLDERS
Due to stockholders represent 9% interest bearing, working capital advances, made by two stockholders. The advances are due upon demand.

AGREEMENTS WITH MULTI-MEDIA INDUSTRIES CORPORATION (MMIC):

JOINT VENTURE AGREEMENT
On July 22, 1997, the Company entered into a joint venture agreement with MMIC, an entity whose certain stockholders are also stockholders of the Company. The agreement requires the production of a minimum of 20 new releases per year, contingent upon attaining a specified level of funding. All net revenue from the production, development and distribution of releases under the agreement will be split 50% to the Company and 50% to MMIC. Under the agreement, the Company is entitled to a distribution royalty for foreign and domestic distribution of the produced compact disks. No revenues have been earned under this agreement.

PRODUCTION
In September 1996, the Company entered into a production and distribution agreement with MMIC under the label Century Records, which calls for Planet to receive compensation of 10% of the cash receipts, net of returns, of the production and distribution of 10 enhanced multi-media compact disks. MMIC is required to pay directly or reimburse the Company for all production costs incurred by the Company. Compensation earned for the periods ended December 31, 1997, August 31, 1998 and February 28, 1998 and 1999 was $175,298, $3,069,
$173,000 and $-0-, respectively.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 18 - PREFERRED STOCK

On May 31, 1998, the Company sold $5,000,000 (500 shares) of 7% non-voting, convertible preferred stock to a private investment fund. The Company also issued warrants to the fund to purchase 75,000 shares of common stock, exercisable at $9.625 for 5 years. The preferred stock pays a cumulative 7% annual dividend on a quarterly basis in cash or shares of common stock and is convertible to common stock at 58% of the prior 10 days trading price of the common stock at the issue date. The preferred stock automatically converts to common stock on such basis at the end of two years. The Company has the right to redeem the preferred stock on the same terms as the conversion. Preferred stock dividends as of August 31, 1998 and February 28, 1999 were $87,500 and $175,000, respectively. The Company has agreed to indemnify the fund against any losses, claims, damages or liabilities that may arise. During August 1998, the Company recorded a dividend as a return of capital to the preferred stockholders for the 42% beneficial discount given with respect to the conversion price, in accordance with Emerging Issues Task Force Topic No. D-60, which indicates that "a discount resulting from an allocation of proceeds to the beneficial conversion feature is analogous to a dividend and should be recognized as a return to the preferred shareholders over the minimum period in which the preferred shareholders can realize the return." As the stock is convertible upon issuance, the dividend has been reflected accordingly.

The agent for the transaction was paid a 10% ($500,000) fee and received warrants to purchase 150,000 shares of common stock exercisable at $9.625 for 5 years. In addition, the Company paid $25,000 of direct expenses for the transaction.

NOTE 19 - STOCK-BASED COMPENSATION

On January 29, 1997, warrants were issued to certain officers and directors to purchase 3,160,000 shares of common stock. Each warrant is exercisable at $20 per warrant to purchase 10 shares (effectively $2 per share). The warrants were issued at the fair value of the stock on the date of the grant. The warrants are exercisable immediately and for a period of 10 years beginning January 29, 1997. As of December 31, 1997, August 31, 1998 and February 28, 1998, their effect on the weighted average number of shares outstanding is anti-dilutive and no warrants have been exercised. The dilutive effect of the option has been included in the February 28, 1999 diluted earnings per share calculation.

During 1997, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The new standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 19 - STOCK-BASED COMPENSATION (CONTINUED)

The Company did not change its method of accounting with respect to employee stock options; the Company continues to account for these under the "intrinsic value" method. Had the Company adopted the fair value method with respect to options issued to employees as well, an additional charge to income of $10,616,000 would have been required in 1997; proforma net loss would have been $11,425,912 and net loss per share would have been $1.12 on a basic basis.

In estimating the above expense, the Company used the Modified Black-Scholes European Pricing Model. The average risk-free interest rate used was 5.89%, volatility was estimated at 131%; the expected life was less than 3 years.

In September 1998, the Company granted options to an employee to purchase 150,000 shares of the Company's common stock. Each option is exercisable at $5.25 per share. The options were issued at the fair market value of the stock at the date of grant. 75,000 options are exercisable immediately for a period of 3 years. The remaining options vest at a rate of 25,000 shares per year and are exercisable for 3 years from the date of grant. As of February 28, 1999 no options have been exercised.

Had the Company adopted the fair value method with respect to options issued to employees, an additional charge to income of $313,000 would have been required during the six months ended February 28, 1998; proforma net income would have been $68,583 and net income, both on the basic and diluted basis would have been less than $.01 per share.

In estimating the above expense, the Company used the Modified Black-Scholes European Pricing Model. The average risk-free interest rate used was 5.38%, volatility was estimated at 141%; expected life was less than three years.

NOTE 20 - SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS FOR
          NONCASH INVESTING AND FINANCING ACTIVITIES

For the period ended February 28, 1998:

          Issued 18,000 shares of common stock for services.

For the year ended December 31, 1997

          Issued 100,000 shares of common stock for the acquisition of Al Alberts On Stage, Ltd.

          Issued 1,100,000 shares of common stock in satisfaction of note payable.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 20 - SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS FOR
          NONCASH INVESTING AND FINANCING ACTIVITIES (CONTINUED)

          Issued 367,911 shares of common stock for services.

For the period ended August 31, 1998:

          Issued 554,089 shares of common stock for services.

For the period ended February 28, 1999:

In connection with the acquisition of NEOS, the Company executed notes payable to the former owner of NEOS for $750,000, granted options to purchase 250,000 shares of the Company's common stock valued at $814,000 (pursuant to SFAS 123), assumed liabilities of $13,576,804, granted options to purchase a total of 500,000 shares of the Company's common stock valued at $1,147,750 issued to two stockholders of the Company, in consideration for advisory services rendered in connection with the acquisition pursuant to their employment agreements (pursuant to SFAS 123) and paid cash of $2,250,000 in exchange for the following assets:


Cash                                                                 $   522,584
Inventory                                                              6,848,567
Accounts receivable                                                    5,646,804
Property and equipment                                                   784,376
Other assets                                                             141,799
Goodwill                                                               2,966,424
                                                                     -----------

                                                                     $16,910,554
                                                                     ===========

NOTE 21 - AL ALBERTS ON STAGE, LTD.

On March 1, 1997, the Company acquired the assets of Al Alberts On Stage, Ltd., ("On Stage"), a recording studio. For financial statement purposes the acquisition was accounted for as a purchase because Planet has acquired only specific assets and assumed specific liabilities of On Stage. Accordingly, the assets and liabilities of the acquired business are included in the consolidated balance sheets at December 31, 1997, August 31, 1998 and February 28, 1999. On Stage's results of operations are included in the consolidated statement of operations since the date of acquisition. The consideration, which included 100,000 shares of common stock valued at $2.14 per share ($214,000) was allocated as follows:

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 21 - AL ALBERTS ON STAGE, LTD. (CONTINUED)

Equipment                                                            $  150,000
Goodwill                                                                 85,000
Liabilities                                                             (21,000)
                                                                     ----------
                                                                     $  214,000
                                                                     ==========

The common stock issued in the purchase of On Stage was valued at a 75% discount from the prevailing market price due to the lack of registration and low trade volume of the Company's common stock as of the date of acquisition.

The results of On Stage's operations from January 1, 1997 through February 28, 1997 are not material.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 22 - SEGMENT INFORMATION

The Company operates in five business segments: music record masters production, music studio operations, record label production, rack distribution sales, and one-stop distribution sales. All operations and revenues are conducted and earned in the United States. The following table presents sales and other financial information by business segment:

                               NET           OPERATING                    IDENTIFIABLE     CAPITAL
                             REVENUES        EARNINGS      DEPRECIATION      ASSETS      EXPENDITURES
                           ------------    ------------    ------------   ------------   ------------
August 31, 1998:
Music record master
  production               $     23,042    $   (631,538)   $      3,333   $  6,954,370   $         --
Music studio operations          35,451         (71,363)         13,341        222,126             --
Record label productions         51,002          10,016              --         71,207             --
                           ------------    ------------    ------------   ------------   ------------

                           $    109,495    $   (692,885)   $     16,674   $  7,247,703   $         --
                           ============    ============    ============   ============   ============
December 31, 1997:
Music record master
  production               $      3,775    $   (788,300)   $      5,000   $  6,839,612   $         --
Music studio
  production                    239,770         (32,413)         13,509        226,716         10,094
Record label
  production                     49,883          10,801              --         81,507             --
                           ------------    ------------    ------------   ------------   ------------

                           $    293,428    $   (809,912)   $     18,509   $  7,147,835   $     10,094
                           ============    ============    ============   ============   ============
February 28, 1998:
Music record master
  production               $      4,738    $   (255,331)   $      3,750   $  7,020,427   $         --
Music studio
  production                    211,077         (28,584)          8,737        262,252         10,094
Record label
  production                     66,119          12,188              --         38,189             --
                           ------------    ------------    ------------   ------------   ------------

                           $    281,934    $   (271,727)   $     12,487   $  7,320,868   $     10,094
                           ============    ============    ============   ============   ============
February 28, 1999:
Rack distribution sales    $ 12,364,938    $    182,149    $     74,186   $  9,636,320   $    125,693
One-Stop distribution
  sales                      13,993,558         933,693          63,196      8,208,717        162,933
Music record master
  production                      2,452        (870,513)             --      7,817,443             --
Music studio
  production                     10,704         (52,985)         10,504        226,228             --
Record label
  production                     16,208         (22,248)             --         22,190             --
                           ------------    ------------    ------------   ------------   ------------

                           $ 26,387,860    $    170,096    $    147,886   $ 25,910,898   $    288,626
                           ============    ============    ============   ============   ============

Corporate assets include $3,970,947 of cash and cash equivalents and $100,000 of restricted cash at August 31, 1998 and $1,287,920 of cash and cash equivalents at February 28, 1999.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 23 - ACQUISITION OF NORTHEAST ONE STOP, INC.

On September 1, 1998, the Company acquired all of the assets and the business of Northeast One Stop, Inc., a record and entertainment products distribution company. The purchase price was $4,147,750 comprised of $2,250,000 in cash of which $100,000 was placed in escrow as of August 31, 1998, and a $750,000 promissory note of which $375,000 is payable within six months from the date of closing and of which $375,000 shall be payable within one year from date of closing, and options to purchase a total of 500,000 shares of the Company's common stock valued at $1,147,750 issued to two stockholders of the Company, in consideration for advisory services rendered in connection with the acquisition pursuant to their employment agreements (see Note 15). The options were valued pursuant to SFAS 123 (see Note 19). In estimating the above acquisition cost, the Company used the Modified Black-Scholes European Pricing Model. The average risk-free interest rate used was 5.09%, volatility was estimated at 131% and the expected life was less than 5 years. The promissory note is secured by the Company's common stock. There is also an option for the seller to purchase 250,000 shares of Planet Entertainment common stock, exercisable at a price equal to the lesser of $5.25 per share of closing bid price on the closing date. These stock options are valid and exercisable for a term of two years from the date of closing. For financial statement purposes the acquisition was accounted for as a purchase because Planet exchanged cash and notes payable in exchange for all of the outstanding common stock of Northeast One Stop, Inc.

Prior to the acquisition, the Company had a fiscal year end of December 31. The Company's results of operations have been restated to conform with Northeast One Stop, Inc. The following summarized unaudited proforma financial information assumes the acquisition had occurred on September 1, 1997:

Net revenues                                         $ 35,152,348
Net loss                                             $   (192,972)
Net loss attributable to common stockholders
  after giving affect to preferred stock dividend,
  return of capital of $3,620,690                    $ (3,813,662)
Net loss per common share                            $       (.99)


The proforma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 24 - DUE TO EMPLOYEE

Amounts due to a NEOS employee bear interest at 11% and have no scheduled repayment terms. Interest expense for the period ended February 28, 1998 was $2,100.

NOTE 25 - EARNINGS PER SHARE

                                      FOR THE SIX MONTHS ENDED FEBRUARY 28, 1999
                                      ------------------------------------------
                                                                      PER
                                         INCOME        SHARES        SHARE
                                       (NUMERATOR)  (DENOMINATOR)    AMOUNT
                                       -----------  ------------- -------------
Basic EPS:
   Income available to common
     stockholders                       $   30,593   11,976,055   $          --

Effect of Dilutive Securities Options           --    1,934,897              --
                                        ----------   ----------   -------------

Diluted EPS:
   Income available to common
     stockholders including assumed
     conversion                         $   30,593   13,910,952   $          --
                                        ==========   ==========   =============

A reconciliation of Basic and Diluted EPS for other periods is not presented as the options are not common stock equivalents during these years.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INFORMATION AS TO THE PERIODS ENDED FEBRUARY 28, 1999 AND 1998 IS UNAUDITED

NOTE 26 - COMMON STOCK RESERVES

                                                    OUTSTANDING
                                       ----------------------------------------  CONVERSION/        EXPIRATION
                      SHARES RESERVED   WARRANTS      OPTIONS   PREFERRED STOCK EXERCISE PRICE         DATE
                      ---------------  ----------   ----------- --------------- --------------   -----------------
January 29, 1997           3,160,000      316,000            --            --    $       2.00    January 29, 2007
May 31, 1998                  75,000       75,000            --            --            9.63    May 31, 2003
May 31, 1998               1,050,000           --            --           500            4.78    May 31, 2000
September 1, 1998            250,000           --       250,000            --            5.25    September 1, 2000
September 1, 1998            150,000           --       150,000            --            5.25    September 1, 2001
September 1, 1998            500,000           --       500,000            --            5.25    September 1, 2000
                       -------------   ----------   -----------   -----------   -------------

                           5,185,000      391,000       900,000           500    $  2.00-9.63
                       =============   ==========   ===========   ===========   =============

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



TO THE BOARD OF DIRECTORS
NORTHEAST ONE STOP, INC.
LATHAM, NEW YORK


We have audited the accompanying balance sheets of Northeast One Stop, Inc., as of August 29, 1998 and August 30, 1997, and the related statements of operations, stockholder's equity (deficiency), and cash flows for each of the years in the three year period ended August 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast One Stop, Inc. as of August 29, 1998 and August 30, 1997, and the results of its operations, stockholder's equity (deficiency) and its cash flows for each of the years in the three year period ended August 29, 1998, in conformity with generally accepted accounting principles.



                                             AJ. ROBBINS, PC
                                             CERTIFIED PUBLIC ACCOUNTANTS
                                             AND CONSULTANTS

DENVER, COLORADO
OCTOBER 19, 1998

                                             NORTHEAST ONE STOP, INC.
                                                  BALANCE SHEETS



                                                      ASSETS

                                                                                      AUGUST 30,      AUGUST 29,
                                                                                         1997            1998
                                                                                     ------------    ------------
CURRENT ASSETS:
     Cash                                                                            $    377,936    $    522,584
     Accounts receivable, net                                                           3,830,004       5,550,961
     Accounts receivable - related party, net                                             104,198          95,843
     Prepaid expenses and other current assets                                              2,283          31,698
     Inventory                                                                          4,402,819       6,848,567
     Current maturities of notes receivable                                                11,650          10,371
     Deferred income taxes                                                                187,779          56,000
                                                                                     ------------    ------------

                  Total Current Assets                                                  8,916,669      13,116,024
                                                                                     ------------    ------------

PROPERTY AND EQUIPMENT, at cost, net                                                      785,416         784,376
                                                                                     ------------    ------------

OTHER ASSETS:
     Notes receivable less current maturities                                              39,135          30,853
     Financing costs, net                                                                  23,232           4,706
     Security deposits                                                                     20,755           8,171
                                                                                     ------------    ------------

                  Total Other Assets                                                       83,122          43,730
                                                                                     ------------    ------------

                                                                                     $  9,785,207    $ 13,944,130
                                                                                     ============    ============

                                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)


CURRENT LIABILITIES:
     Note payable - line of credit                                                   $         --    $  4,170,396
     Accounts payable                                                                   6,253,923       7,791,050
     Due to customer                                                                      491,847         475,567
     Capital lease obligations, current portion                                           215,149         196,574
     Notes payable, current portion                                                            --          24,551
     Accrued expenses and other current liabilities                                        84,046         389,559
                                                                                     ------------    ------------

                  Total Current Liabilities                                             7,044,965      13,047,697
                                                                                     ------------    ------------

LONG-TERM DEBT:
     Due to stockholder                                                                   374,000         374,000
     Due to employee                                                                       77,103          75,000
     Capital lease obligations, non-current portion                                        66,967          37,507
     Deferred income taxes                                                                 39,381          30,600
     Note payable - line of credit                                                      2,291,398              --
     Notes payable, non-current portion                                                        --          12,000
                                                                                     ------------    ------------

                  Total Long-Term Debt                                                  2,848,849         529,107
                                                                                     ------------    ------------

                  Total Liabilities                                                     9,893,814      13,576,804
                                                                                     ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY (DEFICIENCY):
     Common stock, no par value; 200 shares authorized;  6 shares issued
       and outstanding                                                                     10,000          10,000
     Retained earnings (deficit)                                                         (118,607)        357,326
                                                                                     ------------    ------------

                  Total Stockholder's Equity (Deficiency)                                (108,607)        367,326
                                                                                     ------------    ------------

                                                                                     $  9,785,207    $ 13,944,130
                                                                                     ============    ============

                                  SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                      F-42

                                 NORTHEAST ONE STOP, INC.
                                 STATEMENTS OF OPERATIONS


                                            FOR THE YEAR     FOR THE YEAR    FOR THE YEAR
                                               ENDED            ENDED           ENDED
                                             AUGUST 31,       AUGUST 30,      AUGUST 29,
                                               1996             1997            1998
                                            ------------    -------------   -------------
NET SALES                                   $ 21,822,666    $ 23,258,608    $ 34,793,341

COST OF SALES                                 18,579,021      19,880,051      29,152,959
                                            ------------    ------------    ------------

GROSS PROFIT                                   3,243,645       3,378,557       5,640,382
                                            ------------    ------------    ------------

OPERATING EXPENSES:
   Selling, general and administrative         2,597,337       2,799,158       4,161,426
   Depreciation and amortization                 188,535         216,851         238,165
   Interest expense                              356,898         323,888         430,687
   Bad debt expense                              425,588         131,628          38,106
   Amortization of loan costs                     25,215          35,215          28,526
                                            ------------    ------------    ------------

         Total Operating Expenses              3,593,573       3,506,740       4,896,910
                                            ------------    ------------    ------------

INCOME (LOSS) FROM OPERATIONS                   (349,928)       (128,183)        743,472
                                            ------------    ------------    ------------

OTHER INCOME (EXPENSE):
   Interest income                                25,960          22,695           2,289
   Other, net                                     (5,973)        (33,516)          5,279
                                            ------------    ------------    ------------

         Net Other Income (Expense)               19,987         (10,821)          7,568
                                            ------------    ------------    ------------

INCOME (LOSS) BEFORE (PROVISION) BENEFIT FOR
  INCOME TAXES                                  (329,941)       (139,004)        751,040

 (PROVISION) BENEFIT FOR INCOME TAXES            114,758           3,828        (275,107)
                                            ------------    ------------    ------------

NET INCOME (LOSS)                           $   (215,183)   $   (135,176)   $    475,933
                                            ============    ============    ============

                      SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                 NORTHEAST ONE STOP, INC.
                      STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
        FOR THE YEARS ENDED AUGUST 29, 1998, AUGUST 30, 1997 AND AUGUST 31, 1996


                              COMMON STOCK        RETAINED
                          ---------------------   EARNINGS
                           SHARES      AMOUNT     (DEFICIT)      TOTAL
                          ---------   ---------   ---------    ---------

Balance August 28, 1995           6   $  10,000   $ 231,752    $ 241,752

Net loss for the year            --          --    (215,183)    (215,183)
                          ---------   ---------   ---------    ---------

Balance August 31, 1996           6      10,000      16,569       26,569

Net loss for the year            --          --    (135,176)    (135,176)
                          ---------   ---------   ---------    ---------

Balance August 30, 1997           6      10,000    (118,607)    (108,607)

Net income for the year          --          --     475,933      475,933
                          ---------   ---------   ---------    ---------

Balance August 29, 1998           6   $  10,000   $ 357,326    $ 367,326
                          =========   =========   =========    =========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                       NORTHEAST ONE STOP, INC.
                                       STATEMENTS OF CASH FLOWS


                                                           FOR THE YEAR   FOR THE YEAR   FOR THE YEAR
                                                              ENDED          ENDED          ENDED
                                                            AUGUST 31,     AUGUST 30,     AUGUST 29,
                                                              1996           1997           1998
                                                           ------------   ------------   ------------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
   Net income (loss)                                       $  (215,183)   $  (135,176)   $   475,933
   Adjustments to reconcile net loss to net cash used by
     operations:
     Bad debt expense                                          425,588        131,628         38,106
     Depreciation and amortization                             213,750        252,066        266,691
     Deferred income taxes                                    (122,285)        (3,828)       122,998
     Loss on abandonment of leasehold improvements
       and disposition of equipment                             15,660         35,402         31,627
     Changes in:
       Accounts receivable                                    (395,895)    (1,198,498)    (1,750,708)
       Prepaid expenses and other current assets                69,452         (1,095)       (29,415)
       Inventory                                               337,270       (894,858)    (2,445,748)
       Due to customer                                          65,568        351,279        (16,280)
       Accounts payable and accrued expenses                   (23,339)     1,748,958      1,537,127
       Accrued expenses and other current liabilities          (14,030)        57,411        305,513
                                                           -----------    -----------    -----------

          Cash Flows Provided (Used) by Operating
            Activities                                         356,556        343,289     (1,464,156)
                                                           -----------    -----------    -----------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
   Purchase of equipment                                        (5,875)       (72,242)       (25,391)
   Repayments on notes receivable                              (41,838)        16,609          9,561
   Advances on notes receivable                                 19,830        (25,473)            --
   Deposit on leased equipment                                 (13,663)        15,833         12,584
                                                           -----------    -----------    -----------

          Cash Flows (Used) by Investing Activities            (41,546)       (65,273)        (3,246)
                                                           -----------    -----------    -----------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
   Proceeds from note payable - line of credit                 193,233        (34,698)     1,878,998
   Proceeds from notes payable                                      --             --         36,551
   Repayment of long-term debt                                 (63,604)       (64,142)            --
   Repayment of capitalized lease obligations                 (128,764)      (253,347)      (291,396)
   Loans from employees                                         16,669          7,934         (2,103)
   Financing costs                                             (30,000)            --        (10,000)
                                                           -----------    -----------    -----------

          Cash Flows Provided (Used) by Financing
            Activities                                         (12,466)      (344,253)     1,612,050
                                                           -----------    -----------    -----------

NET CHANGE IN CASH                                             302,544        (66,237)       144,648

CASH, beginning of period                                      141,629        444,173        377,936
                                                           -----------    -----------    -----------

CASH, end of period                                        $   444,173    $   377,936    $   522,584
                                                           ===========    ===========    ===========
See Note 14

                            SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION
Northeast One Stop, Inc. (the "Company") was incorporated under the laws of New York State on January 25, 1983. The Company distributes recorded music (CD's, cassettes or records) to the retail industry from its warehouse located in Latham, New York. The Company's products are sold through its sales offices located throughout the U.S.

REVENUE RECOGNITION
The Company recognizes a sale when the CD, cassette or record is shipped.

The Company records an allowance, when material, for sales returns from customers that are not in turn returnable to the Company's distributor.

CASH
The Company maintains its cash accounts in commercial banks located in New York. The balance in each account is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

INVENTORY
Inventory, consisting primarily of compact disks for resale, is stated at the lower of cost (first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT
Property and equipment including equipment, vehicles, leasehold improvements and furniture and fixtures are stated at cost. Depreciation is computed over the estimated useful lives of the assets (five to seven years) using straight-line and accelerated methods. Maintenance and repairs are charged to operations in the period incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of accounts and notes receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value because of the short maturity of these items. The fair value of notes payable and long-term debt was based upon current borrowing rates available for financings with similar terms and maturities.

FISCAL YEAR END
The Company's fiscal year ends on the Saturday closest to August 31, which results in a 52 or 53 week year. 1998 and 1997 included 52 weeks; 1996 included 53 weeks.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES
Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities.

The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

ALLOWANCE FOR BAD DEBTS
Management provides for an allowance based on a review of specific accounts and determination of collectibility.

ADVERTISING
The Company expenses the costs of advertising the first time the advertising takes place. Advertising expense for the years ended August 29, 1998, August 30, 1997 and August 31, 1996, was $777,654, $293,281 and $265,529, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income", Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", and Statement No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits". These pronouncements, effective for fiscal years beginning after December 15, 1997, are not yet applicable to the Company and are not anticipated to have a significant impact on the Company's financial statements when adopted.

YEAR 2000 ISSUES
Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. The Company will evaluate its principal computer system to determine if they are substantially Year 2000 compliant. Anticipated costs in connection with compliance are estimated to be insignificant.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

                                                 AUGUST 30,          AUGUST 29,
                                                   1997                1998
                                               -------------       ------------

Gross                                          $   4,145,004       $  5,628,449
Less allowance for doubtful accounts                 315,000             77,488
                                               -------------       ------------

                                               $   3,830,004       $  5,550,961
                                               =============       ============

NOTE 3 - ACCOUNTS RECEIVABLE, RELATED PARTY

Accounts receivable, related party primarily represents amounts due from a company acquired by the stockholder during the year ended August 29, 1998. An allowance for doubtful accounts of $150,000 is reflected in the balance as of August 30, 1997. Related party sales for the year ended August 29, 1998 were $141,244.

NOTE 4 - NOTES RECEIVABLE

Notes receivable consist of the following:

                                                                             AUGUST 30,    AUGUST 29,
                                                                               1997           1998
                                                                            -----------    ----------
Installment  note  receivable  due  from an  unrelated  party.  Monthly payments of $850  including  interest at 8% per annum through  February
1999.                                                                       $    14,867    $    6,327

Installment  note  receivable  due  from an  unrelated  party.  Monthly payments of $500 including  interest at 10% per annum through  November
2006.                                                                            35,918        34,897
                                                                            -----------    ----------

                                                                                 50,785        41,224
Less current portion                                                             11,650        10,371
                                                                            -----------    ----------

                                                                            $    39,135    $   30,853
                                                                            ===========    ==========

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                    AUGUST 30,       AUGUST 29,
                                                      1997             1998
                                                  ------------     ------------

Leasehold improvements                            $      5,362     $     25,356
Computer equipment                                     530,782          588,886
Computer software                                      152,030          159,731
Equipment                                            1,042,524        1,084,328
Furniture and fixtures                                 149,528          174,905
Rack jobbing fixtures                                  403,600          468,825
Vehicles                                                10,026            8,026
                                                  ------------     ------------
                                                     2,293,852        2,510,057
Less accumulated depreciation and amortization       1,508,436        1,725,681
                                                  ------------     ------------

                                                  $    785,416     $    784,376
                                                  ============     ============

NOTE 6 - NOTES PAYABLE AND LINE OF CREDIT

The Company has a $6,000,000 line of credit, which bears interest at prime plus 1.5%, with Congress Financial Corporation, collateralized principally by all of the Company's assets and a $1,000,000 life insurance policy on the stockholder. The line of credit is guaranteed by the stockholder and certain related parties. Advances under the line are made on the basis of eligible accounts receivable and inventory defined in the agreement. The provisions of the line of credit agreement contain various covenants. The Company is required to maintain a certain working capital and adjusted net worth amounts. At August 29, 1998 the balance owed is $4,170,396.

At August 30, 1997, under a previous agreement, the Company had a $4,000,000 line of credit which bore interest at prime plus 2%.

The Company has three notes payable with a bank. The notes bear interest from 13% to 17%, are due April 1999 to August 2000, and are collateralized by equipment.

                                                    AUGUST 29,
                                                      1998
                                                  ------------
Total notes                                       $     36,551
Current portion                                         24,551
                                                  ------------

Non-current portion                               $     12,000
                                                  ============

The Company amortizes costs incurred in connection with obtaining financing over the term of the credit agreement. Amortization expense for the years ended August 31, 1996, August 30, 1997 and August 29, 1998 was $25,215, $35,215 and
$28,526, respectively.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 7 - CAPITALIZED LEASE OBLIGATIONS

The Company leases various equipment under capitalized leases expiring through 2000. The assets have been recorded at the lower of the present value of the minimum lease payments or their fair value, and are depreciated over the assets' estimated useful lives.

Minimum future lease payments under the capital leases as of August 29, 1998 are as follows:

Fiscal year ending August 1999                                        $  219,561
Fiscal year ending August 2000                                            38,018
Fiscal year ending August 2001                                             4,779
                                                                      ----------

Total minimum lease payments                                             262,358
Less amount representing interest                                         28,277
                                                                      ----------
Present value of net minimum lease payments with interest
  at approximately 11%- 26%                                              234,081
Less current portion                                                     196,574
                                                                      ----------

                                                                      $   37,507
                                                                      ==========

The non-current portion of capitalized lease obligations are due during fiscal year ending August 2000. As of August 29, 1998, machinery and equipment includes $410,801 acquired through capital leases. Accumulated depreciation related to these assets was $86,640.

NOTE 8 - DUE TO STOCKHOLDER

Amounts due to the stockholder bear interest at 9% and have no scheduled repayment terms. Interest expense for each of the years ended August 31, 1996, August 30, 1997, and August 29, 1998 was $30,960.

NOTE 9 - DUE TO EMPLOYEE

Amounts due to an employee bear interest at 11% and have no scheduled repayment terms. Interest expense for the years ended August 31, 1996, August 30, 1997 and August 29, 1998, and was $9,169, $7,934 and $8,428, respectively.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 10 - PROVISION FOR INCOME TAXES

The composition of deferred tax assets and (liabilities) are as follows:

                                                                             AUGUST 30,        AUGUST 29,
                                                                               1997              1998
                                                                            -----------       -----------
Total deferred tax assets                                                   $   187,779       $    56,000
Total valuation allowance                                                            --                --
                                                                            -----------       -----------

Net total deferred tax assets                                                   187,779            56,000
Total deferred tax liabilities                                                  (39,381)          (30,600)
                                                                            -----------       -----------

Net deferred tax assets                                                     $   148,398       $    25,400
                                                                            ===========       ===========

The tax effects of temporary differences that give rise to deferred tax assets and (liabilities) are as follows:

                                                                             AUGUST 30,        AUGUST 29,
                                                                               1997              1998
                                                                            -----------       -----------
General business credit carryforward                                        $    20,000       $    20,000
Property and equipment                                                          (63,000)          (54,200)
Inventory capitalization                                                         19,000            31,000
Allowance for doubtful accounts                                                 167,000            27,000
Lease payments                                                                    5,398             1,600
                                                                            -----------       -----------

                                                                            $   148,398       $    25,400
                                                                            ===========       ===========

The provision (benefit) for income taxes consist of the following:

                                                  FOR THE YEAR   FOR THE YEAR     FOR THE YEAR
                                                     ENDED          ENDED            ENDED
                                                   AUGUST 31,     AUGUST 30,       AUGUST 29,
                                                     1996           1997             1998
                                                 ------------    -----------     ------------
CURRENT:
   Federal                                       $     2,107     $        --     $    127,511
   State                                               5,420              --           24,013
                                                 -----------     -----------     ------------

     Total Current Provision                           7,527              --          151,524
                                                 -----------     -----------     ------------

DEFERRED:
   Federal                                           (95,019)         (3,063)          96,473
   State                                             (27,266)           (765)          27,110
                                                 -----------     -----------     ------------

     Total Deferred Income Taxes (Benefit)          (122,285)         (3,828)         123,583
                                                 -----------     ------------    ------------

       Total Provision (Benefit) for Income
         Taxes                                    $ (114,758)     $   (3,828)     $   275,107
                                                  ==========      ==========      ===========

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 10 - PROVISION FOR INCOME TAXES (CONTINUED)

The following is a reconciliation of the amount of current federal income tax expense that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense:

                                                     FOR THE YEAR   FOR THE YEAR     FOR THE YEAR
                                                        ENDED          ENDED            ENDED
                                                      AUGUST 31,     AUGUST 30,       AUGUST 29,
                                                        1996            1997            1998
                                                     ----------     -----------     ------------
Expected tax provision (benefit) at federal
  statutory rates                                    $  (99,000)    $   (42,000)    $    262,500
Inventory capitalization                                 (3,000)          3,600           20,000
Excess of tax over book depreciation                    (12,000)         (5,400)         (12,000)
Bad debt expense                                        117,000              --         (136,000)
(Benefit) of net operating loss carryforward                 --          42,000          (42,000)
State tax, net of federal benefit                        (2,000)             --           (5,000)
Other                                                     1,107           1,800           40,011
                                                     ----------     -----------     ------------
                                                     $    2,107     $        --     $    127,511
                                                     ==========     ===========     ============

NOTE 11 - CONCENTRATION OF CREDIT RISK

The Company grants credit to customers in the retail industry throughout the United States. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in retailing.

Individual customers aggregating in excess of 10% of net sales are as follows:

                                                     FOR THE YEAR   FOR THE YEAR     FOR THE YEAR
                                                        ENDED          ENDED            ENDED
                                                      AUGUST 31,     AUGUST 30,       AUGUST 29,
                                                        1996            1997            1998
                                                     ----------     -----------     ------------
Customer A                                                   34%             40%              40%
The amounts due from this customer were              $1,024,352     $ 2,154,938     $  3,158,032

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company leases its Latham office and warehouse from a company owned by the stockholder. Additionally, the Company rents office space in Pennsylvania and Michigan.

Effective September 1, 1998, in conjunction with the acquisition of the Company by Planet Entertainment Corporation (see Note 13), the Company entered into a new lease with a company controlled by the former stockholder.

The Pennsylvania and Michigan leases expire in April 1999 and February 1999, respectively. Future minimum rental payments under operating leases are as follows:

                                                    RELATED PARTY      OTHER             TOTAL
                                                    -------------    -----------     ------------
Fiscal year ending August 1999                       $   144,400     $    11,723     $    156,123
Fiscal year ending August 2000                           180,000              --          180,000
Fiscal year ending August 2001                           180,000              --          180,000
Fiscal year ending August 2002                           180,000              --          180,000
Fiscal year ending August 2003                           180,000              --          180,000
                                                     -----------     -----------     ------------

                                                     $   864,400     $    11,723     $    876,123
                                                     ===========     ===========     ============

Rent expense was $133,391, $135,185 and $167,228 and during fiscal years 1996, 1997 and 1998, respectively.

NOTE 13 - SUBSEQUENT EVENT

Effective September 1, 1998, the Company was purchased by Planet Entertainment Corporation. In connection with the acquisition, the Company entered into employment agreements with certain employees.

NOTE 14 - SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS FOR NONCASH INVESTING AND FINANCING ACTIVITIES

During fiscal years ended August 29, 1996, August 30, 1997, and August 31, 1998, and $174,929, $282,367 and $236,549, respectively, of capitalized lease obligations were incurred in connection with the acquisition of property and equipment.

                                                     FOR THE YEAR   FOR THE YEAR     FOR THE YEAR
                                                        ENDED          ENDED            ENDED
                                                      AUGUST 31,     AUGUST 30,       AUGUST 29,
                                                        1996            1997            1998
                                                    -------------    -----------     ------------
Cash paid for interest                              $     356,898    $   323,888     $    430,687
                                                    =============    ===========     ============

Cash paid (received) for income taxes               $     (53,905)   $     6,530     $     27,521
                                                    =============    ===========     ============

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS


         The Articles of Incorporation and the Bylaws provide that the Company shall indemnify and hold harmless each officer and director of the Company (and each officer and director of another entity serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding. They further provide that the Company shall indemnify each such officer and director in any derivative action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; except that no indemnification shall be made with respect to any such derivative action, suit or proceeding as to which he shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duties to the Company (unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication or liability, but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper).

         The Articles of Incorporation and the Bylaws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock being registered, all of which are being borne by the Company:


     Registration fee                          3,265.37
     Transfer agent and registrar fees         1,000.00
     Printing and engraving                      500.00
     Legal fees                               85,000.00
     Blue Sky fees and expenses                    -0-
     Accounting fees                          28,500.00
     Miscellaneous                                34.63
                                         --------------
              Total:                     $   118,300.00
                                         ==============


RECENT SALES OF UNREGISTERED SECURITIES

         In May 1996, the Company issued 75,000 shares of Common Stock to its founding shareholders, Messrs. Arnone, Giakas and Venneri, and in June 1996, issued 3,060,000 shares of Common Stock to Messrs. Arnone, Giakas and Venneri, in exchange for all the issued and outstanding capital stock of

Maestro Holding Corporation valued at $50,860.


         In October 1996, the Company issued 5,065,000 shares of its Common Stock to Messrs. Arnone, Giakas and Venneri, and others in consideration for services rendered in the approximate amount of $5,065, and also in October 1996, the Company also issued 101,000 shares of its Common Stock to the shareholders of Ampro International Golf Co. ("Ampro") valued at $101, par value, to effect the recapitalization of the Company following its acquisition by Ampro.


         In November 1996, the Company issued 25,000 shares of its Common Stock at $.001 par value, in exchange for all the issued and outstanding capital stock of Higher Ground Records, Inc., and in November 1996, also issued 1,500,000 shares to J. Jake and Music Marketeers in exchange for certain rights associated with 10,000 master recordings purchased by the Company, valued at $5,250,000. In March 1997, the Company issued 100,000 shares of its Common Stock to the shareholders Al Alberts, an unrelated company, in exchange for all the issued and outstanding capital stock of Al Alberts valued at $214,000, and also in 1997 issued 367,911 shares of Common Stock to unrelated third parties in consideration for services rendered in the amount of approximately $239,967. In February 1998, the Company issued 554,089 shares of Common Stock to unrelated parties who had performed on various contractual obligations in payment of certain accounts payable or trade liabilities totaling approximately $248,347.


         To the extent that the Company has issued Common Stock in payment of certain contracts to be performed after 1997, the Company has recorded these amounts as pre-paid expenses over the term of such contracts or agreements relating to the services to be performed for the Company.


         In May 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock (the "Preferred Stock") to JNC at a stated value of $10,000 per share for a total of $5 million. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC at a exercise price of $9.625 per share over a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. exercisable at a price of $9.625 per share for an identical term of five years from May 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. The Preferred Stock is convertible at any time into shares of Common Stock at the lower of (a) $8.885 per share (the "Initial Conversion Price"), or
(b) 58%, (the "Discount Rate") multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately proceeding notice of conversion, which as of April 28, 1999 was $4.56 per share. Pursuant to the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (the "Terms"), because prior to the effective date of this Prospectus, the Company did not satisfy certain obligations to the holder of Preferred Stock set forth in the Terms, the Discount Rate was retroactively reduced to 58%.



Pursuant to the Terms, the Preferred Stockholder is prohibited from converting the Preferred Stock (or receiving shares of Common Stock as payment of dividends thereunder) to the extent that such conversion would result in the Preferred Stockholder owning more than 4.999% of the outstanding Common Stock of the Company following such conversion. Such restriction is waivable by the Preferred Stockholder upon not less than 75 days notice to the Company.


         In the opinion of the Company's counsel the sales of the above securities were exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated under Section 3(a)(9) pursuant to Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering of securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


         The following is a list of exhibits filed as part of this Registration Statement.

    Acquisition Agreements                                            Exhibit 1
a.  Higher Ground Records Acquisition*
          b.   Ampro International Golf Tour, Inc. Reverse Merger*
          c.   Maestro Holding Corporation Acquisition*
          d.   Gulf Coast Music L.L.C. and J. Jake, Inc.*
          e.   Master Recording Acquisition Agreements*

    Material Contracts                                                Exhibit 2

          a.   Sun Entertainment Agreement*
          b.   Monaco Agreement*
          c.   Atlantic Coast Digital Concepts, Inc. Agreement*
          d.   New Millennium Communications, Ltd. Agreement*
          e.   Black Tiger Records Agreement*
          f.   Nippon Columbia Agreement*
          g.   Multi-Media Industries Corporation Joint Venture Agreement*
          h.   Multi-Media Industries Corporation Production Agreement*
          i. JNC Opportunity Fund Ltd. Convertible Preferred Stock Purchase Agreement*
          j.   Lease Agreement with Al Alberts On Stage, Ltd.*
          k.   Executive Compensation Agreement with Wallace M. Giakas*
          l.   Executive Compensation Agreement with John S. Arnone*
          m.   Executive Compensation Agreement with Joseph Venneri*
          n.   Purchase and Sale Agreement with Northeast One Stop, Inc.*
          o.   Ronald J. Nicks Executive Compensation Agreement*
          p.   Gulf Coast Master Recording Purchase Agreement*
          q.   Gulf Coast Addendum to Master Recording Agreement*

          r.   NEOS Lease from L & P Feed*
          s.   NEOS Financing Agreement with Congress Financial Corporation*
          t.   NEOS Amendment to Financing Agreement dated July, 1995*
          u.   NEOS Amendment to Financing Agreement dated August 1997*
          v.   NEOS Amendment to Financing Agreement dated September 1998*
          w.   NEOS Guarantee*
          x.   NEOS Waiver of Line of Credit Covenant*

    Articles of Incorporation*                                        Exhibit 3
    By-Laws of Incorporation*


    Opinion Re: Legality                                              Exhibit 5


    Statement Regarding Earnings Per Share*                          Exhibit 11

    Computation of Loss Per Common Share*                            Exhibit 17

    Consents of Experts and Counsel                                  Exhibit 23

    Financial Data Schedule*                                         Exhibit 27


-----------------
* Filed as Exhibits to Form 10-SB, File Number 000-22549, dated September 23, 1998 and are herein incorporated by reference.

ITEM 28. UNDERTAKINGS


         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MIDDLETOWN, NEW JERSEY, THIS 5TH DAY OF MAY 1999.

                            By: /s/ JOHN S. ARNONE
                                --------------------------------------------
                                    John S. Arnone
                                    President, Chief Executive Officer, Director

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Each person in so signing also makes, constitutes and appoints John S. Arnone acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that its to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

NAME                              CAPACITY                      DATE
--------------------------------------------------------------------------------
/s/ WALLACE M. GIAKAS             Chairman of the Board,        May 5, 1999
---------------------------       Secretary
Wallace M. Giakas

/s/ JOSEPH VENNERI                Executive Vice President,     May 5, 1999
---------------------------       Director
Joseph Venneri

/s/ RICHARD BLUESTINE             Executive Vice-President,     May 5, 1999
---------------------------       Chief Financial Officer
Richard Bluestine

/s/ LOUIS J. DELSIGNORE           Executive Vice-President      May 5, 1999
---------------------------       Chief Financial Officer
Louis J. DelSignore

/s/ RONALD J. NICKS               Director                      May 5, 1999
---------------------------
Ronald J. Nicks